                                                FILED PURSUANT TO RULE 424(B)(4)
                                                              FILE NO. 333-13985

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+                                                                              +
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                               14,000,000 SHARES


                [BA MERCHANT SERVICES, INC. LOGO APPEARS HERE]

                              CLASS A COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)

                                  ----------

  All of the shares of Class A Common Stock offered are being issued and sold by the Company. Of the 14,000,000 shares of Class A Common Stock offered, 11,200,000 shares are being offered hereby in the United States and 2,800,000 shares are being offered in a concurrent international offering outside the United States. The initial public offering price and the underwriting discount per share are identical for both Offerings. See "Underwriting."

  The Company has two classes of authorized Common Stock, Class A Common Stock and Class B Common Stock. Holders of Class A Common Stock generally have identical rights to holders of Class B Common Stock, except that holders of Class A Common Stock are entitled to one vote per share while holders of Class B Common Stock are entitled to ten votes per share on all matters submitted to a vote of stockholders. See "Relationship with BankAmerica" and "Description of Capital Stock."

  All of the outstanding Common Stock of the Company is currently owned by the Bank and Seafirst, which are wholly owned subsidiaries of BankAmerica Corporation, a bank holding company registered under the Bank Holding Company Act of 1956, as amended. Upon completion of the Offerings, BankAmerica, indirectly through the Bank and Seafirst, will own 100% of the Company's outstanding Class B Common Stock, which will represent approximately 68.3% of the outstanding Common Stock of the Company (or 65.2% if the Underwriters exercise their over-allotment options in full). See "Relationship with BankAmerica" and "Business--Asia."

  Prior to the Offerings, there has been no public market for the Class A Common Stock. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price.

  SEE "RISK FACTORS" BEGINNING ON PAGE 10 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE CLASS A COMMON STOCK.

  The Class A Common Stock has been approved for listing on the New York Stock Exchange under the symbol "BPI."

                                  ----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                  ----------

                                       INITIAL PUBLIC UNDERWRITING   PROCEEDS
                                       OFFERING PRICE DISCOUNT(1)  TO COMPANY(2)
                                       -------------- ------------ -------------
Per Share.............................     $15.50        $0.88        $14.62
Total(3)..............................  $217,000,000  $12,320,000  $204,680,000

-----
(1) The Company and BankAmerica have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."
(2) Before deducting estimated expenses of $2,300,000 payable by the Company.

(3) The Company has granted the U.S. Underwriters an option for 30 days to purchase up to an additional 1,680,000 shares of Class A Common Stock at the initial public offering price per share, less the underwriting discount, solely to cover over-allotments. Additionally, the Company has granted an over-allotment option with respect to an additional 420,000 shares as part of the International Offering. If such options are exercised in full, the total initial public offering price, underwriting discount and proceeds to Company will be $249,550,000, $14,168,000 and $235,382,000, respectively. See "Underwriting."

                                  ----------

  The shares of Class A Common Stock offered hereby are offered severally by the U.S. Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that certificates for the shares will be ready for delivery in New York, New York, on or about December 24, 1996, against payment therefor in immediately available funds.

GOLDMAN, SACHS & CO.
                             MONTGOMERY SECURITIES
                                                            SALOMON BROTHERS INC

                                  ----------

             The date of this Prospectus is December 18, 1996.

  Bank of America(R), BankAmericard(R), VERSATEL(R) and VERSATELLER(R) are federally registered trademarks of BankAmerica Corporation.

  Visa(R) is a federally registered trademark of Visa U.S.A. Inc., and MasterCard(R) is a federally registered trademark of MasterCard International Incorporated.

  IN CONNECTION WITH THE OFFERINGS, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and the historical and pro forma combined financial statements and notes thereto appearing elsewhere in this Prospectus. Unless otherwise indicated, all information in this Prospectus assumes no exercise of the Underwriters' over-allotment options. Investors should carefully consider the factors set forth under the caption "Risk Factors." The Company was incorporated in October 1996. Prior to consummation of the Offerings, Bank of America National Trust and Savings Association (together with its subsidiaries, the "Bank") transferred to the Company its domestic merchant processing business and the Seafirst Bank Division of Bank of America NW, National Association ("Seafirst") transferred to the Company its merchant processing business. References in this Prospectus to operations of the Company prior to the date of transfer of such businesses to the Company are to such businesses conducted as divisions of the Bank and Seafirst. References in this Prospectus to "BankAmerica" shall be deemed to be references to BankAmerica Corporation, a bank holding company registered under the Bank Holding Company Act of 1956, as amended, and its subsidiaries and affiliates, including the Bank and Seafirst, unless the context requires otherwise. References in this Prospectus to the "Common Stock" shall be deemed to be references to both the Company's Class A Common Stock, par value $.01 per share, and the Company's Class B Common Stock, par value $.01 per share.

                                  THE COMPANY

  The Company provides an array of payment processing and related information products and services to merchants who accept credit, charge and debit cards as payment for goods and services throughout the United States. According to published industry sources, the Company is the fourth largest processor of merchant credit card transactions and the largest processor of debit card transactions in the United States. The Company's products and services include the processing of a wide variety of credit, charge and debit card transactions and the provision to merchants of other related information, services and product support.

  The Company provides its products and services to a merchant customer base in a wide variety of industries, including general retailers, restaurants and supermarkets. The Company's customers are large multi-regional chains, middle market merchants and small merchants that collectively operate from more than 135,000 locations. The Company's sales force of over 120 employees markets its products and services to merchants directly and through the BankAmerica branch network and product distribution system. In addition, the Company has grown its customer base and increased its transaction volume through the use of agent banks and independent sales organizations ("ISOs") that obtain customers on behalf of the Company. The Company continually invests in technology, research and product development and emphasizes excellent customer service in the delivery of its products and services in order to attract and retain merchant customers. The Company believes that its expense structure compares favorably to that of its competitors. The Company's annual customer retention rate has exceeded 95% in recent years.

  The Company has experienced substantial growth in its transaction volume, net revenue and net income during the three and three-quarter years ended September 30, 1996, principally through internally generated growth rather than through acquisitions. The number of card transactions processed by the Company increased from 201.8 million for the year ended December 31, 1993 to 319.0 million for the year ended December 31, 1995. During the same periods, the Company's net revenue and net income increased from $88.9 million and $11.5 million to $109.9 million and $20.7 million, respectively. During the nine months ended September 30, 1995 and the nine months ended

September 30, 1996, the number of card transactions processed increased from
232.4 million to 270.5 million, the Company's net revenue increased from $80.6 million to $92.3 million and the Company's net income increased from $15.2 million to $18.6 million, respectively.

  The Company believes that its growth in recent years has been attributable in part to, and that it will continue to benefit from, its close affiliation with BankAmerica. As a result of its contractual arrangements with BankAmerica, the Company is able to utilize the Bank of America name and family of brands and directly access BankAmerica's product distribution channels and customer base in the conduct of its operations and the generation of new business. The Bank of America name and brands are widely recognized by consumers and businesses and provide the Company with substantial credibility in the merchant processing market. The Company's relationship with BankAmerica also affords it access to the marketing and sales capabilities of BankAmerica's approximately 1,997 retail banking branches in eleven states, the more than 850,000 small business and middle market customers of BankAmerica, the approximately 10.9 million BankAmerica debit card holders, the approximately 8.9 million BankAmerica credit card holders and the approximately 8.0 million consumers holding BankAmerica checking accounts at September 30, 1996. See "Risk Factors--Control by BankAmerica and Potential Conflicts of Interest" and "Relationship with BankAmerica."

  The Company's principal strategic objectives are: (i) to remain as one of the largest merchant processors through growth generated primarily through the Company's own sales channels (and, to the extent attractive opportunities arise, augmented through acquisitions); (ii) to continue increasing profitability through careful attention to pricing and cost controls; (iii) to provide a broad range of products that are both responsive to customer needs and supported by excellent customer service; and (iv) to maintain its high customer retention level.

  The central components of the Company's business strategy to achieve these objectives include:

  . expanding its sales resources in the markets served by the BankAmerica branch network, and in selected other markets in the United States and, to the extent possible, in Asia, while also increasing its emphasis on its agent bank and ISO relationships;

  . continuing to capitalize on the BankAmerica relationship by taking advantage of BankAmerica's prominent name and brand recognition, access to BankAmerica's distribution system and customer base, the competitive benefits from a higher volume of debit and credit card transactions which bypass commercial networks (and the attendant network charges) and are processed directly through BankAmerica (referred to herein as "On-Us" transactions), access to BankAmerica's research and development activities and the opportunities to bundle the Company's and BankAmerica's products;

  . managing its low cost structure through the introduction of new systems that will increase efficiency, the expansion of On-Us transactions and the integration of Seafirst's merchant processing business with the Bank's merchant processing business;

  . targeting new industries and customers, with a focus on larger "national accounts," specialty industries and government institutions;

  . expanding its product offerings, including product enhancements resulting from the introduction of the Company's Automated Chargeback System in 1996 and the planned introduction of its proprietary PayLink(TM) transaction processing system during the first quarter of 1997, and expansion into check authorization and recovery services;

  . increasing its emphasis on cross-selling other payment processing products to its existing merchant customer base (particularly including debit products and check authorization and recovery services); and

  . acquiring merchant portfolios and companies involved in the merchant processing industry to the extent that attractive opportunities exist.

  The Company was incorporated in October 1996 and combines into a single organization: (i) the Bank's primary merchant processing business, a multi-state operation based in California, and (ii) the merchant processing business of Seafirst, located principally in the state of Washington. During 1996, management of the Bank's primary merchant processing business assumed management responsibility for the Seafirst operations. During 1997, the Company expects to eliminate duplicative operations and combine these businesses where possible. Such duplicative operations consist of merchant processing systems and third party processing arrangements. The cost of eliminating such arrangements is not expected to be material.

  The Bank presently operates merchant processing businesses in five Asian countries: Taiwan, the Philippines, Thailand, South Korea and India. To the extent possible, the Company plans to build upon BankAmerica's initiatives in Asia. Accordingly, the Company has entered into a definitive agreement with BankAmerica to acquire the merchant processing businesses presently conducted by the Bank in the Philippines and Thailand (the "Asian Acquisitions") and to work cooperatively to allow the Company to acquire the Bank's merchant processing businesses in Taiwan and other countries in Asia. Such expansion, however, is dependent on approval in each such country of the local regulatory authorities. The Company expects to receive such decisions of the local regulatory authorities with respect to the Asian Acquisitions during the first half of 1997, although no assurance can be given that any of the regulatory approvals will be obtained or as to the timing thereof. Based on preliminary indications from the Ministry of Finance in Taiwan, approval of the transfer of the Bank's merchant processing business in Taiwan to the Company initially was regarded by the Company as being unlikely. More recent indications received on an informal basis from the Ministry of Finance are that such approval may be possible. However, a formal application has not yet been submitted and the matter remains at a preliminary stage at the date of this Prospectus. Although the Company and BankAmerica intend to pursue Taiwanese approval of such transfer, no assurances can be given that it will ever be obtained. In addition, the Company and BankAmerica have agreed to evaluate the possibility of entering into an outsourcing or other arrangement that would permit the Company to participate meaningfully in the Bank's merchant processing business in Taiwan in the event that such regulatory approval cannot be obtained. No assurances can be given, however, that any such arrangement will ultimately prove practicable. See "Risk Factors--Proposed Asian Acquisitions and Operations," "Business--Asia" and "--Regulation."

  Upon completion of the Offerings, BankAmerica will own 100% of the Company's outstanding Class B Common Stock, which will represent approximately 68.3% of the outstanding Common Stock of the Company (or 65.2% if the Underwriters exercise their over-allotment options in full). The Company's headquarters are located at One South Van Ness Avenue, San Francisco, California 94103, telephone (415) 241-3390.

                                 THE OFFERINGS

 Class A Common Stock Offered:
    United States Offering.......................... 11,200,000 shares
    International Offering..........................  2,800,000 shares
        Total....................................... 14,000,000 shares(1)
 Common Stock to be Outstanding after the Offerings:
    Class A Common Stock............................ 14,000,000 shares(1)(2)
    Class B Common Stock............................ 30,200,000 shares(3)
        Total....................................... 44,200,000 shares(1)(2)(3)
 Voting Rights...................................... The holders of Class A
                                                     Common Stock, par value
                                                     $.01 per share (the "Class
                                                     A Common Stock"), gener-
                                                     ally have rights, includ-
                                                     ing as to dividends, iden-
                                                     tical to those of holders
                                                     of Class B Common Stock,
                                                     par value $.01 per share
                                                     (the "Class B Common
                                                     Stock"), except that hold-
                                                     ers of Class A Common
                                                     Stock are entitled to one
                                                     vote per share and holders
                                                     of Class B Common Stock
                                                     are entitled to ten votes
                                                     per share. Holders of
                                                     Class A Common Stock and
                                                     Class B Common Stock gen-
                                                     erally vote together as a
                                                     single class. See "De-
                                                     scription of Capital
                                                     Stock--Common Stock--Vot-
                                                     ing Rights."
 Use of Proceeds.................................... To retire short-term debt to an affiliate and for
                                                     general corporate purpos-
                                                     es. See "Use of Proceeds."
 NYSE Symbol........................................ BPI

--------
(1) Does not include 2,100,000 shares of Class A Common Stock that may be sold by the Company pursuant to the Underwriters' over-allotment options. See "Underwriting."
(2) Does not include options and restricted stock grants with respect to ap-proximately 321,000 shares of Class A Common Stock that have been awarded by the Company to its executive officers and nonemployee directors effec-tive upon completion of the Offerings. See "Executive Compensation."
(3) Does not include an aggregate of up to 700,000 shares of Class B Common Stock issuable upon consummation of the Asian Acquisitions.

  The offering of 11,200,000 shares of Class A Common Stock initially being offered in the United States (the "United States Offering") and the offering of 2,800,000 shares of Class A Common Stock initially being offered outside the United States (the "International Offering") are collectively referred to herein as the "Offerings."

                         RELATIONSHIP WITH BANKAMERICA

  The Company is wholly owned by the Bank and Seafirst, which are wholly owned subsidiaries of BankAmerica, a registered bank holding company. Upon completion of the Offerings, BankAmerica will own 100% of the outstanding Class B Common Stock of the Company, which will represent approximately 68.3% of the outstanding Common Stock of the Company (or 65.2% if the Underwriters' over-allotment options are exercised in full). Such economic ownership will represent approximately 95.6% of the combined voting power of the Company's outstanding Common Stock (or 94.9% if the Underwriters' over-allotment options are exercised in full). BankAmerica will also have the ability to elect all of the members of the Board of Directors of the Company and to exercise a controlling influence over the business and affairs of the Company. See "Risk Factors--Control by BankAmerica and Potential Conflicts of Interest."

  At September 30, 1996, BankAmerica operated 1,997 retail banking branches in the following states: California, Oregon, Nevada, Arizona, Washington, Alaska, Idaho, Texas, New Mexico, Hawaii and Illinois. In California, BankAmerica's most significant market, BankAmerica is the largest provider of retail banking services, maintaining at September 30, 1996, approximately 1,007 branches and at least one banking relationship with approximately one-half of the households. At December 31, 1995, BankAmerica was the eighth largest issuer of credit cards and the largest issuer of on-line debit cards in the United States with 8.9 million credit card holders and 10.9 million debit card holders at such date. BankAmerica is a leader in providing banking services to small business and middle market merchants (with approximately 850,000 such customers at September 30, 1996). BankAmerica conducts its wholesale commercial banking businesses throughout the United States and abroad.

  At September 30, 1996, BankAmerica had consolidated total assets of approximately $243.0 billion and total shareholders' equity of approximately $20.5 billion and was the third largest bank holding company in the United States, based on total assets. For the years ended December 31, 1994 and 1995 and for the nine months ended September 30, 1996, BankAmerica had consolidated total revenues of approximately $16.5 billion, $20.4 billion and $16.3 billion, respectively, and during such periods, BankAmerica had consolidated total net income of approximately $2.2 billion, $2.7 billion and $2.1 billion, respectively.

  The Company and BankAmerica engage in various intercompany transactions and arrangements, including the provision by BankAmerica of various services to the Company. Such services are provided pursuant to the Intercompany Agreements (as described in "Relationship with BankAmerica--Intercompany Agreements and Arrangements") which provide, among other things, for the grant to the Company of a license to use the Bank of America name and certain trademarks and servicemarks, including Bank of America(R), BankAmericard(R), VERSATEL(R) and VERSATELLER(R) (collectively, the "Marks") in connection with the Company's business. The Intercompany Agreements also provide for the provision to the Company by BankAmerica of certain product distribution services, direct access processing services, direct access marketing services, system support services, association and network sponsorship and representation in the Visa(R) and MasterCard(R) associations, telecommunications services, tax and treasury services, regulatory and compliance, legal, accounting and audit services and other miscellaneous support and administrative services. The Company and BankAmerica also have entered into agreements concerning registration rights and the allocation of tax liabilities and the leasing of certain facilities by the Company from BankAmerica. All of the Intercompany Agreements may be terminated by BankAmerica if it beneficially owns shares representing less than a majority of the voting power of the outstanding Common Stock of the Company.

  In connection with the Offerings, BankAmerica and the Company have also entered into a Non-Competition and Corporate Opportunities Allocation Agreement (the "Corporate Opportunities Agreement"), pursuant to which BankAmerica will not compete with the Company for a period of five years, subject to earlier termination in the event BankAmerica owns shares representing less than a majority of the voting power of the outstanding Common Stock of the Company, with respect to payment processing for merchants to the extent that such payments arise in the use of credit, charge or debit cards for the purchase of goods and services and are authorized through an electronic medium originating at the point of sale (the "Base Business") in the United States and, following an acquisition of the Bank's merchant processing business in an Asian country, the applicable foreign country, subject to certain exceptions. The Corporate Opportunities Agreement further provides that BankAmerica will have the right, as to any future business opportunities outside the scope of the Base Business, to determine the allocation thereof based solely upon BankAmerica's evaluation of what is in the best interests of the BankAmerica stockholders under the circumstances.

  The Company has entered into a definitive agreement with BankAmerica to acquire the merchant processing businesses presently conducted by the Bank in the Philippines and Thailand and to work cooperatively to allow the Company to acquire from the Bank in the future the Bank's merchant processing businesses in Taiwan and other countries in Asia.

  See "Risk Factors--Control by BankAmerica and Potential Conflicts of Interest," "--Proposed Asian Acquisitions and Operations," "Relationship with BankAmerica," "Business--Asia" and "Description of Capital Stock."

                   SUMMARY COMBINED FINANCIAL AND OTHER DATA

  Set forth below are the summary combined financial and other data of the Company as of the dates and for the periods indicated. The data should be read in conjunction with the combined financial statements and notes thereto, as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations," included elsewhere herein. The unaudited adjusted balance sheet information of the Company as of September 30, 1996 has been prepared to reflect the: (i) initial capitalization of the Company and its incurrence of short-term debt and (ii) completion of the Offerings. Data may not sum to the indicated totals due to rounding.

                                                          NINE MONTHS ENDED
                             YEAR ENDED DECEMBER 31,        SEPTEMBER 30,
                          ----------------------------- ------------------------
                            1993      1994      1995       1995       1996
                          --------- --------- --------- ------------------------
                                                             (UNAUDITED)
                       (IN MILLIONS, EXCEPT PER SHARE AND COST PER TRANSACTION DATA)
OPERATING DATA:
Net Revenue.............  $    88.9 $    98.1 $   109.9 $     80.6 $     92.3
Operating Expense:
 Salaries and Employee
  Benefits..............       19.0      20.5      22.3       16.4       18.6
 Data Processing and
  Communications........       28.0      24.6      27.8       19.6       20.5
 Depreciation...........        3.7       4.4       6.3        4.6        6.2
 Amortization of
  Intangibles...........        1.5       1.3       1.2        0.9        0.8
 General and
  Administrative........        9.8      10.6      12.3       10.1       11.1
 Other..................        7.6       5.2       4.7        3.2        3.5
                          --------- --------- --------- ---------- ----------
 Total Operating
  Expense...............       69.5      66.6      74.7       54.7       60.6
                          --------- --------- --------- ---------- ----------
Income from Operations..       19.4      31.5      35.2       26.0       31.6
Provision for Income
 Taxes..................        8.0      13.0      14.6       10.7       13.1
                          --------- --------- --------- ---------- ----------
Net Income..............  $    11.5 $    18.5 $    20.7 $     15.2 $     18.6
                          ========= ========= ========= ========== ==========
Pro Forma Net Income per
 Share(1)...............  $    0.26 $    0.42 $    0.47 $     0.34 $     0.42
                          ========= ========= ========= ========== ==========
OTHER DATA:
Number of Credit Card
 Transactions
 Processed..............      136.2     177.0     234.5      169.1      212.9
Number of Debit Card
 Transactions
 Processed..............       65.6      74.6      84.5       63.3       57.6
Cost per Credit Card
 Transaction(2).........  $    0.51 $    0.38 $    0.32 $     0.32 $     0.28
Credit Card Sales Volume
 Processed..............  $  12,642 $  14,903 $  18,633 $   13,554 $   16,371
Debit Card Sales Volume
 Processed..............      1,861     2,076     2,336      1,747      1,625

                                                  SEPTEMBER 30, 1996
                                                  ----------------------
                                                  ACTUAL    PRO FORMA(3)
                                                  ------    ------------
                                                      (UNAUDITED)
BALANCE SHEET DATA:
Total Assets..................................... $135.8       $255.5
Total Liabilities................................   32.8         32.8
Stockholders' Equity.............................  103.1(4)     222.8

-------
(1) Pro forma net income per share for all historical periods has been calculated as if the Offerings had been completed on January 1, 1993, and 44,200,000 shares (30,200,000 shares of Class B Common Stock and 14,000,000 shares of Class A Common Stock) had been outstanding in all periods presented.
(2) Calculated as the ratio of total operating expense to number of credit card transactions processed.
(3) See "Capitalization" and "Pro Forma Combined Balance Sheet."
(4) Represents BankAmerica's equity interest.

                                 RISK FACTORS

  The following factors should be considered carefully by persons evaluating an investment in the shares of Common Stock offered hereby, in addition to the other information set forth in this Prospectus.

COMPETITION AND INDUSTRY CONSOLIDATION

  The United States domestic market and the foreign markets in which the Company may compete for credit, charge and debit card payment processing for merchants are intensely competitive. According to publicly available industry sources, the ten largest merchant processors in the United States processed approximately 70% of the credit card sales volume processed during the calendar year 1995. Other competitors include smaller vertically integrated processors, community and regional banks and ISOs. In Asia, competition is highly localized within country borders where local banks have priced aggressively in order to preserve market share against various large multi-national banks that compete for business in the region. The Company competes on the basis of price, the availability of products and services, the quality of customer service and support, and transaction processing speed, quality and reliability. Merchant processors also compete by building alliances with other banks to gain access to their distribution systems, acquiring merchant portfolios and enlisting ISOs. The majority of the Company's contracts with its merchant customers are cancelable at will or on short notice or provide for renewal at frequent periodic intervals and, accordingly, the Company and its competitors regularly rebid such contracts. This competition may influence the prices the Company can charge and requires the Company to control costs aggressively in order to maintain acceptable profit margins. Since 1991, price competition has caused the Company's net revenue in relation to sales volume to decline, particularly with respect to high-volume retailer customers. No assurance can be given that the Company will be able to maintain acceptable profit margins, whether with respect to its high-volume retailer customers or its small and middle market customers.

  In recent years, there has been a trend toward consolidation in the merchant processing industry. Further tightening of margins may result in banks and other card processors abandoning the merchant processing business, thus accelerating the trend toward consolidation. Due to market demands requiring processors to provide advanced and efficient technology, certain processors have recently left the business or merged with other providers. This consolidation has enabled certain of the Company's competitors to have access to significant capital, management, marketing and technological resources that are equal to or greater than those of the Company, and there can be no assurance that the Company will continue to be able to compete successfully with such other processors. See "Business--Industry Overview" and "-- Competition."

CHARGEBACKS; PAYMENT RISKS

  The Visa(R) and MasterCard(R) associations have rules that apply to a bank or other processing firm that acquires a card transaction from a merchant and processes and enters the transaction into the Visa(R) or MasterCard(R) system for presentment to the card issuer. In the event of certain types of billing disputes between a card holder and a merchant, the processor of the transaction assists the merchant in investigating and resolving the dispute. If the dispute is not resolved in favor of the merchant, the transaction is "charged back" to the merchant and that amount is credited or otherwise refunded to the card holder. If the processor is unable to collect such amounts from the merchant's account, and if the merchant refuses or is unable due to bankruptcy or other reasons to reimburse the processor for the chargeback, the processor bears the loss for the amount of the refund paid to the card holder. In cases in which the transaction is acquired by a processor other than the bank or other processing firm that will enter it into the Visa(R) or MasterCard(R) system, the processor is generally required by that bank or other firm to indemnify it against such losses. The Company has entered into such arrangements with the Bank pursuant to the Sponsorship Agreement. See "Relationship with BankAmerica" and "Business--Transaction Process Flow--Dispute Resolution; Chargebacks; Payment Risks."

  Chargeback exposure can also result from fraudulent credit card transactions initiated by merchant customers. Examples of merchant fraud include logging fictitious sales transactions and falsification of transaction amounts on actual sales. The Company conducts a background review of its merchant customers and on a daily basis monitors merchant transactions against standards it has developed in its efforts to prevent merchant fraud. The Company also can withhold or delay a merchant's daily settlement if fraudulent activity is suspected, thereby mitigating exposure to loss. However, there can be no assurance that the Company will not experience significant amounts of merchant fraud, which may have a material adverse effect on the Company's business, financial condition and results of operations. The degree of exposure to chargebacks may also be adversely affected by the development of new transaction delivery channels, such as the Internet, which has yet to be fully evaluated. See "Business--Risk Management."

  The Company bears the risk of merchant nonpayment of applicable interchange, assessment and other fees. The Company receives payments for merchant transactions from a card association clearing bank less the fees retained by the card issuer ("interchange fees"). For those merchants which the Company bills on a periodic basis (usually monthly), the Company advances payment to the merchant for the gross amount of the merchant's transactions. The Company then bills the merchant periodically for the interchange fees as well as its processing fees. Failure by the merchant to honor such invoices adversely affects the Company's revenues. See "Business--Transaction Process Flow-- Dispute Resolution; Chargebacks; Payment Risks."

  Losses incurred by the Company relating to chargebacks and nonpayment of fees were $2.2 million and $0.7 million for the year ended December 31, 1995 and the nine months ended September 30, 1996, respectively.

  The Company is not exposed to card issuer credit losses unassociated with a dispute between the cardholder and the merchant.

CONTROL BY BANKAMERICA AND POTENTIAL CONFLICTS OF INTEREST

  All of the capital stock of the Company is currently owned indirectly by BankAmerica through the Bank and Seafirst. Upon completion of the Offerings, BankAmerica will own 100% of the outstanding Class B Common Stock, which will represent 68.3% of the outstanding Common Stock of the Company (or 65.2% if the Underwriters' over-allotment options are exercised in full). Such economic ownership will represent approximately 95.6% of the combined voting power of the Company's outstanding Common Stock (94.9% if the Underwriters' over-allotment options are exercised in full). Consequently, upon completion of the Offerings, BankAmerica will continue to be able to cause the election of all of the members of the Company's Board of Directors and to exercise a controlling influence over the business and affairs of the Company, including any determinations with respect to mergers or other business combinations involving the Company, the acquisition or disposition of assets by the Company (including capital expenditures), the incurrence of indebtedness by the Company, the issuance by the Company of any additional Common Stock or other equity securities and the payment of any dividends with respect to the Common Stock. The size of the Board of Directors is currently fixed at seven (with one vacancy). Two of the present members of the Board of Directors are independent of BankAmerica. The Company intends to increase the number of incumbent directors to seven, three of whom will be independent of BankAmerica, as soon as practicable after completion of the Offerings. See "Management--Directors and Executive Officers of the Company."

  Certain conflicts of interest and disagreements between BankAmerica and the Company could arise in connection with the interpretation of the Intercompany Agreements and the other agreements entered into between BankAmerica or its affiliates and the Company in connection with the Offerings. BankAmerica has agreed, subject to certain exceptions, not to compete with the Company for a period of five years with respect to certain segments of the merchant processing business in the United States and, following an acquisition of the Bank's merchant processing business in an Asian country, the applicable foreign country. The Corporate Opportunities Agreement further provides that BankAmerica will have the right, as to any future business opportunities outside the scope of the Base Business, to determine the allocation thereof based solely upon BankAmerica's valuation of what is in the best interests of the BankAmerica stockholders under the circumstances. See "Relationship with BankAmerica--Non-Competition and Corporate Opportunities Allocation Agreement" and "Description of Capital Stock." The Company expects that the Intercompany Agreements and the Corporate Opportunities Agreement will govern the relationship between the Company and BankAmerica, the provision of services and the payments therefor following the Offerings. Because these agreements will be entered into at a time when the Company will still be a wholly-owned subsidiary of BankAmerica, they are not the result of arm's length negotiations between the parties, and the Company has not been represented by separate counsel.

  BankAmerica will not be required to maintain control of the Company, and any disposition of the shares of Common Stock owned by BankAmerica could, depending upon the manner of such disposition, have an adverse effect upon the market price of the shares of the Company following the Offerings. Divestiture by BankAmerica, so that it owns shares representing less than a majority of the voting power of the outstanding Common Stock of the Company, will also permit BankAmerica to terminate its contractual arrangements with the Company pursuant to which the Company has access to the Bank's consumer base, the Bank of America name and Marks, the implementation of On-Us transaction processing and marketing, the Bank's product distribution channels, and credit and debit card association and network sponsorships. Any such termination could have a material adverse effect on the Company's business.

  The Company believes that its growth in recent years has been attributable in part to, and that it will continue to benefit from, its close affiliation with BankAmerica. However, no assurances can be given that this will continue to be the case, particularly outside the BankAmerica retail market area, or that consumers or businesses will continue to identify the Company with BankAmerica once the Company is no longer a wholly-owned subsidiary.

NEW TRANSACTION SYSTEM AND FUTURE EFFECTS OF TECHNOLOGICAL CHANGE

  The Company is developing a new transaction processing system which will allow the Company to decrease its reliance on third-party vendors and provide the Company with greater ability to reduce and control costs. This system is expected to become operational in the first quarter of 1997. There can be no assurance that these objectives will be achieved in light of the uncertainties inherent in complex technological projects of this type. Delays in successful implementation of the system are possible and could adversely affect the Company's ability in the near-term to lower transaction processing costs. See "Business--Technology."

  The merchant processing industry in general requires the use of advanced computer hardware and software technology and has been characterized by the development of new products and services to meet increasingly complex and rapidly-changing client and regulatory requirements. The success of any competitor in this industry, including the Company, depends in part on its ability to continue to adapt its technology, on a timely and cost-effective basis, to meet these requirements. See "Business--Competition."

GEOGRAPHICAL CONCENTRATION

  At December 31, 1995, approximately 61% of the merchant locations served by the Company were located in the State of California and the Company estimates that approximately 40% of its charge volume processed for the year ended December 31, 1995 was derived from merchant locations in California. A sustained downturn in economic activity in the State of California could have a material adverse effect on the business, financial condition or results of operations of the Company.

PROPOSED ASIAN ACQUISITIONS AND OPERATIONS

  In connection with the pursuit of its strategic objectives, the Company intends to acquire the Bank's merchant processing operations in Asia to the extent possible. Such expansion, however, is dependent on approval in each such country of the local regulatory authorities. The Company expects to receive such decisions of the local regulatory authorities with respect to the Asian Acquisitions during the first half of 1997, although no assurance can be given that any of the regulatory approvals will be obtained or as to the timing thereof. Based on preliminary indications from the Ministry of Finance in Taiwan, approval of the transfer of the Bank's merchant processing business in Taiwan to the Company initially was regarded by the Company as being unlikely. More recent indications received on an informal basis from the Ministry of Finance are that such approval may be possible. However, a formal application has not yet been submitted and the matter remains at a preliminary stage at the date of this Prospectus. Although the Company and BankAmerica intend to pursue Taiwanese approval of such transfer, no assurances can be given that it will ever be obtained. In addition, the Company and BankAmerica have agreed to evaluate the possibility of entering into an outsourcing or other arrangement that would permit the Company to participate meaningfully in the Bank's merchant processing business in Taiwan in the event that such regulatory approval cannot be obtained. No assurances can be given, however, that any such arrangement will ultimately prove practicable. See "Business-- Asia" and "--Regulation."

  The Company's business strategy in Asia could be affected by many factors beyond its control, such as political and labor unrest in various Asian countries, governmental or economic changes and United States and foreign laws and policies affecting investment. Results associated with the Company's foreign operations will also be subject to currency fluctuations.

RELIANCE ON PROCESSING FACILITIES

  The Company is dependent on its main processing facilities located in San Francisco and Foster City, California and Spokane, Washington. The Company is also dependent upon long-distance and local telecommunications access in order to transmit and process information among these facilities. Although the Company maintains disaster response plans which it considers adequate, a natural disaster or other calamity that causes long-term damage to any of these facilities or that interrupts its telecommunications networks could have a material adverse effect on the business, financial condition or results of operations of the Company.

FLUCTUATION IN QUARTERLY OPERATING RESULTS

  The merchant processing industry in general is prone to seasonal fluctuations in transaction activity. Although the Company generally experiences seasonality in its business, fluctuations are less pronounced than in the industry generally, due in part to its diverse merchant customer base. Those segments of merchants that are particularly sensitive to seasonal fluctuations, such as airlines, travel agencies, lodging and mail order merchants, each represent relatively small percentages of the Company's processing business, as compared to those segments of the Company's customer base that are generally not subject to seasonality such as general retail merchants, restaurants, supermarkets and gas stations. The Company's net revenue is generally higher in the third and fourth calendar quarters and lower in the first calendar quarter. Increased tourism in California and other Western states during the summer months and retail activity prior to the beginning of the school year contribute to higher third quarter net revenue, and holiday activity contributes to higher fourth quarter net revenue. The decline in retail activity following the holiday season results in lower first quarter net revenue.

DEPENDENCE UPON KEY PERSONNEL

  The success of the Company's operations during the foreseeable future will depend largely upon the continued services of its senior executives. The Company has a senior management team that consists of several individuals with broad, in-depth knowledge of the payments industry and long-term industry experience. In addition, the experience of these individuals covers all segments of the merchant processing business, including operations, payment technology, sales, account management and strategic planning. See "Management."

CARD ASSOCIATION AND DEBIT NETWORK REGISTRATION

  The Company, along with all other nonbank merchant processors, must be sponsored by a financial institution that is a principal member of the credit card associations and debit card networks in order to process credit and debit card transactions involving such cards. Through the Bank, the Company is registered with Visa(R) , MasterCard(R) , and various debit networks including Interlink(R), Explore(R), Accel(R), Pulse(R) and Cash Station(R) as a certified processor and member service provider. See "Relationship With BankAmerica--Intercompany Agreements and Arrangements." The Company's status as a certified processor and as a member service provider are dependent upon the Company's compliance with the standards of the credit card association and debit card network, as they may be amended from time to time. If the Company fails to comply with these standards, the Company's status as a certified processor and as a member service provider could be suspended or terminated. Although the Company will attempt to adhere to the standards of the credit card associations and debit card networks, there can be no assurance that such credit card associations and debit card networks will maintain the Company's registrations or that the current credit card associations and debit card networks rules allowing the Company and other nonbank transaction processors to market and provide transaction processing services will remain in effect. Moreover, credit card associations and debit card networks rules are set by the respective member financial institutions of such credit card associations and debit card networks, some of which are competitors of the Company and the Bank. The termination of the Company's member service provider registrations or the Company's status as a certified processor, or any changes in the credit card associations and debit card networks rules that prevent the Company's registration or otherwise limit the Company's ability to provide merchant processing and marketing services for such credit card associations and debit card networks, would have a material adverse effect on the Company's business, financial condition or results of operations.

REGULATION OF THE COMPANY

  As a result of BankAmerica's control of the Company, the Company is subject to federal banking regulations, as well as other federal and state regulations. To facilitate BankAmerica's compliance with applicable banking laws, regulations and orders (collectively, the "Banking Laws"), and to allow BankAmerica to obtain any required consents or approvals, an agreement between the Company and the Bank prohibits the Company from entering into any business activities prior to the receipt of any consents and approvals required pursuant to the Banking Laws.

  The restrictions imposed by the Banking Laws limit the Company's discretion in operating its businesses. No assurance can be given that the Banking Laws will not be amended or construed differently, or that new laws and regulations will not be adopted, the effect of which could have a material adverse effect on the business, results of operations or financial position of the Company. See "Business--Regulation."

  To the extent the Company conducts operations in Asia and other foreign countries, its operations will also be subject to the laws and regulations of such countries. Such laws and regulations may limit the operations of the Company in such jurisdictions and may, in certain instances, limit the ability of the Company to conduct its business in such countries. See "Business-- Regulation."

CERTAIN STATE TAX ISSUES

  Merchant processing companies like the Company may be subject to state taxation of certain portions of their fees charged to merchants for their services. Application of this tax is an emerging issue in the industry and the states have not yet adopted uniform guidelines regarding the taxation of merchant services. In the event the Company is required to bear all or a portion of these costs, and is unable to pass such costs through to its merchant customers, the business, financial condition or results of operations of the Company could be adversely affected.

ANTI-TAKEOVER PROVISIONS

  The Company's Certificate of Incorporation contains certain provisions that may have the effect, either alone or in combination with each other, of making more difficult or discouraging a business combination involving the Company that is deemed undesirable by the Company's Board of Directors, or of delaying or preventing changes in control or management of the Company. Although such provisions do not have substantial practical significance to investors while BankAmerica controls the Company, such provisions could become significant should BankAmerica reduce its indirect ownership interest in the Company such that BankAmerica no longer controls the Company. See "Description of Capital Stock--Delaware Law and Certain Charter Provisions."

SHARES AVAILABLE FOR FUTURE SALE

  Sales of substantial amounts of Class A Common Stock in the public market, whether by purchasers in the Offerings or other stockholders of the Company, or the perception that such sales could occur, may adversely affect the market price of the Class A Common Stock. See "Shares Available for Future Sale" and "Underwriting."

  Following the Offerings, BankAmerica will indirectly, through its subsidiaries, own 100% of the outstanding Class B Common Stock, which will represent approximately 68.3% of the outstanding Common Stock of the Company (or 65.2% if the Underwriters' over-allotment options are exercised in full). A decision by BankAmerica to sell such shares could adversely affect the market price of the Class A Common Stock. The Company and BankAmerica have entered into a registration rights agreement which requires the Company to effect a registration statement covering some or all of the shares of Class B Common Stock owned indirectly by BankAmerica, subject to certain terms and conditions. See "Relationship with BankAmerica--Registration Rights Agreement."

  Upon completion of the Offerings, the shares of Class A Common Stock offered in the Offerings will be freely tradable without restriction or further registration under the Securities Act by persons other than executive officers and directors of BankAmerica or the Company (the "Restricted Persons"). The 30,200,000 shares of Class B Common Stock which are held indirectly by BankAmerica through its subsidiaries and the 700,000 shares of Class B Common Stock to be issued in the Asian Acquisitions are subject to a "lock-up" agreement under which BankAmerica has agreed, subject to certain exceptions, not to offer, sell, contract to sell, or otherwise dispose of any shares of Common Stock without the prior written consent of Goldman, Sachs & Co., for a period of 180 days after the date of this Prospectus. Shares of Class A Common Stock held by Restricted Persons who are executive officers or directors of the Company are subject to a similar "lock-up" agreement for a period of 180 days after the date of this Prospectus. Following such period, BankAmerica and any such Restricted Person who is an affiliate of the Company may sell such shares only pursuant to the requirements of Rule 144 under the Securities Act or pursuant to an effective registration statement under the Securities Act. See "Shares Available for Future Sale" and "Underwriting."

NO PRIOR PUBLIC MARKET

  Prior to the Offerings, there has been no public market for the Class A Common Stock and there can be no assurance that an active trading market for the Class A Common Stock will develop or continue after the Offerings. The initial public offering price per share of Class A Common Stock being offered in the Offerings was determined by negotiations among the Company and representatives of the Underwriters and may not be indicative of the price at which the Class A Common Stock will trade after completion of the Offerings.

DILUTION OF PURCHASERS OF CLASS A COMMON STOCK

  Purchasers of the Class A Common Stock will experience immediate and substantial dilution in the net tangible book value per share of Class A Common Stock. The net tangible book value of the Company as of September 30, 1996 (after giving effect to the initial capitalization and the incurrence of short-term debt) was approximately $19.6 million or $0.65 per share of Common Stock. After giving effect to the receipt by the Company of the estimated net proceeds from the Offerings (without giving effect to any exercise of the Underwriters' over-allotment options) and after deducting the underwriting discounts and estimated expenses related to the Offerings payable by the Company, the pro forma net tangible book value of the Common Stock as of September 30, 1996 would have been approximately $5.02 per share. This represents an immediate increase in net tangible book value of $4.37 per share to existing stockholders and an immediate dilution of $10.48 per share to purchasers of the Class A Common Stock in the Offerings. See "Dilution."

                                USE OF PROCEEDS

  The net proceeds from the sale of shares of Class A Common Stock offered in the Offerings, are expected to be approximately $202.4 million (approximately $233.1 million if the Underwriters' over-allotment options are exercised in full). The Company intends to use an aggregate of approximately $85-$90 million to retire short-term debt under a line of credit with an affiliate and the balance for general corporate purposes, including future acquisitions, strategic technology investments and the funding of research and product development. Such debt is payable on demand, has a market-based interest rate (BankAmerica's reference rate) and has been incurred to fund the increase of the balance of drafts in transit following the transfer to the Company of the merchant processing businesses of the Bank and Seafirst. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources." Except for the portion of the net proceeds allocated to retirement of such indebtedness, management has not allocated any portion of the proceeds to any of the specific purposes set forth above and management will have broad discretion as to its use following completion of the Offerings.

  Pending application for the foregoing uses, the net proceeds will be invested in short-term U.S. Treasury securities, certificates of deposit, commercial paper, investment grade, interest-bearing securities and/or other short-term investments. Such investments may be made with or through BankAmerica at market rates.

                                DIVIDEND POLICY

  The Company has not paid any dividends since its incorporation and currently intends to retain all future earnings for use in the operations of its business and does not anticipate paying any cash dividends in the foreseeable future. The Company's future dividend policy will be determined by its Board of Directors on the basis of various factors, including the Company's results of operations, financial condition, capital requirements and investment opportunities. The historical financial statements included in this Prospectus reflect the remittance to BankAmerica of all cash generated by the Company in excess of the amount required for the Company's operating and investing activities.

                                   DILUTION

  The net tangible book value of the Company as of September 30, 1996 (after giving effect to the initial capitalization and incurrence of short-term debt) was approximately $19.6 million, or $0.65 per share of Common Stock. Net tangible book value per share is determined by dividing the amount of the Company's total tangible assets less total liabilities by the number of shares of Common Stock outstanding. After giving effect to the sale by the Company of the 14,000,000 shares of Class A Common Stock offered in the Offerings, the pro forma net tangible book value of the Company as of September 30, 1996 would have been approximately $222.0 million, or $5.02 per share. This represents an immediate dilution of $10.48 per share to new investors purchasing shares of Class A Common Stock in the Offerings. The following table illustrates this per share dilution:

Initial public offering price per share............................       $15.50
  Net tangible book value per share as of September 30, 1996....... $0.65
  Increase per share attributable to new investors.................  4.37
                                                                    -----
Pro forma net tangible book value per share after the Offerings....         5.02
                                                                          ------
Dilution per share to new investors................................       $10.48
                                                                          ======

                                CAPITALIZATION

  The following table sets forth the consolidated short-term indebtedness and capitalization of the Company (i) as of September 30, 1996, (ii) as adjusted to give effect to the initial capitalization and incurrence of short-term debt and (iii) to give effect to the Offerings and the application of the proceeds therefrom. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." This table should be read in conjunction with the combined financial statements and notes thereto appearing elsewhere herein.

                                                    SEPTEMBER 30, 1996
                                           ------------------------------------
                                            ACTUAL  AS ADJUSTED(1) PRO FORMA(2)
                                           -------- -------------- ------------
                                                    (IN THOUSANDS)
Short-term Debt........................... $    --     $ 82,667      $    --
                                           ========    ========      ========
Stockholders' Equity
 BankAmerica's Equity Interest............  103,072         --            --
 Preferred Stock, $.01 par value,
  10,000,000 shares authorized; no shares
  issued and outstanding..................      --          --            --
 Class A Common Stock, $.01 par value;
  200,000,000 shares authorized; no
  shares issued and outstanding and as
  adjusted; 14,000,000 shares issued and
  outstanding as further adjusted(3)......      --          --            140
 Class B Common Stock, $.01 par value;
  50,000,000 shares authorized; no shares
  issued and outstanding;
  30,200,000 shares issued and
  outstanding as adjusted and as further
  adjusted(4).............................      --          302           302
 Additional Paid-in Capital...............      --       20,103       222,337
 Retained Earnings........................      --          --            --
                                           --------    --------      --------
   Total Stockholders' Equity.............  103,072      20,405       222,779
                                           --------    --------      --------
   Total Capitalization................... $103,072    $103,072      $222,779
                                           ========    ========      ========

-------

(1) As adjusted to give effect to the transfer of certain assets and liabilities of the domestic merchant processing businesses of the Bank and Seafirst to the Company in exchange for 30,200,000 shares of Class B Common Stock. Because the merchant processing business of the Bank and Seafirst are wholly owned by BankAmerica, this business contribution will be treated as a reorganization of entities under common control and all contributed assets and liabilities will be transferred at historical cost. BankAmerica, however, will retain the drafts in transit of the Company for which funds were previously advanced to merchants by BankAmerica. The Company expects the drafts in transit balance to return to at least its recent historical level during the period between the initial capitalization of the Company and the completion of the Offerings as new drafts in transit are generated from the Company's merchant processing activities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Quarterly Operating Results." Such balance will be funded through a line of credit with an affiliate of BankAmerica. The loan will bear a market-based interest rate (BankAmerica's reference rate) and is expected to be repaid with the proceeds of the Offerings. See "Pro Forma Combined Balance Sheet."

(2) To give effect to the sale of 14,000,000 shares of Class A Common Stock in the Offerings (less estimated underwriting discount and offering expenses of approximately $14.6 million) and the application of the net proceeds therefrom.
(3) Does not include a total of 7,000,000 shares of Class A Common Stock which will be reserved for issuance pursuant to long-term incentive compensation and non-employee director stock option plans and 2,100,000 shares of Class A Common Stock that may be sold by the Company pursuant to the Underwriters' over-allotment options. Options and restricted stock grants with respect to approximately 321,000 shares of Class A Common Stock have been awarded by the Company to its executive officers and nonemployee directors effective upon completion of the Offerings. See "Executive Compensation" and "Underwriting."
(4) Does not include a total of 700,000 shares of Class B Common Stock which are reserved for issuance upon consummation of the Asian Acquisitions.

                       PRO FORMA COMBINED BALANCE SHEET

  The following unaudited Pro Forma Combined Balance Sheet of the Company as of September 30, 1996 has been prepared to reflect the: (i) initial capitalization of the Company and its incurrence of short-term debt and
(ii) completion of the Offerings. These events are reflected as if each had been consummated on September 30, 1996. The following unaudited Pro Forma Combined Balance Sheet does not reflect the consummation of the Asian Acquisitions because the assets and liabilities related to those businesses represent less than 2% of the assets and liabilities of the Company. An unaudited pro forma combined statement of operations has not been presented for the nine months ended September 30, 1996 or the years ended December 31, 1994 and 1995, because the effects of the (i) initial capitalization of the Company and its incurrence of short-term debt, (ii) completion of the Offerings, and (iii) operating results related to the Asia merchant processing businesses (the Philippines and Thailand) will not have a material impact on the Company's operating results.

                                           SEPTEMBER 30, 1996
                             -------------------------------------------------
                                         INITIAL
                                      CAPITALIZATION
                                           AND
                                        INCURRENCE
                                        OF SHORT-
                              ACTUAL    TERM DEBT      OFFERINGS     PRO FORMA
                             -------- --------------   ---------     ---------
                                             (IN THOUSANDS)
                                               (UNAUDITED)
ASSETS
Cash and Cash Equivalents..  $      1   $     --       $202,374 (3)  $119,708
                                                        (82,667)(4)
Drafts in Transit..........    82,667     (82,667)(1)       --         82,667
                                           82,667 (2)
Accounts Receivable........    28,967         --            --         28,967
                             --------   ---------      --------      --------
  Total Current Assets.....   111,635         --        119,707       231,342
Property and Equipment,
 net.......................    17,066         --                       17,066
Other Assets...............     7,141         --            --          7,141
                             --------   ---------      --------      --------
  Total Assets.............  $135,842   $     --       $119,707      $255,549
                             ========   =========      ========      ========
LIABILITIES AND
 STOCKHOLDERS' EQUITY
Merchants Payable..........  $ 15,312   $     --       $    --       $ 15,312
Short-term Debt............       --       82,667 (2)   (82,667)(4)       --
                             --------   ---------      --------      --------
  Total Current
   Liabilities.............    15,312      82,667       (82,667)       15,312
Accrued Liabilities........     9,463         --            --          9,463
Other Liabilities..........     7,995         --            --          7,995
                             --------   ---------      --------      --------
  Total Liabilities........    32,770      82,667       (82,667)       32,770
BankAmerica's Equity
 Interest(5)...............   103,072    (103,072)(1)       --            --
Class A Common Stock.......       --          --            140 (3)       140
Class B Common Stock.......       --          302 (1)       --            302
Additional Paid in
 Capital...................       --      20,103 (1)    202,234 (3)   222,337
                             --------   ---------      --------      --------
  Total Liabilities and
   Stockholders Equity.....  $135,842   $     --       $119,707      $255,549
                             ========   =========      ========      ========

-------
(1) To reflect the transfer of certain assets and liabilities of the domestic merchant processing businesses of the Bank and Seafirst to the Company in exchange for 30,200,000 shares of Class B Common Stock. At the time of the initial capitalization, BankAmerica, however, will retain the then outstanding drafts in transit of the Company for which funds were previously advanced to merchants by BankAmerica. The unaudited pro forma combined balance sheet of the Company reflects the retention of approximately $82.7 million of drafts in transit (the total of such items outstanding at September 30, 1996). Because the merchant processing businesses of the Bank and Seafirst are wholly owned by BankAmerica, this business contribution will be treated as a reorganization of entities under common control and all contributed assets and liabilities will therefore be transferred at historical cost.

(2) The Company expects the drafts in transit balance to return to at least its recent historical level during the period between the initial capitalization of the Company and the consummation of the Offerings as new drafts in transit are generated from the Company's merchant processing activities. Such balance will be funded through a line of credit with a banking affiliate of BankAmerica. The loan will bear a market-based interest rate (BankAmerica's reference rate) and is expected to be repaid with the proceeds of the Offerings.

(3) To reflect the issuance of 14,000,000 shares of Class A Common Stock in the Offerings (less estimated underwriting discount and offering expenses of approximately $14.6 million).
(4) To reflect the repayment of the line of credit arrangement with a banking affiliate of the assumed amount of approximately $82.7 million using a portion of the proceeds from the Offerings. Because the short-term debt is expected to be outstanding less than four weeks, interest expense is considered immaterial.
(5) Certain employees of the Company have restricted stock and stock options under BankAmerica's management stock plans. If those employees were to elect to exchange all of their BankAmerica stock options for options from the Company, the Company would incur compensation expense of approximately $3.8 million based on stock prices at November 20, 1996. This expense is non-recurring and therefore has not been reflected in the pro forma presentation. The Company intends to consolidate certain duplicative computer systems currently used by the Bank and Seafirst. The cost of eliminating such arrangements is not expected to be material. The tax provisions recorded for the Company as part of the consolidated BankAmerica Corporation tax provision are materially the same as would have been recorded on the separate return basis, because the Company has generated sufficient income historically to utilize all of the tax assets generated by the Company. Therefore, no adjustment to the pro forma combined balance sheet is necessary to record the tax provision calculated on the separate return basis.

                  SELECTED COMBINED FINANCIAL AND OTHER DATA

  The following selected combined operating data for the three years ended December 31, 1995 and the combined balance sheet data as of December 31, 1994 and 1995 are derived from the combined financial statements of the Company, which have been audited by Ernst & Young LLP, independent auditors, whose report is included elsewhere herein. The following selected combined operating data for the two years ended December 31, 1991 and 1992 and for the nine months ended September 30, 1995 and September 30, 1996, and the balance sheet data as of December 31, 1991, 1992 and 1993 and September 30, 1995 and 1996 are derived from the unaudited combined financial statements of the Company. The unaudited interim combined financial statements have been prepared on a basis consistent with the audited combined financial statements and, in the opinion of management, include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of such data. The data should be read in conjunction with the combined financial statements and notes thereto, as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations," included elsewhere herein. The results of operations for the nine-month period ended September 30, 1996 are not necessarily indicative of results to be expected for the full year. Data may not sum to the indicated totals due to rounding.

                                                                          AS OF AND
                                                                           FOR THE
                                                                            NINE
                                                                           MONTHS
                                      AS OF AND FOR THE                     ENDED
                                    YEAR ENDED DECEMBER 31,             SEPTEMBER 30,
                          ------------------------------------------- -----------------
                           1991     1992     1993     1994     1995     1995     1996
                          ---------------- -------- -------- -------- -------- --------
                                                                         (UNAUDITED)
                          (IN MILLIONS, EXCEPT PER SHARE AND COST PER TRANSACTION DATA)
OPERATING DATA:
Net Revenue.............  $  75.0 $   81.6 $   88.9 $   98.1 $  109.9 $   80.6 $   92.3
Operating Expense:
 Salaries and Employee
  Benefits..............     18.6     18.0     19.0     20.5     22.3     16.4     18.6
 Data Processing and
  Communications........     26.4     28.2     28.0     24.6     27.8     19.6     20.5
 Depreciation ..........      3.7      3.7      3.7      4.4      6.3      4.6      6.2
 Amortization of
  Intangibles...........      --       0.7      1.5      1.3      1.2      0.9      0.8
 Occupancy..............      1.2      1.3      2.3      2.3      1.9      1.4      1.4
 General and
  Administrative........     10.2      9.6      9.8     10.6     12.3     10.1     11.1
 Other..................      1.5      1.6      5.3      2.9      2.8      1.7      2.1
                          ------- -------- -------- -------- -------- -------- --------
 Total Operating
  Expense...............     61.6     63.1     69.5     66.6     74.7     54.7     60.6
                          ------- -------- -------- -------- -------- -------- --------
Income from Operations..     13.4     18.5     19.4     31.5     35.2     26.0     31.6
Provision for Income
 Taxes..................      5.4      7.4      8.0     13.0     14.6     10.7     13.1
                          ------- -------- -------- -------- -------- -------- --------
Net Income..............  $   8.0 $   11.1 $   11.5 $   18.5 $   20.7 $   15.2 $   18.6
                          ======= ======== ======== ======== ======== ======== ========
Pro Forma Net Income per
 Share(1)...............  $  0.18 $   0.25 $   0.26 $   0.42 $   0.47 $   0.34 $   0.42
                          ======= ======== ======== ======== ======== ======== ========
OTHER DATA:
Number of Credit Card
 Transactions
 Processed..............    110.7    122.3    136.2    177.0    234.5    169.1    212.9
Number of Debit Card
 Transactions
 Processed..............     N.A.     N.A.     65.6     74.6     84.5     63.3     57.6
Cost per Credit Card
 Transaction(2).........  $  0.56 $   0.52 $   0.51 $   0.38 $   0.32 $   0.32 $   0.28
Credit Card Sales Volume
 Processed..............  $ 8,828 $ 10,171 $ 12,642 $ 14,903 $ 18,633 $ 13,554 $ 16,371
Debit Card Sales Volume
 Processed..............     N.A.     N.A.    1,861    2,076    2,336    1,747    1,625
BALANCE SHEET DATA (AT
 PERIOD END):
Total Assets............  $  83.3 $   90.8 $   90.1 $  105.2 $  116.0 $  108.0 $  135.8
Total Liabilities.......      6.8     18.9     19.1     21.2     16.8     19.5     32.8
BankAmerica's Equity
 Interest...............     76.5     71.9     71.0     84.0     99.2     88.5    103.1

--------
(1) Pro forma net income per share for all periods has been calculated as if the Offerings had been completed on January 1, 1991 and 44,200,000 shares (30,200,000 shares of Class B Common Stock and 14,000,000 shares of Class A Common Stock) had been outstanding in all periods presented.
(2) Calculated as the ratio of total operating expense to number of credit card transactions processed.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

GENERAL

  The Company was incorporated in October 1996 and combines into a single organization: (i) the Bank's primary merchant processing business, a multi-state business based in California, and (ii) the merchant processing business of Seafirst, conducted principally in Washington. During 1996, management of the Bank's primary merchant processing business assumed operating responsibility for the Seafirst operations. During 1997, the Company expects to eliminate the duplicative operations of BankAmerica's merchant processing businesses and combine these businesses where possible. Such duplicative operations consist of merchant processing systems and third party processing arrangements. The cost of eliminating such operations is not expected to be material. The Company's historical financial statements reflect the combined results of operations of these businesses as if they had been conducted by the Company.

  The Company's net revenue is generated primarily from fees (including merchant discount fees) received under processing agreements with merchants, agent banks and ISOs, which are offset by Visa (R) and MasterCard (R) interchange fees and assessments, in the case of credit transactions, and network interchange and license fees and charges of debit networks, in the case of debit transactions. The Company also receives fees for additional services it performs, such as fees received for processing charge card transactions, providing enhanced reporting options and selling or renting terminal products to merchants as well as fees earned from software maintenance, customer service and from deploying and repairing credit card terminals. See "Business--Products and Services." In addition, net revenue includes fees collected from BankAmerica as compensation for checking account balances generated by the Company's customers which amounts are substantially offset by fees paid to BankAmerica for business referrals made by BankAmerica's retail branch personnel.

  The Company's operating expenses consist primarily of: (i) salaries and employee benefits and general and administrative expense which reflect overall growth in the Company's business volume as well as increases in its sales force; (ii) data processing and communication charges, which relate directly to processing credit, charge and debit card transactions; (iii) depreciation of point-of-sale ("POS") terminals purchased by the Company for rental to its merchant base and depreciation of investments made by the Company in proprietary technologies; and (iv) amortization of intangibles, primarily composed of an annual charge of approximately $1.0 million related to the buyout of a non-compete agreement in 1992, which will be fully amortized by the end of 1997.

  The Company depreciates furniture and equipment on a straight line basis over a period ranging from two to seven years and depreciates POS terminals rented to merchants on a straight line basis over three to five years.

  Beginning in the first quarter of 1997, the Company intends to replace its existing transaction processing system with its new PayLink(TM) proprietary transaction processing system. The PayLink(TM) system will both reduce the Company's reliance on third-party vendors for the processing of existing transactions and provide it with significant additional capacity to process future growth. The Company will incur the expenses associated with operating both systems until such replacement is completed. As a result, the Company expects to have higher than normal data processing and communications expenses during this period. The Company does not expect to fully realize the benefits associated with this system until 1998.

  All of the capital stock of the Company is currently owned indirectly by BankAmerica through the Bank and Seafirst. Upon completion of the Offerings, BankAmerica will own 100% of the outstanding Class B Common Stock, which will represent 68.3% of the outstanding Common Stock of the Company (or 65.2% if the Underwriters' over-allotment options are exercised in full).

  The Company and BankAmerica engage in various intercompany transactions and arrangements, including the provision by BankAmerica of various services to the Company. Such services are provided pursuant to the Intercompany Agreements which provide, among other things, for the grant to the Company of a license to use the Marks in connection with the Company's business. The Intercompany Agreements also provide for the provision to the Company by BankAmerica of certain product distribution services, direct access processing services, direct access marketing services, system support services, association and network sponsorship and representation in the Visa(R) and Mastercard(R) associations, telecommunications services, tax and treasury services, regulatory and compliance, legal, accounting and audit services and other miscellaneous support and administrative services. The Company and BankAmerica also have entered into agreements concerning registration rights and the allocation of tax liabilities and the leasing of certain facilities by the Company from BankAmerica. All of the Intercompany Agreements may be terminated by BankAmerica if it beneficially owns shares representing less than a majority of the voting power of the outstanding Common Stock of the Company. See "Relationship with BankAmerica--Intercompany Agreements and Arrangements."

  The Company's general and administrative expense includes a number of expense categories for services performed for the Company by BankAmerica prior to the Company's incorporation. Such services include purchasing, advertising, marketing, data processing, personnel and human resources, legal services, accounting, appraisal and audit services and treasury and tax services. Pursuant to the Administrative Services Agreement, BankAmerica will continue to perform many of such services for the Company. Following the completion of the Offerings, the pricing of these arrangements will be on a mutually agreeable, competitive market basis. The Company believes that the costs of these arrangements will not differ materially from historical costs. For information regarding amounts paid by the Company to BankAmerica under the historical intercompany arrangements, see Note 9 of Notes to Combined Financial Statements. The Company intends to undertake its own finance operations and expects that over time responsibility for certain other functions will be assumed by the Company. The Company does not expect any such transitions to materially affect the level of its general and administrative expenses.

  In recent years, the Company has seen a change in the composition of its merchant base, with an increasing percentage of high-volume retailers. Fees per transaction paid to the Company by high-volume retailers in relation to sales volume generally are lower than with respect to the Company's overall merchant base. As a result of this change in the merchant base and price competition, the Company's net revenue has not increased at the same rate as its sales volume, and the Company expects this trend to continue.

  In recent years, there has been a trend toward consolidation in the merchant processing industry. Further tightening of margins may result in banks and other card processors abandoning the merchant processing business, thus accelerating the trend toward consolidation. Due to market demands requiring processors to provide advanced and efficient technology, certain processors have recently left the business or merged with other providers. See "Risk Factors--Competition and Industry Consolidation," "Business--Industry Overview" and "--Competition." The Company's principal strategic objectives include efforts to maintain its position as one of the largest merchant processors through growth generated primarily through the Company's own sales channels (and, to the extent attractive opportunities arise, augmented through acquisitions). See "Business--Business Strategy." Internationally, the Company intends to emphasize the Asian markets where it believes that the electronic payments medium and related merchant processing volume has strong growth potential. To the extent possible, the Company plans to build upon BankAmerica's initiatives in Asia. See "Business--Business Strategy--Expand Sales Resources," "--Asia" and "--Regulation."

  Upon completion of the Offerings, neither the Company nor its operations will be included in the consolidated federal income tax return of BankAmerica. See "Relationship with BankAmerica--Tax Allocation Agreement."

RESULTS OF OPERATIONS

  The following table sets forth for the periods indicated the percentage of net revenue represented by certain items on the Company's combined statement of operations:

                                                                  NINE MONTHS
                                               YEAR ENDED            ENDED
                                              DECEMBER 31,       SEPTEMBER 30,
                                            -------------------  --------------
                                            1993   1994   1995    1995    1996
                                            -----  -----  -----  ------  ------
Net Revenue................................ 100.0% 100.0% 100.0%  100.0%  100.0%
Total Operating Expense....................  78.2   67.9   68.0    67.8    65.7
Income from Operations.....................  21.8   32.1   32.0    32.2    34.3
Net Income.................................  12.9   18.9   18.8    18.9    20.1

 NINE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED TO NINE MONTHS ENDED SEPTEMBER
                                   30, 1995

  NET REVENUE

  Net revenue increased by $11.7 million, or 14.5%, to $92.3 million for the nine months ended September 30, 1996, compared to the year-earlier period. This increase was primarily attributable to a 17.6% increase in credit, charge and debit card sales volume from $15.3 billion to $18.0 billion. The increase in sales volume resulted primarily from growth in the Company's merchant base as a result of its continued emphasis on marketing and sales. Growth in credit card sales volume was partially offset by a decline in debit card sales volume reflecting the loss by the Interlink debit card network of a major debit card issuer. In addition, the Company implemented a price increase in April 1996 to offset interchange rate increases in April 1996 and April 1995, adding approximately $1.0 million to net revenue during the nine months ended September 30, 1996. This price increase was accomplished without any material customer attrition. As in prior periods, approximately 95% of the net revenue was from merchant relationships originated by the Company's direct sales force.

  Sales volume increased at a higher rate than net revenue as a result of a continuing change in the composition of the Company's merchant base. The proportion of sales volume attributable to high volume retailers increased during the nine months ended September 30, 1996 as compared to the year-earlier period, reflecting the success of the Company's sales efforts directed toward this market segment. Fees per transaction paid to the Company by high-volume retailers in relation to sales volume generally are lower than with respect to the Company's overall merchant base.

  OPERATING EXPENSE

  Operating expense increased by $6.0 million, or 10.9%, to $60.6 million for the nine months ended September 30, 1996, compared to the year-earlier period. Of this increase, $2.2 million is attributable to salary and employee benefits increases resulting primarily from the opening of the Company's New York and Chicago sales and marketing offices and $1.7 million is attributable to increased depreciation primarily related to terminals added to support new merchant locations. An additional $0.9 million is attributable to increased data processing and communications costs and $1.0 million is attributable to increased general and administrative expense (primarily expense associated with merchant supplies) reflecting increased transaction volume.

  In recent years, the Company has significantly expanded its sales force, increasing the number of its sales professionals from 56 at December 31, 1993 to 122 at September 30, 1996. The Company plans to continue to expand its sales resources, with resultant increases in related salaries and employee benefits. See "Business--Business Strategy--Expand Sales Resources."

  Operating expense declined from $0.32 to $0.28 per credit card transaction. This decline reflected greater economies of scale, expense reduction resulting from the Company's performing in-house certain processing functions previously performed by third parties and the favorable renegotiation of a third party vendor arrangement. In addition, the Company began to realize cost savings as a result of the expansion of its processing of On-Us debit card transactions.

  INCOME FROM OPERATIONS

  Income from operations increased $5.7 million, or 21.9%, to $31.6 million for the nine months ended September 30, 1996, compared to $26.0 million for the nine months ended September 30, 1995. Operating income as a percentage of net revenue increased from 32.2% for the nine months ended September 30, 1995 to 34.3% for the nine months ended September 30, 1996.

  INCOME TAXES

  Income taxes were $13.1 million for the nine months ended September 30, 1996, compared to $10.7 million for the same period in 1995, reflecting higher operating income.

  NET INCOME

  Net income increased $3.3 million, or 22.0%, to $18.6 million for the nine months ended September 30, 1996, compared to $15.2 million for the nine-month period ended September 30, 1995. Net income as a percentage of net revenue increased to 20.1% from 18.9% during the same periods.

     YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

  NET REVENUE

  Net revenue increased by $11.8 million, or 12.0%, to $109.9 million for 1995 compared to 1994. This increase was primarily attributable to a 23.5% increase in credit, charge and debit card sales volume from $17.0 billion to $21.0 billion. The increase in sales volume resulted from growth in the Company's merchant base as a result of its continued emphasis on marketing and sales. Sales volume and net revenue in 1995 were negatively affected by the loss in the first quarter of 1995 of a major account associated with Seafirst's merchant processing business. The account, lost as a result of increased price competition, represented approximately 3.0% of the 1994 net revenue associated with Seafirst's merchant processing business.

  The Company also was subject to an increase in April 1995 of the interchange rates charged by the credit card associations which the Company, for competitive purposes, chose not to pass on to its customers. The increased interchange rates reduced 1995 net revenue by approximately $1.4 million.

  Sales volume increased at a higher rate than net revenue as a result of a continuing change in the composition of the Company's merchant base. The proportion of sales volume attributable to high-volume retailers increased during 1995 as compared to 1994, reflecting the success of the Company's sales efforts directed towards this segment. In particular, four of the Company's current five largest accounts, as measured by sales volume, were acquired at the end of 1994. The increased sales volume also reflects an increasing proportion of debit card sales volume processed by the Company. Fees on debit card transactions generally are lower than fees on credit card transactions in relation to the associated sales volume.

  OPERATING EXPENSE

  Operating expense increased by $8.1 million, or 12.2%, to $74.7 million for 1995 compared to 1994. Of this increase, $3.2 million is attributable to increased data processing and communications costs, reflecting the increased transaction volume. Salary and employee benefits increased by $1.8 million, reflecting growth in the direct sales staff and related support personnel. Depreciation related to new terminals to support new merchant locations resulted in an additional $1.9 million of depreciation expense. The remainder of the increase was attributable to increases in general and administrative costs, including merchant supply costs, driven by the increased sales volume.

  Operating expense declined from $0.38 to $0.32 per credit card transaction, reflecting greater economies of scale.

  INCOME FROM OPERATIONS

  Operating income increased $3.7 million, or 11.7%, to $35.2 million for 1995 compared to 1994. Operating income as a percentage of net revenue did not change materially, decreasing from 32.1% in 1994 to 32.0% in 1995.

  INCOME TAXES

  Income taxes were $14.6 million for 1995, compared to $13.0 million for 1994, reflecting an increase in income from operations.

  NET INCOME

  Net income increased $2.1 million, or 11.5%, to $20.7 million for 1995 compared to 1994. Net income as a percentage of net revenue decreased slightly to 18.8% from 18.9% in 1994.

     YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993

  NET REVENUE

  Net revenue increased by $9.2 million, or 10.4%, to $98.1 million for 1994 compared to 1993. The increase was primarily attributable to a 17.1% increase in credit, charge and debit card sales volume from $14.5 billion to $17.0 billion as the Company's operations began to benefit from the sales and marketing strategy initiated in 1993. The strategy, initiated by the Company's new management team, involved a significant expansion in the sales resources and promotional efforts directed at the Bank's customer base.

  Also contributing to the increase in net revenue was the full year impact of the implementation by the Company in October 1993 of a pricing adjustment to calculate its discount against merchants' gross sales volume, an adjustment that conformed to prevailing industry practice. The Company previously had calculated its discount based on the merchants' sales volume net of refunds. This repricing contributed approximately $2.6 million to net revenue in 1994 and approximately $0.6 million in 1993.

  Further contributing to growth in net revenue was the increase in fees, effective April 1994, charged on accounts acquired in BankAmerica's 1992 acquisition of Valley Bank of Nevada.

  Sales volume increased at a higher rate than net revenue as a result of change in the composition of the Company's merchant base. The proportion of sales volume attributable to high-volume retailers increased during 1994 as compared to 1993, reflecting the success of the Company's sales efforts directed toward this segment. Fees paid to the Company by high-volume retailers in relation to sales volume are generally lower than the Company's overall merchant base.

  The increased sales volume also reflects an increasing proportion of debit card transaction volume in relation to the total sales volume processed by the Company. Fees on debit card transactions are generally lower than fees on credit card transactions in relation to the associated charge volume.

  OPERATING EXPENSE

  Operating expense decreased $2.9 million, or 4.2%, to $66.6 million for 1994 compared to 1993. Data processing and communications costs declined by $3.4 million, reflecting the impact of the Company's renegotiation of a number of major vendor agreements. Other operating expense declined by $2.4 million, primarily reflecting a reduction in fraud and credit losses as a result of more stringent monitoring of account activity initiated in late 1993. Offsetting these declines, salaries and employee benefits increased by $1.5 million, reflecting increases in sales and sales support staff. In addition, general and administrative expense increased by $0.8 million as a result of higher transaction volume. Operating expense per credit card transaction declined from $0.51 to $0.38, reflecting the above-described expense reduction in combination with greater economies of scale.

  INCOME FROM OPERATIONS

  Income from operations increased $12.1 million, or 62.5%, to $31.5 million for 1994 compared to 1993. Operating income as a percentage of net revenue increased from 21.8% in 1993 to 32.1% in 1994.

  INCOME TAXES

  Income taxes were $13.0 million for 1994 compared to $8.0 million for 1993, reflecting higher operating income.

  NET INCOME

  Net income increased $7.1 million, or 61.7%, to $18.5 million for 1994 compared to 1993. Net income as a percentage of net revenue increased to 18.9% in 1994 from 12.9% in 1993.

LIQUIDITY AND CAPITAL RESOURCES

  The Company generated cash flows from operations of $23.1 million, $14.4 million, $12.8 million and $18.3 million for the nine months ended September 30, 1996 and the years ended December 31, 1995, 1994 and 1993, respectively.

  Prior to the time BankAmerica transferred its domestic merchant processing businesses to the Company, funds generated by the Company's operations and not used for investment were remitted to BankAmerica. For the first nine months of 1996 and for the years ended December 31, 1995, 1994 and 1993, the Company remitted to BankAmerica $14.7 million, $5.5 million, $5.5 million and $12.4 million, respectively.

  At the time of the transfer to the Company of the merchant processing businesses of the Bank and Seafirst, BankAmerica retained substantially all of the drafts in transit relating to the transferred businesses. Following the contribution, the Company has funded its working capital requirements through borrowings from an affiliate. See "Capitalization." The Company expects to repay such debt in full out of the proceeds of the Offerings. See "Use of Proceeds." The Company anticipates that for the foreseeable future it generally will be able to satisfy its working capital requirements from the remaining net proceeds of the Offerings and internally-generated funds. The Company currently intends to retain future earnings for use in its business and does not anticipate paying any cash dividends in the foreseeable future. The Company's future dividend policy will be determined by its Board of Directors on the basis of various factors, including the Company's results of operations, financial condition, capital requirements and investment opportunities. See "Dividend Policy."

  The Company had capital expenditures of $8.8 million, $9.5 million, $7.7 million and $5.9 million for the nine months ended September 30, 1996, and the years ended December 31, 1995, 1994, and

1993, respectively. These expenditures were primarily for merchant terminals as well as technology-related equipment to support transaction processing. The Company expects to spend approximately $2.0 million in the fourth quarter of 1996 and approximately $15.0 million in 1997, of which $10 million is related to the acquisition of terminals to support new merchant locations and the remainder is for strategic technology investments (including the Company's new Paylink(TM) transaction processing system, expected to become operational in the first quarter of 1997) and the funding of research and product development.

  As part of its strategy to maintain its position as one of the industry's largest merchant processors, the Company intends on a selective basis to pursue acquisition opportunities. The Company currently is not a party to any negotiations, understandings or agreements with respect to any such acquisitions which would be material to the Company. In the event the Company is successful in pursuing such acquisitions, substantial external funding may be required. Although the Company believes that under such circumstances it would be able to access the capital markets on terms and in amounts adequate to accomplish its objective, there can be no assurance this will be the case.

QUARTERLY OPERATING RESULTS

  The merchant processing industry in general is prone to seasonal fluctuations in transaction activity. Although the Company's business generally experiences seasonality in its business, fluctuations are less pronounced than in the industry generally, due in part to its diverse merchant customer base. Those segments of merchants that are particularly sensitive to seasonal fluctuations, such as airlines, travel agencies, lodging and mail order merchants, each represent relatively small percentages of the Company's processing business, as compared to those segments of the Company's customer base that are generally not subject to seasonality such as general retail merchants, restaurants, supermarkets and gas stations. The Company's net revenue is generally higher in the third and fourth calendar quarters and lower in the first calendar quarter. Increased tourism in California and other Western states during the summer months and retail activity generated by the beginning of the school year contribute to higher third quarter net revenue, and holiday activity contributes to higher fourth quarter net revenue. The decline in retail activity following the holiday season negatively affects first quarter net revenue.

                                   BUSINESS

  The Company provides an array of payment processing and related information products and services to merchants who accept credit, charge and debit cards as payment for goods and services throughout the United States. According to published industry sources, the Company is the fourth largest processor of merchant credit card transactions and the largest processor of debit card transactions in the United States. The Company's products and services include the processing of a wide variety of credit, charge and debit card transactions and the provision to merchants of other related information, services and product support.

  The Company provides its products and services to a merchant customer base in a wide variety of industries, including general retailers, restaurants and supermarkets. The Company's customers are large multi-regional chains, middle market merchants and small merchants that collectively operate from more than 135,000 locations. The Company's sales force of over 120 employees markets its products and services to merchants directly and through the BankAmerica branch network and product distribution system. In addition, the Company has grown its customer base and increased its transaction volume through the use of agent banks and ISOs that obtain customers on behalf of the Company. The Company continually invests in technology, research and product development and emphasizes excellent customer service in the delivery of its products and services in order to attract and retain merchant customers. The Company believes that its expense structure compares favorably to that of its competitors. The Company's annual customer retention rate has exceeded 95% in recent years.

  The Company has experienced substantial growth in its transaction volume, net revenue and net income during the three and three-quarter years ended September 30, 1996, principally through internally generated growth rather than through acquisitions. The number of card transactions processed by the Company increased from 201.8 million for the year ended December 31, 1993 to
319.0 million for the year ended December 31, 1995. During the same periods, the Company's net revenue and net income increased from $88.9 million and $11.5 million to $109.9 million and $20.7 million, respectively. During the nine month periods ended September 30, 1995 and September 30, 1996, the number of card transactions processed increased from 232.4 million to 270.5 million, the Company's net revenue increased from $80.6 million to $92.3 million and the Company's net income increased from $15.2 million to $18.6 million, respectively.

  The Company believes that its growth in recent years has been attributable in part to, and that it will continue to benefit from, its close affiliation with BankAmerica. As a result of its contractual arrangements with BankAmerica, the Company is able to utilize the Bank of America name and Marks and directly access BankAmerica's branch network and product distribution channels and customer base in the conduct of its operations and the generation of new business. The Bank of America name and brands are widely recognized by consumers and businesses and provide the Company with substantial credibility in the merchant processing market. The Company's relationship with BankAmerica also affords it access to the marketing and sales capabilities of BankAmerica's approximately 1,997 retail banking branches in eleven states, the more than 850,000 small business and middle market customers of BankAmerica, the approximately 10.9 million BankAmerica debit card holders, the approximately 8.9 million BankAmerica credit card holders and the approximately 8.0 million consumers holding BankAmerica checking accounts at September 30, 1996. See "Relationship with BankAmerica."

  The Bank presently operates merchant processing businesses in five Asian countries: Taiwan, the Philippines, Thailand, South Korea and India. To the extent possible, the Company plans to build upon BankAmerica's initiatives in Asia. Accordingly, the Company has entered into a definitive agreement with BankAmerica to acquire the merchant processing businesses presently conducted by the Bank in the Philippines and Thailand and to work cooperatively to allow the Company to acquire from the Bank in the future the Bank's merchant processing businesses in Taiwan and other countries in Asia. Consummation of the Asian Acquisitions and the acquisition of the Bank's other merchant processing businesses in Asia is subject to local governmental regulatory approval. There is no assurance that any of such regulatory approvals will be obtained or as to the timing thereof. See "Risk Factors--Proposed Asian Acquisitions and Operations" and "Business-- Regulation." The Company believes that there are significant opportunities in the future for growth in Asia. To the extent the Company is able to consummate the Asian Acquisitions and can acquire any of the other BankAmerica merchant processing businesses in Asia, the Company will be able to capitalize on these opportunities.

  The Company was incorporated in October 1996 and combines into a single organization: (i) the Bank's primary merchant processing business, a multi-state operation based in California; and (ii) the merchant processing business of Seafirst, located principally in the state of Washington. During 1996, management of the Bank's primary merchant processing business assumed management responsibility for the Seafirst operations. During 1997, the Company expects to eliminate duplicative operations and combine these businesses where possible. Such duplicative operations consist of merchant processing systems and third party processing arrangements. The cost of eliminating such operations is not expected to be material.

INDUSTRY OVERVIEW

  The merchant processing industry provides merchants with credit, charge and debit card and other payment processing services, as well as related information services. Payment processing for commercial businesses has grown rapidly in recent years as a result of the proliferation in the uses and types of credit, charge and debit cards, wider acceptance of such cards among merchants and increased consumer use of such cards. Important contributors to this growth have included advances in payment processing and telecommunications technology as well as the transition from paper-based to electronic processing, which provides greater convenience to merchants and consumers, reduces fees charged to merchants and facilitates faster, more accurate settlement of payments. In addition, the expansion of electronic distribution of government benefits (electronic benefits transfer ("EBT") programs) and electronic payment for the settlement of government obligations are expected to further expedite the displacement of cash and check transactions.

  According to industry publications, consumer use of Visa(R) and MasterCard(R) credit cards for purchases and cash advances in the United States totaled $538.2 billion in 1995, compared to $440.9 billion in 1994, an increase of 22%. Also according to industry publications, customer use of on-line debit cards for purchases in the United States totaled $22.8 billion in 1995, compared to $15.7 billion in 1994, an increase of 45.2%. The following chart illustrates the growth in consumer usage of credit cards and debit cards for purchases and cash advances in the United States from 1980 to 1995 and the projected growth to the year 2000.

                              RETAIL SALES VOLUME
                             (DOLLARS IN BILLIONS)


                             [GRAPH APPEARS HERE]

                     1980         1990       1995         2000
Cash                $934.4      $1,612.1    $  839      $  819.83
Checks              $540.0      $1,188.1    $2,085      $2,121.75
Credit Cards        $189.6      $  446.5    $  740      $1,437.16
Debit Cards         $  0.4      $   10.6    $   51      $  264.31
Other               $ 84.7      $  121.8    $   56      $  450.13

                           Source: The Nilson Report
* Stored value cards, EBT, remote payments, food stamps, money orders and travelers checks.

  The merchant processing industry has undergone significant consolidation in recent years. In 1995, the top ten merchant processors processed approximately 70% of credit card sales volume compared to 53% in 1992. This consolidation is a result of an increasing requirement to invest in technology in order to remain competitive, scale-driven cost benefits and demand for increased product capabilities by customers. Many smaller-scale transaction processors, unwilling or unable to meet the changing needs of the industry are leaving the business or seeking partners to provide the necessary processing for their customers, providing opportunities for large scale processors.

BUSINESS STRATEGY

  The Company's principal strategic objectives are:

  . to remain one of the largest merchant processors through growth generated primarily through the Company's own sales channels (and, to the extent attractive opportunities arise, augmented through acquisitions);

  . to continue increasing profitability through careful attention to pricing and cost controls;

  . to provide a broad range of products that are both responsive to customer needs and supported by excellent customer service; and

  .  to maintain its high customer retention level.

  In order to achieve these objectives, the Company is pursuing a strategy with the following components:

  EXPAND SALES RESOURCES

  In recent years, the Company has significantly expanded its sales force. At December 31, 1993, the Company had 56 sales professionals. At September 30, 1996, the Company's direct sales force numbered 122. Growth has occurred across all sales channels, most significantly in the markets served by the BankAmerica retail branch system. The Company plans to continue to expand its sales resources.

  DOMESTIC DIRECT SALES--BANKAMERICA MARKETS. The Company expects to continue to pursue aggressively the sales opportunities generated through the BankAmerica customer base and branch distribution system. The Company has recently established a centralized unit to follow up efficiently small merchant leads generated by BankAmerica's retail branch system and expects this initiative to allow its field sales force to increase its focus on larger merchants.

  DOMESTIC DIRECT SALES--EXTERNAL MARKETS. The Company is expanding its sales effort to cover domestic markets outside of the BankAmerica retail market area and has offices staffed by a 33-employee sales force in Chicago and New York. In 1997, the Company plans to add over 25 additional sales professionals in at least two new markets.

  INTERNATIONAL. The Company intends to acquire the Bank's merchant processing operations in Asia to the extent possible. Following consummation of the Asian Acquisitions, the Company intends to maintain and expand the Bank's sales efforts in the Philippines and Thailand through its direct sales staff as well as by further exploiting the BankAmerica branch presence. The Company and BankAmerica expect to work cooperatively to allow the Company to acquire, operate or participate in the Bank's merchant processing businesses and initiatives in Taiwan, South Korea, India, the People's Republic of China and Indonesia. In addition, the Company expects to pursue business opportunities in other Asian markets.

  AGENT BANKS AND INDEPENDENT SALES ORGANIZATIONS. The Company intends to increase its emphasis on its agent bank program and on establishing relationships with ISOs. The Company increased its agent bank sales force by two and signed 24 new agent bank clients during the first nine months of 1996. The Company plans to utilize these channels to increase its coverage of markets where it does not have or intend to establish a field sales force and, in the case of ISOs, to access specific industries and products which augment its current capabilities.

  TELEMARKETING. The Company utilizes the Bank's retail telemarketing group, comprised of over 100 telesales specialists, to generate merchant referrals for the Company's direct sales force and conduct outbound sales calls utilizing sales lead databases provided by BankAmerica. In addition, the Company operates a telemarketing group from its San Francisco office consisting of 21 sales specialists who conduct direct telesales and provide branch support.

  CAPITALIZE ON BANKAMERICA RELATIONSHIP

  Under the terms of the Intercompany Agreements, the Company will continue to have access during the term of the agreements to the Bank of America name and family of brands and directly access BankAmerica's product distribution channels and customer base. The Company believes that this relationship provides a significant competitive advantage. See "Relationship with BankAmerica--Intercompany Agreements and Arrangements."

  ASSOCIATE WITH BANKAMERICA BRAND. The Company's association with the widely recognized Bank of America name and family of brands, including
BankAmericard(R), VERSATEL(R) and VERSATELLER(R), provide it with substantial credibility in markets around the world.

  ACCESS BANKAMERICA DISTRIBUTION CHANNELS. The Company expects to continue to utilize its access to BankAmerica distribution channels to generate new sales in a cost-effective manner at attractive prices.

  EXPAND ON-US TRANSACTIONS. BankAmerica's debit card holders represent a significant proportion of all debit card holders in BankAmerica's retail market area; BankAmerica customers generated approximately 104.6 million transactions during 1995 on the Interlink(R) and Accel(R) networks representing approximately 48.7% of the total number of transactions processed through these networks during this period. As a result, a significant portion of the debit transactions processed by the Company represent potential On-Us transactions which could be processed directly through BankAmerica, bypassing the debit networks (and the attendant network charges). This advantage, which the Company believes it enjoys to a greater degree than its principal competitors in the payment processing industry, reduces the Company's processing costs and gives the Company greater pricing flexibility in competing for business. The Company has recently commenced marketing this capability for on-line debit card transactions in California, and expects over time to expand this capability to other debit card transactions and to credit card transactions.

  UTILIZE BANKAMERICA RESEARCH AND DEVELOPMENT. The Company is working cooperatively with BankAmerica on a variety of research and development efforts in the payments industry.

  BUNDLE BANKAMERICA AND COMPANY PRODUCTS. The Company has increased its emphasis on working with BankAmerica sales professionals to bundle payment processing products with various business credit and deposit products. The Company believes that more extensive product relationships with customers-- spanning both bank and payment processing products--contribute to the Company's high customer retention level.

  MANAGE COST STRUCTURE

  CONTINUE TO INVEST IN TECHNOLOGY. The Company has recently introduced a number of new systems that have reduced both the Company's overall expense base and, more significantly, its marginal costs (and, at the same time, offer improved service to its customers). Among these systems are (i) the Automatic Chargeback System, (ii) ASAP--the Account Setup Automation Program and
(iii) the Interoffice Information System. The Company also expects that the introduction of its proprietary PayLink(TM) transaction processing system during the first quarter of 1997 will further reduce its processing costs and improve its operating leverage beginning in 1998.

  EXPAND ON-US TRANSACTIONS. As the Company expands the proportion of its business which is On-Us transactions, the cost reductions resulting from the avoided network charges will increase.

  INTEGRATE OPERATIONS. During 1996, management of the Bank's primary merchant processing business assumed responsibility for Seafirst's merchant processing business. During 1997, the Company expects to eliminate duplicative operations and combine these businesses where possible. Such duplicative operations consist of merchant processing systems and third party processing arrangements. The cost of eliminating such operations is not expected to be material.

  MANAGE VENDOR RELATIONSHIPS. The Company is working to consolidate its vendor relationships and use its scale and prominence in the industry to negotiate fee reductions.

  TARGET NEW INDUSTRIES AND CUSTOMERS

  NATIONAL ACCOUNTS. The Company intends to continue to add larger "national accounts" to its customer base where pricing and profitability is acceptable. The Company believes that it may have an advantage in attracting larger accounts because of its low-cost structure in situations where it can utilize its On-Us capabilities.

  SPECIALTY MARKETS. The Company has dedicated significant product development and marketing resources to the development of specially tailored products to serve specific niche markets and industries, including supermarkets, gaming establishments and hotels. The Company has established a strong position in these specialty markets and expects to continue its focus on these and other such markets.

  GOVERNMENT INSTITUTIONS. The Company believes that credit and debit card acceptance among federal, state and local governmental entities will increase significantly over the next several years and is actively pursuing business opportunities in this sector. The Company believes that its affiliation with BankAmerica, which has a significant number of banking relationships with a variety of governmental institutions, particularly in the western United States, will play an important role in enhancing the Company's presence in this sector.

  SPECIAL CREDIT PROGRAM. During 1996, the Company established a program for small merchants with credit characteristics that do not meet the Company's normal criteria. Prior to the establishment of this program, such merchants were referred to other merchant processors. Under the program, the Company mitigates the potential risk by charging higher discount rates than in its standard program, generally requiring reserve deposits and carefully monitoring the merchants in the program.

  EXPAND SERVICE OFFERINGS

  DEPLOYMENT OF PAYLINK(TM) TRANSACTION PROCESSING SYSTEM. During the first quarter of 1997, the Company expects to begin operating its PayLink(TM) transaction processing system. The new system will allow the Company to more readily customize product features for its customers, improve management information reporting generated for customers, generally reduce the time required for product enhancements and new products to reach the marketplace and reduce the Company's dependence on outside vendors to perform front-end processing.

  ENHANCED CHARGEBACK SYSTEM. The Company recently implemented an Automated Chargeback System which allows its merchant customers to interface electronically with the Company's chargeback database in order to monitor and resolve chargebacks.

  ELECTRONIC BENEFITS TRANSFER. The Company expects that significant payment processing opportunities will exist as government entitled programs (e.g., food stamps) evolve to support electronic access of benefits by recipients. The Company is presently introducing an EBT product which will enable it to offer a complete menu of products to its supermarket and other merchant customers who accept EBT payments.

  QUASI-CASH ACCESS. The Company, in conjunction with a transaction software company, has developed a specialized product enabling card holders to access available lines of credit in order to generate a negotiable instrument at gaming establishments.

  ELECTRONIC COMMERCE. The Company is currently conducting several pilot programs aimed at designing solutions which enable merchants to accept credit card transactions over the Internet.

  STORED VALUE CARDS. The Company has been conducting two sizable pilot programs designed to test the point of sale technology currently available, the merchant receptivity to this payment method and the usage rates of card holders.

  CORPORATE PURCHASING CARDS. The Company has introduced specialized products enabling vendors of goods or services to accept special credit cards designed to automate the low value (under $25,000) corporate procurement transaction.

  CHECK AUTHORIZATION AND RECOVERY. The Company is currently exploring the possibility of offering check authorization and recovery services directly to its merchant customers. Over time, the Company believes that its real-time access to BankAmerica data regarding checking account balances and other customer information will enable the Company to compete effectively in this market.

  INCREASE CROSS-SELLING EFFORT

  The Company is intensifying its efforts to cross-sell other merchant processing products to its existing customer base. In particular, the Company is focused on expanding the number of merchants that accept debit cards (and, over time, increasing the volume of its debit card On-Us transactions) and its offerings of ancillary services such as check authorization and recovery services.

  GROW THROUGH ACQUISITIONS

  The Company expects to evaluate and selectively pursue acquisitions of merchant portfolios and of companies involved in the merchant processing industry that offer the potential to contribute products, technologies or customers. The Company also expects that, as has occurred historically, merchant portfolios acquired through bank acquisitions made by BankAmerica will provide additional acquisition opportunities for the Company.

PRODUCTS AND SERVICES

  The Company provides a variety of products and services to merchants to facilitate the processing of transactions at the point of sale, focusing primarily on markets for credit, charge and debit card processing and for check acceptance and recovery. The Company processes payments made with Visa(R), MasterCard(R), Diners Club(R), Carte Blanche(R), American Express(R), Discover(R) and JCB(R) cards. The Company also processes payments made with debit cards from a variety of networks, including Interlink(R), Explore(R), MAC(R), NYCE(R), Honor(R), Cash Station(R), Pulse(R) and Accel(R).

  CORE PRODUCTS AND SERVICES

  The core products and services provided by the Company are described below:

  . ELECTRONIC AUTHORIZATION SERVICES. The Company provides electronic transaction authorization services for all major credit, charge and debit cards. Authorization generally involves approving a card holder's purchase at the point of sale after verifying that the card is not lost or stolen and that the transaction amount is within the card holder's credit or account limit.

  . DATA CAPTURE AND REPORTING SERVICES. The Company records data relating to transactions at the time of the transaction authorization and receives data aggregated and organized by the merchant using a software application programmed by the Company into the merchant's terminal. The Company compiles this aggregated data and uses it to provide merchants with information services such as specialized management reports.

  . SETTLEMENT, CLEARING AND ACCOUNTING SERVICES. The Company processes transactions for settlement, forwards transaction data to credit card associations for payment and provides monthly statements to merchants.

  . BILLING DISPUTE RESOLUTION SERVICES. The Company assists merchants in investigating and resolving billing disputes with customers.

  . TERMINAL SERVICES. The Company rents and sells POS terminals to its merchant customers. The Company customizes and regularly updates the software that drives the terminals and provides terminal maintenance services.

  . CUSTOMER SERVICE AND SUPPORT. The Company maintains a telephonic call-in service staffed by customer service representatives which is available 24 hours a day, seven days a week.

  MARKETING PROGRAMS

  The Company and BankAmerica jointly offer a number of services designed to allow merchant customers to target market retail customers and to reward retail bank customers who are frequent customers of a merchant. Merchant customers, through joint marketing programs of BankAmerica and the Company, are able to communicate directly with BankAmerica retail customers by advertising and through statement messages and inserts, automatic teller machine ("ATM") transaction receipts, newsletters and direct mail. A related service to be commenced in the first quarter of 1997 will allow merchants to track individual retail customer activity and to reward shoppers that exceed certain pre-determined shopping levels over a specific time interval with in-store discounts, sweepstakes entries or on-the-spot prizes.

  SPECIALTY APPLICATIONS

  The Company also provides products and services tailored to the needs of individual merchants or a particular industry. In the retail industry a variety of products are offered to support different types of equipment at the point of sale, including POS terminals, electronic cash registers and personal computers. For restaurants, the Company offers products that assist merchants in managing the entry and distribution of tips to servers. For lodging establishments, the Company offers products which assist such establishments in managing the unique circumstances that result from transaction activity of differing types occurring over a period of days. The Company offers additional products to support supermarkets and large volume/low dollar amount merchants who find it economically beneficial to process transactions in batches rather than individually. For very small merchants, the Company offers voice authorization and the deposit of paper drafts at BankAmerica or agent bank branches. These products are supported through a variety of arrangements that involve the use of the Company's internal authorization and capture system or third-party authorization and capture systems.

  NEW PRODUCT INITIATIVES

  The Company devotes substantial time and resources to the development of new products and services. The Company's new product initiatives include electronic commerce pilot programs; a quasi-cash access product for the gaming industry; several stored value card products; electronic benefit transfer and payment products; and a corporate purchasing card product. These new product initiatives are described below:

  ELECTRONIC COMMERCE. The Company is pursuing several initiatives in the developing arena of electronic commerce. The Company has entered into several pilot programs with high technology companies specializing in Internet navigational software, including Netscape Communications Corp. and Cybercash, Inc. Through these programs, the Company is designing and developing credit card payment solutions for on-line retail sales and has activated several merchant pilot programs. In addition, the Company is working actively with BankAmerica's Interactive Banking Group which has, within the last year, introduced bill payment by telephone, launched a new home banking service and established the first financial institution site on America Online(R). The Company and BankAmerica also are involved in the development and evaluation of data encryption standards for the secure transport of card holder data across the Internet. The Company and BankAmerica will be participating in Visa's pilot program on the Internet during the first and second quarters of 1997. It is the Company's objective to deliver a complete, secure on-line payment solution to Internet merchants by the time Visa(R) implements its anticipated system-wide launch of Internet card payment transactions in the third quarter of 1997. There can be no assurance the Company will develop the requisite technology to accomplish this objective.

  QUASI-CASH ACCESS. For many years, the gaming industry has utilized the services of a small number of credit card processors whose specialized products enable credit card holders to access their available lines of credit to generate a negotiable check at the gaming establishment. This negotiable check is then cashed by the gaming establishment for the card holder. These "quasi-cash" transactions subject card holders to a convenience fee which credit card processors charge for each transaction. For this reason, revenue margins associated with these transactions exceed the industry norm. To compete in this industry, the Company has developed a new product pursuant to which customers at gaming establishments can use their credit or debit cards at automated terminals to obtain authorization for negotiable instruments which are redeemable for cash at the gaming establishment. The Company is utilizing BankAmerica's lending and cash management relationships with major gaming industry companies to market this new product. The Company recently signed an agreement with a large gaming concern to install this product in most of its gaming venues.

  STORED VALUE CARDS. The Company is working closely with the Bank's Interactive Banking Group to bring consumers and merchants together in pilot programs to test and evaluate emerging stored value card payment technologies. The Bank has issued approximately 4,000 reloadable stored value cards to employees at one of the Bank's facilities who may use their cards at vending machines and cashier counters at the cafeteria and at selected merchants in the surrounding area. The Company is the processor for the reload transactions whereby employees may use their credit or debit cards to load value onto their stored value cards. In addition, at the headquarters of Visa U.S.A. Inc. and Visa International, Inc. in Foster City, California, the Bank has issued approximately 17,000 disposable and 2,500 reloadable stored value cards to employees. The Company is the processor for transactions that involve the purchase of these cards through card dispensing machines. Employees can buy the cards using cash, credit cards or debit cards.

  GOVERNMENT PAYMENTS. The government sector will present an opportunity for increased merchant processing volume for the Company as a result of the proliferation of EBT programs, where recipients will be able to access their benefits through a benefit card that operates much like a commercial debit card. In addition, there is increasing demand among government agencies for the ability to accept credit, debit and smart cards for payments that have traditionally been paper-based. The Company is in the process of enhancing its product offerings to support the unique requirements of these government-related payment transactions.

  CORPORATE PURCHASING CARDS. Recently, both Visa(R) and MasterCard(R) have introduced corporate purchasing cards which are designed to enable large companies to conduct their relatively low dollar value (under $25,000) procurement transactions through the use of credit cards. These card products are designed to alleviate the paper-intensive purchase order and check remittance process that many larger companies experience when acquiring goods or services for their companies. The Company's specialized processing services for corporate purchasing cards enables vendors of goods or services to accept the cards as payment and generates the necessary transaction support data (for example, invoice number and tax amount) for the corporate purchaser paying for the goods or services. The Company works closely with BankAmerica to enroll vendors in this new program.

TRANSACTION PROCESS FLOW

  A sequence of events is triggered at the merchant location when a merchant accepts a customer's credit, charge or debit card for the payment of goods or services. Although these events involve a variety of equipment, computer systems and telecommunications processes, transactions are generally completed within 10 to 20 seconds. The transaction cycle includes authorizing card transactions at the point of sale, capturing data related to transactions, settling transactions through the card associations and debit card networks on behalf of the merchant and providing transaction reporting to the merchant. In the course of processing an electronic transaction, numerous functions are performed simultaneously over various proprietary and third-party national networks.

  TRANSACTION CYCLES

  CREDIT CARD TRANSACTION CYCLE. The transaction cycle for credit card transactions is illustrated by the following diagram (numbers indicate the order of steps in the transaction cycle):

                        Credit Card Transaction Cycle

                        (CYCLE DEPICTION APPEARS HERE)

The referenced chart describes the credit card transaction cycle as follows:

 1 - Merchant sells goods or services to Cardholder

 2 - Cardholder pays Merchant with credit card

 3 - Merchant transmits authorization request to Authorization Provider

 4 - Authorization Provider transmits authorization request to Card Association

 5 - Card Association verifies credit availability with Credit Card Issuer

 6 - Credit Card Issuer approves transaction and notifies Card Association

 7 - Card Association approves transaction and notifies Card Association

 8 - Authorization Provider approves transaction and notifies Merchant

 9 - Merchant transmits transactions data to the Company

10 - The Company transmits transaction data to Card Association

11 - Card Association transmits transaction data to Credit Card Issuer

12 - Credit Card Issuer remits payment funds to Card Association

13 - Card Association remits payment to the Company

14 - The Company remits payment to Merchant

  DEBIT CARD TRANSACTION CYCLE. The transaction cycle for debit card transactions is illustrated by the diagram below. On-line debit card transactions use a "Single Message Format" which combines both the authorization record and the settlement record generated by the merchant into one transaction--or message. As such, the initial authorization transaction serves to prompt the debit card issuer to remit payment to the debit card network at the end of the day, and the debit card network to remit payment to the merchant processor. Doing so eliminates the need for the merchant processor to submit a settlement file to the network at the end of the day in order to receive payment for processed transactions.

                         Debit Card Transaction Cycle

                        [CYCLE DEPICTION APPEARS HERE]

The referenced chart describes the debit card transaction cycle as follows:

 1.  Merchant sells goods or services to Cardholder
 2.  Cardholder pays Merchant with debit card
 3.  Merchant transmits authorization to the Company
 4.  The Company transmits authorization request to debit card network
 5.  Debit card network transmits authorization request to Debit Card Issuer
 6.  Debit Card Issuer approves transaction and notifies Debit Card Network
 7.  Debit Card Network approves transaction and notifies the Company
 8.  The Company approves transaction and notifies Merchant
 9.  Debit Card Issuer remits funds to Debit Card Network
10.  Debit Card Network remits funds to the Company
11.  The Company remits funds to Merchant

  ON-US DEBIT CARD TRANSACTION CYCLE. In the On-Us debit card transaction cycle, illustrated in the diagram below, the merchant processor communicates directly with the debit card issuer. The merchant processor submits an authorization request to the debit card issuer and the debit card issuer remits payment funds directly to the merchant processor. In an On-Us transaction, both the debit card issuer and the merchant processor avoid paying transaction fees to the debit card network.

                      On-Us Debit Card Transaction Cycle

                        [CYCLE DEPICTION APPEARS HERE]

The referenced chart describes the On-US debit Card transaction cycle as follows:

1 - Merchant sells goods or services to Cardholder
2 - Cardholder pays Merchant with Versatel(R) card
3 - Merchant transmits authorization request to the Company
4 - The Company transmits authorization request to BankAmerica (Versatel(R)) 5 - BankAmerica (Versatel(R)) approves transaction and notifies the Company 6 - The Company approves transaction and notifies Merchant
7 - BankAmerica (Versatel(R)) remits payment funds to the Company
8 - The Company remits payment funds to Merchant


  The Company is well-positioned to benefit from converting a significant portion of its debit and credit card transactions to be processed as On-Us transactions. BankAmerica is the eighth largest issuer of credit cards and is the largest on-line debit card issuer in the United States. At September 30, 1996, BankAmerica had 10.9 million debit card holders and 8.9 million credit card holders. During 1995, BankAmerica debit card customers generated 94.6 million transactions on the Interlink debit card network and 10.0 million transactions on the Accel debit card network, the largest share of any bank on either network. Because of BankAmerica's strength as a debit and credit card issuer and the Company's strong merchant processing presence, a significant portion of the Company's transactions are executed by BankAmerica debit and credit card holders and therefore could be processed as On-Us transactions. This advantage, which the Company believes that few of its competitors in the merchant processing industry enjoy to the same extent, offers the Company the potential to reduce its processing costs and therefore gives the Company greater pricing flexibility in competing for business. The Company has recently commenced marketing this capability for on-line debit card transactions originating in California. The Company expects to expand its On-Us processing during 1997 to include on-line debit card transactions outside of California, off-line debit card transactions and credit card transactions.

  ELECTRONIC AUTHORIZATION

  The authorization and data capture processes are completed at the same time, usually within 3 to 15 seconds. The authorization process begins when the merchant enters or "swipes" the card through its POS terminal and is completed upon obtaining approval from the card issuer for the card holder's purchase. Utilizing third-party national authorization networks available on a subscription basis, the Company confirms with the card issuer that the card holder has adequate credit to cover the amount of the purchase and verifies that the card has not been reported lost or stolen. As a large customer of these networks, the Company has been able to obtain such authorization information on a favorable cost basis. In the case of certain On-Us transactions originating in California involving debit cards issued by BankAmerica, the Company obtains the necessary authorization directly from BankAmerica, thus avoiding the necessity of utilizing the third party authorization network and the attendant fees. In the event that the merchant is not able to connect with the electronic network, the Company provides access to voice authorization and automated voice response that is available 24 hours a day, seven days a week.

  For debit card transactions, authorization is conducted through the use of a card holder Personal Identification Number ("PIN") rather than a signature. The PIN is encrypted at the POS terminal and is carried along with the financial data associated with the transaction. At the card issuer, the PIN is decrypted and matched to the PIN on record for that account. The use of a PIN is critical in keeping disputes and losses related to debit card transactions to a minimum.

  DATA CAPTURE AND REPORTING

  While the transaction is being processed, the transaction data, including purchase price and card number, are captured both at the merchant's POS terminal and at the Company. This redundancy helps to ensure accurate transaction reconciliation with each merchant and protects against potential data loss. From time to time each day, the Company "batches" or aggregates and organizes data from the merchant's POS terminal for use in settling transactions and preparing merchant reports. For certain national merchants, the Company captures data via a "host-to-host" linkage with the merchant's own mainframe computer which, in turn, allows the merchant enhanced access to the Company's reporting capabilities on its proprietary systems.

  SETTLEMENT, ACCOUNTING AND CLEARING

  The Company processes transactions for settlement, forwards transaction data to credit card associations for payment and provides monthly payments to merchants. The settlement process involves managing a record of each merchant's transactions and transferring funds for payment from the card issuer to the merchant. Transaction information is transmitted by the Company to the card-issuing bank through the card association, such as Visa(R) or MasterCard(R). The Company then arranges for funds to be transferred to the merchant's bank account via Automated Clearing House ("ACH") or Fedwire transfer, or BankAmerica's internal deposit system in the case of a merchant with a BankAmerica deposit account. The card holder then is billed by the card issuer. Settlement payments, which are received by the Company from a card association clearing bank and forwarded to the merchant, are paid net of interchange fees retained by card issuers. Settlement payments for merchants, who are billed by the Company for processing fees on a daily basis, are also net of such interchange fees. For merchants who are billed by the Company for processing fees on a monthly basis, settlement payments are for the gross amount of the merchant's transactions. In these cases, the merchant is billed by the Company on a monthly basis for its processing fees and for interchange fees payable to card issuers. Similar settlement processes exist for transactions made with Diners Club(R) and JCB(R) cards. American Express(R) and Discover(R) transactions processed by the Company are transmitted to those issuers who then credit merchants directly for transactions involving those cards. For its merchant customers who are billed weekly or monthly, the Company bears the risk of merchant nonpayment of applicable fees and assessments. See "Risk Factors--Chargebacks; Payment Risks" and "Transaction Process Flow--Dispute Resolution; Chargebacks; Payment Risks." The Company attempts to convert merchants currently billed on a weekly or monthly basis, usually due to their long-term relationships with the Company, to a daily billing cycle upon the renewal of its contracts with such merchants. Each step in the settlement process involves a number of procedures that must be completed in accordance with Visa(R), MasterCard(R) and various card issuers' requirements. See "--Regulation." From the time of closing a batch of transactions, the

Company is generally able to credit the merchant's account within 24 to 72 hours. When making settlement payments to merchants for their credit and debit card transaction activity, if the merchant has a checking account with BankAmerica, the Company generates an entry directly to the merchant's account with BankAmerica. If the merchant has a non-BankAmerica checking account, the Company generates an entry through the ACH.

  For debit card transactions, settlement is similar to credit cards in that it is conducted at the end of the day and in batch mode. However, the merchant and processor do not have to submit a settlement file. Rather, the card issuer tracks the transactions and dollar amounts owed to the debit networks and remits payment to the network. The networks in turn track the dollar amounts owed to each processor and remit payment accordingly.

  In order to process credit and debit card transactions, nonbank merchant processors such as the Company must be sponsored by a financial institution that is a principal member of the credit card associations and debit networks. Through the Bank, the Company is registered with Visa(R) and MasterCard(R) and various debit networks including Interlink(R), Explore(R), Accel(R), Pulse(R) and Cash Station(R) as a certified processor and member service provider under a clearing bank arrangement. Following the Offerings, the Bank will continue its sponsorship of the Company through a sponsorship arrangement so that the Company will remain registered with Visa(R), MasterCard(R) and various debit networks. See "Risk Factors--Card Association and Debit Network Registration" and "Relationship with BankAmerica--Intercompany Agreements and Arrangements."

  DISPUTE RESOLUTION; CHARGEBACKS; PAYMENT RISKS

  The Visa(R) and MasterCard(R) associations have rules that apply to a bank or other processing firm that acquires a card transaction from a merchant and processes it into the Visa(R) or MasterCard(R) system for presentment to the merchant processor. In the event of certain types of billing disputes between a card holder and a merchant, the Company, as the merchant processor of the transaction, assists the merchant in investigating and resolving the dispute. If the dispute is not resolved in favor of the merchant, the transaction is charged back to the merchant and that amount is credited or otherwise refunded to the card holder. If the Company or any of its clearing banks is unable to collect such amounts from the merchant's account, and if the merchant refuses or is unable due to bankruptcy or other reasons to reimburse the Company for the chargeback, the Company bears the loss for the amount of the refund paid to the card holder. See "Risk Factors--Chargebacks; Payment Risks." In cases in which the transaction is processed by a merchant processor other than the entity that will enter it into the Visa(R) or MasterCard(R) system, the merchant processor is generally required by that entity to indemnify it against such losses. The Company has entered into such indemnification arrangements with BankAmerica pursuant to the Sponsorship Agreement. The Company provides a sophisticated chargeback control system for its merchants that actively prescreens disputes and uses proprietary software programs to automate chargeback controls. These chargeback control systems are designed to reduce the total number of chargebacks, as well as the time and expense that the Company and its merchant customers spend on resolving them. The Company also uses various risk management and fraud avoidance practices to minimize its exposure to potential losses in this area. See "--Risk Management."

  The Company believes that its exposure to chargebacks is mitigated by the relatively low percentage of the type of merchant accounts in the Company's merchant customer base that are commonly associated with higher chargeback volumes.

  Chargeback exposure to the Company can also result from fraudulent credit card transactions initiated by merchant customers. Examples of merchant fraud include logging fictitious sales transactions and falsification of transaction amounts on actual sales. The Company conducts a background review of its merchant customers and on a daily basis monitors merchant transactions against standards it has developed in its efforts to prevent merchant fraud. The Company also can withhold or delay a merchant's daily settlement if fraudulent activity is suspected.

  Losses incurred by the Company relating to chargebacks and nonpayment of fees were $2.2 million and $0.7 million for the year ended December 31, 1995 and the nine months ended September 30, 1996, respectively.

  STATEMENTS AND BILLING

  The Company generally prepares and mails monthly statements to merchants. Monthly statements list daily sales volume and identify the fees assessed for processing transactions and renting equipment. For merchants billed under the discount rate method, the Company calculates the discount on a daily basis as part of its settlement payments to the merchant. Fees are calculated by multiplying the merchant's sales volume against its discount rate and any uncollected fee amount is debited from the merchant's checking account. Merchants billed on a flat fee basis are billed either weekly or monthly and receive their settlement payments for the gross amount of the transaction.

  THIRD-PARTY VENDORS

  The Company contracts with third parties to provide certain processing services. The Company also contracts with a number of parties to provide electronic authorization for portions of its customer base. The Company anticipates that over time an increasing proportion of its customers will utilize the Company's new transaction processing system and that the utilization of third party vendors will diminish. See "--Technology."

  The Company also contracts with a third-party vendor to process transactions for settlement, merchant accounting and clearing for customers other than former Seafirst customers, which are presently processed by the Company's own systems. During 1997, the Company anticipates converting the former Seafirst customers to such third-party vendor.

  NET REVENUE

  The Company's net revenue is generated primarily from fee income earned under processing agreements with merchants, agent banks and ISOs, which is offset by Visa(R) and MasterCard(R) interchange fees and assessments and the fees and charges of debit networks in the case of debit transactions. However, in On-Us debit transactions involving BankAmerica debit cards, the fees and charges of debit networks are avoided, thus enhancing the Company's competitive position. The Company also receives income for several value-added services it provides, such as enhanced reporting options and terminal products it sells and leases to merchants. See "--Products and Services."

  The Company has two principal billing methods. First--under the discount rate method--the Company charges a per-transaction fee that is a percentage of the dollar amount of the transaction (the "discount"). Out of the discount collected, the Company pays an interchange fee and an assessment fee charged by the Visa(R) and MasterCard(R) associations and records the remainder as net revenue. The discount rate method is used by the Company for the substantial majority of its clients, in particular smaller merchants.

  Second--under the flat fee method--the Company charges a client a flat fee for each transaction, plus the interchange and assessment fees. Merchants receive their settlement payments for the gross amount of the transaction. Larger merchants, agent banks and ISOs are generally billed using this method.

  The Company's principal transaction expenses are Visa(R) and MasterCard(R) association interchange fees and assessments and the fees and charges of debit networks in debit transactions (other than On-Us transactions). Interchange fees are stated fees charged by the Visa(R) and MasterCard(R) associations to reimburse card-issuing banks for the risk of transaction fraud, processing expenses and funding during the period from purchase to payment. The fee schedules are set by the Visa(R) and MasterCard(R) associations and are based upon the type of merchant, transaction type (electronic or paper-based) and settlement time. Interchange fees generally range from 1.25% to 2.1% of the transaction amount. Although interchange rates vary by merchant industry, they are generally uniform among merchant processors. Assessments are stated fees charged by Visa(R) and MasterCard(R) associations to fund their internal operations and are generally uniform among merchant processors.

  In certain cases, the Company, as a processor, bears the risk of merchant nonpayment of applicable interchange, assessment and other fees. The Company receives payments for merchant transactions from a card association clearing bank less the fees payable to the card issuer. For those merchants which the Company bills on a periodic basis (generally monthly), the Company advances payment to the merchant for the gross amount of the merchant's transactions. The Company then bills the merchant periodically for the interchange fees and processing fees. Any failures by merchants to honor such invoices adversely affects the Company's net revenue.

MARKETING, SALES, AND CUSTOMER SERVICE AND SUPPORT

  DISTRIBUTION CHANNELS

  The Company markets its products and services throughout the United States through its own sales force of 122 employees. The Company's direct sales activities in the United States are divided into the following distinct channels: BankAmerica markets, external markets, specialty markets and telemarketing. The Company also markets domestically indirectly through agent banks and ISOs.

  BANKAMERICA MARKETS. The Company has over 56 professionals who are solely responsible for generating business in the eleven states in which BankAmerica has a retail banking presence. The group is organized geographically and operates from 25 sales offices in eleven states. The group works closely with BankAmerica branch and other retail banking personnel to cultivate cooperative sales efforts. BankAmerica branch personnel are paid referral fees by the Company for leads which result in new sales. The Company's sales professionals are compensated through a combination of salary plus commission.

  The Company believes that its access to the BankAmerica retail branch system and customer base allows it to generate and service small merchant customers in BankAmerica markets in a more cost-efficient manner than its competitors. The Company believes that such customers are less price sensitive and have more attractive retention characteristics than other market segments.

  EXTERNAL MARKETS. During 1996, the Company expanded coverage of its field sales force beyond BankAmerica's retail markets through the opening of sales offices in Chicago and New York. Each of these offices is staffed by sales employees who are compensated on a 100% commission basis. The Company plans to continue this effort in 1997 and to enter at least two new markets and add over 25 sales professionals.

  SPECIALTY MARKETS. The Company has dedicated significant product development and marketing resources to the development of specially tailored products to serve specific niche markets and industries, including supermarkets, gaming establishments and lodging establishments. The Company has established a strong market position in these specialty markets and expects to continue its focus on these and other such markets. The Company also is developing specially tailored products in the

EBT area to serve the needs of government agencies who are migrating from checks to the electronic distribution of benefits and the settlement of payment obligations. The Company has seven sales personnel who concentrate on these specialty markets.

  TELEMARKETING. The Company utilizes the Bank's retail teleservicing group, comprised of over 100 telesales specialists, to direct merchant referrals to the Company's direct sales force and conduct outbound sales calls utilizing sales lead databases provided by BankAmerica. The primary focus of this group's efforts is to cross-market the Company's products to that portion of BankAmerica's 850,000 small business and middle market customers currently not subscribing to the Company's merchant processing services. In addition, the Company recently established a centralized telemarketing group composed of 21 professionals to follow-up on small merchant leads generated by BankAmerica personnel in order to allow its field sales force to increase its focus on larger merchants.

  AGENT BANKS. A dedicated group of five sales professionals are responsible for generating agent bank relationships with financial institutions. Once an agent bank relationship is established, the Company assigns an account representative to work with the agent bank to develop business. Agent banks are compensated by assessing merchant discount fees in excess of fees charged by the Company to the agent bank. The Company had relationships with 151 agent banks at September 30, 1996.

  INDEPENDENT SALES ORGANIZATIONS. The Company has contractual arrangements with four ISOs which assist the Company in obtaining new customers. ISOs are sales organizations that typically resell a third party's transaction processing services on a non-exclusive basis. ISOs set fees independently, retaining a residual fee after paying the third party. The ISOs provide varying degrees of customer service to the merchants that the Company approves for processing. The fees charged to ISOs by the Company vary based upon the level of service provided, allocation of risk of loss and the transaction volume. As part of the process of approving an ISO, an analysis of the credit of the ISO, as well as its principals, is performed. This analysis encompasses a business and personal credit review and contacting Visa(R) and MasterCard(R) regarding the sales agent's relationship with prior processors. The Company is required to register its ISOs with Visa(R) and MasterCard(R) and file quarterly sales and activity reports. The Company has recently increased its focus on this distribution channel with a goal of penetrating regions and industries where it does not currently have a direct presence or intend to develop one.

  CUSTOMER SERVICE AND SUPPORT

  The Company emphasizes customer service in the delivery of its products and services to its merchant customers. The services are provided by a customer service unit with 115 personnel located in San Francisco and Azusa, California and Spokane, Washington. Services include leasing, renting or selling POS terminals, downloading software application products and services to POS terminals, maintaining POS terminals and customizing software for merchant applications. To ensure customer satisfaction, the Company maintains a 24-hour a day, seven days a week telephonic call-in service staffed by full-time customer service representatives. The Company's customer service and support activities include periodic customer surveys to ascertain customer satisfaction levels and to identify problem areas requiring remediation, careful monitoring of call waiting times to assure prompt response, maintenance of a detailed log with respect to each customer service call, including the reason for the call and an automated order system for the furnishing of new supplies to customers.

  PORTFOLIO MANAGEMENT

  The Company's portfolio management group consists of 55 account managers located in ten offices in six states. This group is responsible for maintaining and expanding the relationship with each merchant in the Company's customer base. Every merchant is assigned an account manager who maintains periodic communication with the customer. This account management and communication process enables the Company to achieve high account retention levels and cross-sell the Company's products.

ASIA

  BANK'S ASIAN OPERATIONS

  The Bank presently operates merchant processing businesses in five Asian countries: Taiwan, the Philippines, Thailand, South Korea and India. In Asia, where the sales organizations are managed separately for each country, the Bank markets both through direct sales professionals and through agent banks. In addition, the Bank has recently established an agent bank program in the People's Republic of China, is licensed to conduct business in Indonesia and is exploring opportunities to enter Vietnam. The headquarters of the Bank's Asian merchant processing businesses is in Hong Kong.

  TAIWAN

  The Bank's merchant processing business in Taiwan generated $996.5 million in sales volume in 1995 and $957.5 million for the nine months ended September 30, 1996. Taiwan represented approximately 79% of the net revenue of the Bank's Asian merchant processing businesses for the nine months ended September 30, 1996. The Taiwan operations are comprised of approximately
59 employees including a 15-employee direct sales force. Based on preliminary indications from the Ministry of Finance in Taiwan, approval of the transfer of the Bank's merchant processing business in Taiwan to the Company initially was regarded by the Company as being unlikely. More recent indications received on an informal basis from the Ministry of Finance are that such approval may be possible. However, a formal application has not yet been submitted and the matter remains at a preliminary stage at the date of this Prospectus. Although the Company and BankAmerica intend to pursue Taiwanese approval of such transfer, no assurances can be given that it will ever be obtained. In addition, in the definitive agreement relating to the Asian Acquisitions, the Company and BankAmerica have agreed to evaluate during the term of such agreement the possibility of entering into an outsourcing or other arrangement that would permit the Company to participate meaningfully in the Bank's merchant processing business in Taiwan in the event that such regulatory approval cannot be obtained. This agreement will terminate on December 31, 1997, unless mutually extended. There is no assurance that any such outsourcing or other arrangement will ultimately prove practicable. See "Risk Factors--Proposed Asian Acquisitions and Operations" and "--Regulation." It is the intention of the Company and BankAmerica that any future acquisition of the Bank's Taiwanese merchant processing business, or any of the Bank's other merchant processing businesses in Asia, would involve the issuance by the Company to BankAmerica of additional shares of the Company's Class B Common Stock in exchange therefor. The amount of such shares or other consideration and the other terms and conditions of any such transaction would be subject to the agreement of the Company and BankAmerica. There can be no assurance that the Company and BankAmerica will be able to reach agreement on the terms of any such acquisition. See "--Potential Future Asian Markets."

  ASIAN ACQUISITIONS

  The Company is entering into a definitive agreement to acquire each of the merchant processing businesses presently conducted by the Bank in the Philippines and Thailand in consideration for the issuance by the Company of 550,000 and 150,000 additional shares, respectively, of Class B Common Stock. Consummation of the Asian Acquisitions is subject only to, and will close as soon as possible after receipt of applicable foreign regulatory approvals. The Company expects to receive the decision of foreign regulatory authorities during the first half of 1997, although no assurance can be given that any such approvals will be obtained or as to the timing thereof. On December 9, 1996, the Federal Reserve Board granted the approval required under certain United States banking laws for such acquisitions. For additional information regarding such foreign regulatory approvals, see "Business--Regulation."

  The Bank's merchant processing business in the Philippines generated $97.5 million in sales volume during 1995 and $84.2 million during the nine months ended September 30, 1996. The Company has 26 employees in the Philippines including a direct sales force of ten employees. The Bank's merchant processing operations in Thailand generated $51.4 million in sales volume during 1995 and $48.1 million during the nine months ended September 30, 1996. The Bank has 12 employees in Thailand including a direct sales force of three employees.

  POTENTIAL FUTURE ASIAN MARKETS

  Following the Offerings, the Company expects to explore opportunities to expand its business to other Asian markets beyond those which are the subject of the Asian Acquisitions. In the definitive agreement with respect to the Asian Acquisitions, the Company and BankAmerica have agreed to work cooperatively to allow the Company to acquire in the future the Bank's merchant processing businesses that are conducted in Taiwan, South Korea, India, The People's Republic of China and Vietnam. With respect to certain countries, however, local regulatory requirements may make it difficult or preclude the Company from operating such businesses. In addition, there can be no assurance that, following the Offerings, the Company and BankAmerica will be able to reach agreement on the terms of such acquisitions.

MERCHANT CUSTOMER BASE

  The Company provides merchant processing services to a diverse customer base, consisting of businesses located throughout the United States (and assuming consummation of the Asian Acquisitions, the Philippines and Thailand) that range from large multi-regional chains to small merchants. At September 30, 1996, the Company provided merchant processing services to over 110,000 merchant locations directly, over 13,500 merchant locations through 151 agent banks not affiliated with the Company, and over 12,000 merchant locations through ISOs.

  The Company's merchant accounts were distributed by type of merchant at September 30, 1996 (as measured by annualized credit card sales volume for the nine months ended September 30, 1996) as follows:

       MERCHANT TYPE                                                  PERCENTAGE
       -------------                                                  ----------
       General Retailers.............................................     33%
       Supermarkets..................................................     13
       Lodging Establishments........................................      9
       Restaurants...................................................      8
       Mail Order Companies..........................................      7
       Airlines......................................................      4
       Gasoline Retailers............................................      1
       Travel Agencies...............................................      1
       Other.........................................................     24
                                                                         ---
         Total.......................................................    100%
                                                                         ===

  As indicated by the above table, the composition of the Company's merchant customer base emphasizes general retail merchants, supermarkets and restaurants and other similar merchants whose businesses are not generally prone to customer chargebacks which can increase the processor's operating costs and expose it to losses. See "--Transaction Process Flow--Dispute Resolution; Chargebacks; Payment Risks." In addition, the Company believes that these types of merchants engage in businesses which are less prone to seasonal variation than some other types of merchants.

  These merchant accounts were distributed by size at September 30, 1996 (as measured by annualized credit card sales volume for the nine months ended September 30, 1996) as follows:

                                                            TOTAL
                                                            SALES
                                                           VOLUME
       SALES VOLUME                                     (IN MILLIONS) PERCENTAGE
       ------------                                     ------------- ----------
       Less than $250,000..............................    $ 3,325        16%
       $250,000 to $50 million.........................     11,621        54
       More than $50 million...........................      6,393        30
                                                           -------       ---
           Total.......................................    $21,339       100%
                                                           =======       ===

  The above table demonstrates that a significant percentage of the Company's business is with merchants with less than $50 million in annual sales volume. In the Company's experience, its smaller retail merchant customers have been less price sensitive than large corporate businesses regarding their merchant processing requirements. No single merchant accounted for more than 5% of the net revenue of the Company in 1995. See "--Business Strategy" and "-- Technology."

TECHNOLOGY

  In order to remain competitive in the merchant processing industry, the Company has dedicated significant resources to developing proprietary technologies that lower costs and enhance service. The Company believes its continuing investment in technology will allow it to remain competitive in the industry. The principal systems that the Company has developed are described below:

  PAYLINK(TM) TRANSACTION PROCESSING SYSTEM

  The Company's new PayLink(TM) proprietary transaction processing system is an advanced system with which the Company intends to replace its existing system beginning in the first quarter of 1997. Business directed to third-party processors in recent years will be redirected in-house, thus reducing the Company's reliance on external vendors and reducing operating costs. The Company believes that the client server architecture, on which the new system is based, will enhance the Company's position among the technological leaders of the payment processing business. The new system will enable the Company to meet the processing requirements of diverse media, including the Internet. It also will enable the Company to expand the types and delivery methods of information reported to merchants. The Company also believes that the flexibility resulting from the open architecture design of the system will result in reduced maintenance costs normally associated with mainframe systems, improved product differentiation and reduced product development time.

  ON-US TRANSACTIONS

  The Company has recently developed the capability to process On-Us transactions directly with the Bank and Seafirst and thereby to by-pass the networks and the attendant network charges. The capability is presently operational for on-line debit transactions initiated in California. The Company expects to expand this capability in the future to include other types of transactions, including:

  NON-CALIFORNIA ON-LINE DEBIT TRANSACTIONS. BankAmerica is currently consolidating the card authorization systems of its various banking subsidiaries. The Company understands that this consolidation is expected to be completed in 1997. Upon completion, the Company expects to offer On-Us capabilities for debit transactions in the ten other states in the BankAmerica market area.

  OFF-LINE DEBIT TRANSACTIONS. The Company is presently developing a system to process off-line On-Us debit transactions directly and expects that this capability will be operational by 1998.

  CREDIT CARD TRANSACTIONS. The Company understands that BankAmerica is planning to complete the migration of its credit card settlement, accounting and statement functions to a new system by mid-1997. When completed, the Company will be able to offer direct processing of On-Us Visa(R) and MasterCard(R) credit card transactions.

  INTERNET GATEWAY

  The Company recognizes the importance of the Internet as an emerging medium for conducting electronic transactions. In recognition of the security issues surrounding this medium, the Company is investing in the systems infrastructure to support the SET (Secured Electronic Transaction) protocol for Internet financial transactions as set forth by the Visa(R) and MasterCard(R) associations in 1996. This technology will enable the Company and its merchants to accept credit card transactions over the Internet without compromising cardholder or merchant data. In addition to enabling merchants and cardholders to securely conduct transactions on the Internet, the Company plans to use the same technology to enable merchants to access their merchant activity data from the Company through the Internet. The Company presently expects that this technology will be operational in the first quarter of 1997, but there is no assurance that this will be the case.

  AUTOMATED CHARGEBACK SYSTEM

  The Company's Automated Chargeback System automates the processing of disputed transactions. Disputed transactions involve the receipt, processing and tracking of retrieval requests and chargebacks. Retrieval requests are requests from issuing banks for copies of sales drafts. Chargebacks are transactions returned by issuing banks to merchant processors when customers dispute the receipt of goods or services from merchants. If the merchant processor is unable to collect the amount of the transaction from the merchant, the merchant processor is liable. The imaging system automates many of the time-consuming, labor-intensive processes normally associated with the handling of retrieval requests and chargebacks. The system incorporates all aspects of the transaction dispute process, including the receipt of chargebacks from issuing banks, the distribution of chargeback notices to merchants, the receipt of merchant rebuttals and the collection of transaction dollar amounts. The system improves the timeliness of the dispute resolution process and reduces operating costs and losses associated with the processing of retrieval requests and chargebacks.

  ACCOUNT SET-UP AUTOMATION PROGRAM

  To improve the quality, control, timeliness and capacity of operations related to the set-up and maintenance of merchant accounts, the Company developed and implemented ASAP (Account Set-Up Automation Program). ASAP consists of a series of applications and databases that perform account set-up and maintenance functions, including the housing and tracking of sales leads, the receipt and evaluation of applications, the assignment of unique data entry elements and the tracking of equipment shipments and inventory. ASAP also tracks the submission, approval and processing of account maintenance requests and other account servicing functions.

  INTEROFFICE INFORMATION SYSTEM

  While the Company's primary domestic operations facilities are located in San Francisco and Foster City, California and Spokane, Washington, additional sales and account management offices are located in over 30 locations. While local offices enable employees to be closer to their customer base, employees in regional offices also need access to sufficient account information to serve their customers. To accommodate the support needs of remote offices, as well as the need of different operations units to share information, the Company developed and installed an interoffice information system. Through the system, Company personnel in diverse locations are able to access centralized merchant account records and sales activity data.

RISK MANAGEMENT

  As a result of its exposure to potential liability for merchant fraud, employee fraud, chargebacks and other losses created by its business, the Company views its risk management and fraud avoidance practices as integral to its operations and overall success. Through its credit review policy, the Company strives to minimize liabilities by employing various risk control measures. The Company's risk management policies involve three key components:

  INDUSTRY SCREENING

  The Company generally does not approve merchant applicants whose types of businesses have traditionally resulted in higher-than-average financial losses. These businesses are primarily in those industries involved in the delivery of goods and services to customers at a future time from the date of the purchase transaction. When customers in such industries are approved, they generally have large well-established businesses and extensive banking relationships with BankAmerica.

  MERCHANT CREDIT REVIEWS

  The Company conducts a thorough evaluation of the creditworthiness of each applicant. Included in this evaluation is a review of the projected volumes, credit history, financial statements, previous processor statements, on-site inventory, checking account status and verification against the Visa(R)/MasterCard(R) terminated merchant file. The Company requires the establishment of a reserve account when a merchant's creditworthiness is below the Company's normal credit standards. A reserve account contains a fixed dollar amount deposited by the merchant. The Company may also reflect the increased risk associated with such customers in pricing adjustments for its services. Should the Company experience any losses while processing transactions for a merchant, the Company has the right to debit funds from the merchant's reserve account. For merchants with unsatisfactory, unverifiable or otherwise impaired credit standing, the Company maintains several referral relationships with other merchant processors to which such merchants are referred.

  EXCEPTION MONITORING

  By compiling data from public records, industry sources and the more than 320 million transactions it processes annually, the Company captures information about approved and declined transactions, closed accounts, credit use history and other proprietary and publicly available information. This database allows the Company to analyze transaction authorization requests for fraudulent practices before funds are transferred to or on behalf of customers. Sales activity is analyzed daily to detect unusually high deposit volumes, keyed transactions (i.e., transactions not entered into a POS terminal by "swiping" the card) and other types of activity that are considered "exceptions" to normal activity. Keyed transactions pose a higher degree of risk because the card and/or card holder may not be present at the time of sale and there is a risk of error in keying in the number. When monitoring daily exception activity, the Company has the ability, should indicators warrant, to delay payment to merchants for their deposits. The ability to delay payment provides an extra period of time during which the Company can investigate the legitimacy of the unusual activity.

  As a result of stringent credit evaluation and daily monitoring processes, the Company has experienced significant drops in losses that result from fraudulent or disputed transaction activity. During the years ended December 31, 1993, 1994 and 1995 and the nine months ended September 30, 1996, such losses were approximately $5.2 million, $2.8 million, $2.2 million and $0.7 million, respectively, representing in such periods .041%, .019%, .012% and .004%, respectively, of the Company's total credit card sales volume.

COMPETITION

  The United States markets in which the Company competes for credit, charge and debit card payment processing for merchants are intensely competitive. According to publicly available industry sources, the ten largest merchant services processors in the United States processed approximately 71% of the total Visa(R) and MasterCard(R) sales volume processed in 1995. Other competitors include smaller vertically integrated processors, community and regional banks and ISOs. The Company competes on the basis of price, the availability of products and services, the quality of customer service and support and transaction processing speed, quality and reliability. Merchant processors also compete for business by building alliances with other banks to gain access to their distribution systems, acquiring merchant portfolios and enlisting ISOs. The majority of the Company's contracts with its merchant customers are cancelable at will or on short notice or provide for renewal at frequent periodic intervals and, accordingly, the Company and its competitors regularly rebid such contracts. This competition may influence the prices the Company can charge and requires the Company to control costs aggressively in order to maintain acceptable profit margins. Since 1991, price competition has caused the Company's net revenue in relation to sales volume to decline, particularly with respect to high-volume retailer customers. No assurance can be given that the Company will be able to maintain acceptable profit margins, whether with respect to its high-volume retailer customers or its small and middle market customers.

  The merchant processing industry in general requires the use of advanced computer hardware and software technology and has been characterized by the development of new products and services to meet increasingly complex and rapidly changing client and regulatory requirements. The success of any competitor in this industry, including the Company, depends in part on the ability to continue to adapt its technology in a timely and cost-effective basis, to meet these requirements.

  In recent years, there has been a trend toward consolidation in the merchant processing industry. Further tightening of margins may result in banks and other payment processors abandoning the transaction processing business, thus accelerating the trend toward consolidation. Due to market demands requiring processors to provide advanced and efficient technology, certain processors have recently left the business or merged with other providers. This consolidation has enabled certain of the Company's competitors to have access to significant capital, management, marketing and technological resources that are equal to or greater than those of the Company, and there can be no assurance that the Company will continue to be able to compete successfully with such other processors.

  In Asia, where the Company plans to compete following consummation of the Asian Acquisitions, due to language differences and variances in association regulations and interchange fees, each country represents a separate market. Competition is highly localized within country borders where local banks have priced aggressively in order to preserve market share against various large multi-national banks that compete for business in the region. The MasterCard(R) interchange structure is designed to discourage banks from operating only as processors and not as issuers in a particular market by charging non-issuer processors higher fees which may affect the profitability of operations in Asia.

REGULATION

  As a result of BankAmerica's control of the Company and until the Bank no longer has a controlling interest in the Company, the Company is subject to all provisions of federal banking laws and regulations that are applicable to the Bank unless specifically provided otherwise (collectively, the "Banking Laws"). As a result, the Company's activities are generally limited to those that are permissible for a national bank, i.e., those activities which are a part of or incidental to the business of banking. In addition, the Company is subject to the supervision and examination of the Office of the Comptroller of the Currency ("OCC"), one of the principal regulatory bodies having jurisdiction over the Bank, as well as the Board of Governors of the Federal System ("Federal Reserve Board") with respect to foreign activities and investments. The Company may not engage in any new activities until it first obtains the written approval of the OCC and/or the Federal Reserve Board. The OCC will only approve those activities legally permissible for a national bank that are consistent with prudent banking principles and OCC policy. The Federal Reserve Board applies similar requirements to the Company's foreign activities and/or investments. All of the current activities of the Company are permissible for national banks.

  The Bank and Seafirst filed a notification with and an application to the OCC to establish the Company as an operating subsidiary to hold and operate the United States domestic merchant processing businesses of the Bank and Seafirst and have received the required approvals therefor from the OCC.

  Future acquisitions by the Company may also require the prior written approval of the OCC and/or the Federal Reserve Board. In order to obtain such approval for domestic acquisitions, the Bank must submit a letter to the OCC detailing the proposed activities and stating whether any activity would be conducted at some location other than the Bank's main office or a previously approved branch of the Bank. The Company may consummate the acquisition after 30 days from the date the OCC receives the Bank's letter, unless otherwise notified by the OCC, or in less than 30 days if so notified. The OCC may extend the 30-day period if it determines that the Bank's letter raises issues which require additional information or additional time for analysis. If the 30-day period is extended, the Company may consummate the acquisition only upon written approval by the OCC. The OCC reserves the right to grant written approval, subject to conditions where there are legal or supervisory concerns.

  Federal Reserve Board approval may be needed for foreign acquisitions if the consideration involved exceeds $25 million. In such circumstances, the Company and the Bank must give the Federal Reserve Board 45 days' prior written notice. The Company may consummate the acquisition at the end of such 45-day period or sooner if the Federal Reserve Board waives the notice period. The Federal Reserve Board may also elect not to allow consummation until it has given its specific consent.

  No assurance can be given that the Banking Laws will not be amended or construed differently, or that new laws or regulations will not be adopted, the effect of which could be to materially and adversely affect the operations of the Company.

  To facilitate BankAmerica's compliance with applicable Banking Laws and to allow BankAmerica to obtain any required consents or approvals, the Company and the Bank have entered into an agreement which prohibits the Company from entering into any business activities prior to the receipt of any consents and approvals required pursuant to the Banking Laws and, if such consents are not received, prohibits the Company from engaging in such business activities.

  Through the Bank, the Company is registered with Visa(R) and MasterCard(R) as a certified processor and member service provider. As a result, the Company must adhere to the standards of the credit card associations and debit card networks or else risk suspension or termination of its designation and/or status. There can be no assurance that: (i) the credit card associations or debit card networks will maintain the Company's registrations; (ii) the rules of the credit card associations or debit card networks allowing the Company and other nonbank transaction processors to market and provide transaction processing services will remain in effect; or (iii) the credit card associations or debit card networks will continue to interpret their rules as they have done in the past, which may have an impact on the Company's business operations.

  ASIAN ACQUISITIONS

  The Company filed an application with the Federal Reserve Board for its approval to consummate the acquisition of the Bank's merchant processing businesses in various Asian countries and on December 9, 1996, the Federal Reserve Board granted the approval of such application subject only to the condition that the Bank and the Company shall engage only in activities through the offices of the Company in such countries that are permissible to the Bank directly.

  Applications have been filed in the Philippines and Thailand and are expected to be filed in Taiwan for local regulatory approval of the acquisitions of the Bank's merchant processing business in such countries as follows:

  THE PHILIPPINES. The Company has filed an application with the Securities and Exchange Commission in the Philippines for approval for the Company, as a foreign corporation, to establish a branch office in the Philippines. In addition, application has been made for a tax ruling from the Bureau of Internal Revenue in the Philippines. If the applications are approved, the Company's branch will have the authority to transact business in the Philippines so long as it retains its authority to act as a corporation under the laws of the country of its incorporation and will be regulated by the Securities and Exchange Commission in the Philippines. The Company does not anticipate that any existing regulatory restrictions in the Philippines will materially adversely impact its business.

  THAILAND. The Company has filed an application with the Thai Ministry of Commerce for approval to establish a branch office in Thailand. Upon approval, the Company will register the Company's branch office pursuant to the U.S.- Thai Treaty of Amity and Economic Relations. If the application is approved, the Company will be subject to regulation by the Ministry of Commerce and the Bank of Thailand. The Company does not anticipate that any existing regulatory restrictions in Thailand will materially adversely impact its business.

  The Company expects that the Philippines and Thailand decisions will be received during the first half of 1997, although no assurance can be given that any of these decisions will be favorable or as to the timing thereof.

  TAIWAN. The Company and the Bank expect to file applications with the Ministry of Economic Affairs in Taiwan for "recognition" of the Company and for registration of a branch of the Company, and with the Ministry of Finance (the "MOF") for approval to establish a card center for the Company's merchant processing business. In addition, the Company will also apply for a business license in Taiwan to engage in a profit-seeking enterprise and for such permits from the MOF and Taiwan's Central Bank as are needed to engage in merchant processing activities (e.g., foreign exchange conversion). Based on preliminary indications from the MOF, approval of the transfer of the Bank's merchant processing business in Taiwan to the Company initially was regarded by the Company as being unlikely. More recent indications received on an informal basis from the MOF are that such approval may be possible. However, a formal application has not yet been submitted and the matter remains at a preliminary stage at the date of this Prospectus. Although the Company and BankAmerica intend to pursue Taiwanese approval of such transfer, no assurances can be given that it will ever be obtained. In addition, the Company and BankAmerica have agreed to evaluate the possibility of entering into an outsourcing or other arrangement that would permit the Company to participate meaningfully in the Bank's merchant processing business in Taiwan in the event that such regulatory approval cannot be obtained. No assurances can be given, however, that any such arrangement will ultimately prove practicable. See "Risk Factors--Proposed Asian Acquisitions and Operations" and""--Regulation."

EMPLOYEES

  During September 1996 the Company had 514 full-time and part-time employees. Of these, 292 employees were engaged in marketing, sales and customer service, 183 were engaged in operations and systems development and 39 were corporate and administrative employees. None of the Company's employees is represented by a collective bargaining agreement nor has the Company ever experienced any work stoppage. Certain personnel providing services to the Company at its Seafirst operations and to the Bank at its Asian operations are employed by affiliates of the Company that have collective bargaining agreements with certain labor unions. Such personnel at Seafirst furnish services to the Company pursuant to one of the Intercompany Agreements and a similar arrangement is expected to be entered into with respect to such Asian employees of the Bank upon consummation of the Asian Acquisitions. The Company views current employee relations as satisfactory.

PROPERTIES

  The Company leases its principal executive offices and processing facility in San Francisco, California, consisting of approximately 58,000 square feet, from BankAmerica. The Company also will lease from BankAmerica facilities located in Los Angeles, Azusa and Foster City, California and Bellevue, Seattle and Spokane, Washington, consisting of approximately 5,538 square feet, 7,935 square feet, 6,800 square feet, 10,698 square feet, 4,548 square feet and 7,702 square feet, respectively. See "Relationship with BankAmerica--Lease Agreements and Facilities Arrangements."

LEGAL MATTERS

  Various legal actions arising in the ordinary course of business are pending against the Company. None of the litigation pending against the Company, individually or collectively, is expected to have a material adverse effect on the Company's financial condition, results of operations or liquidity.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

  The following table sets forth certain information regarding the Company's initial directors and executive officers.

Sharif M. Bayyari....  Mr. Bayyari has been the President and Chief Executive
                       Officer and a member of the Board of Directors of the Company since its formation. From 1993 until the Company's formation, Mr. Bayyari has been responsible for managing the merchant services businesses of the Bank. From 1983 to 1993, Mr. Bayyari was with National Data Corporation, most recently as Group Vice President in charge of operations. National Data Corporation is a merchant services business. Age 52.

James H. Williams....  Mr. Williams has been the Executive Vice President,
                       Chief Financial Officer and Treasurer of the Company since its formation. Prior to joining the Company, Mr. Williams was employed by the Bank, most recently as Group Executive Vice President and its Chief Accounting Officer, and by BankAmerica as Executive Vice President. Prior to joining the Bank, starting in 1973, Mr. Williams worked for Seafirst Corporation and was named Chief Financial Officer of that organization in 1984 and Manager of Operations and Finance Groups in June 1993. Age 53.

Le Tran-Thi..........  Ms. Tran-Thi has been the Company's Senior Vice
                       President and Director of Operations and Asia Merchant Services since the Company's formation. Previously, Ms. Tran-Thi was a Senior Vice President for the Bank responsible for operations of the Bank's Asian merchant processing businesses, joining the Bank in 1981, and President of BA Card Services. Age 50.

James Aviles.........  Mr. Aviles has been the Company's Senior Vice President and Director of Product/Strategy/Technology Support since the Company's formation. Mr. Aviles joined the Bank's merchant services business in 1988 and worked in several capacities until, in June 1993, he assumed responsibility for the Bank's product development, strategic planning and marketing function for its merchant services businesses. Age 36.

Michael J. Sanders...  Mr. Sanders has been the Company's Senior Vice
                       President and Director of Sales since the Company's formation. Prior to joining the Company, Mr. Sanders was a Senior Vice President and Sales Director for the Bank since 1993, having previously served in various operations, customer service, sales and sales management roles with the Bank since 1967. Age 47.

Richard D. Gale......  Mr. Gale has been the Company's Senior Vice President and Director of Account Management and Customer Services since the Company's formation. Prior to joining the Company, Mr. Gale was a Senior Vice President of the Bank responsible for account management and customer services, joining the Bank in 1973. Age 42.

Thomas E. Peterson...  Mr. Peterson is Chairman of the Board of Directors and
                       has been a member of the Board of Directors of the Company since its formation. He has been a Vice Chairman of BankAmerica since 1987. Age 61.

Barbara J. Desoer....  Ms. Desoer has served as a member of the Board of
                       Directors of the Company since November 1996. She is presently Group Executive Vice President and head of the California Retail Group of the Bank, having joined the Bank initially in 1977. Age 44.

Donald R. Dixon......  Mr. Dixon has served as a member of the Board of
                       Directors of the Company since November 1996. Mr. Dixon has been the President of Trident Capital, Inc., a venture capital firm, since 1993. He was Co-President of Partech International, a private equity fund manager associated with Banque Paribas, from 1988 to 1993. Prior to that time, Mr. Dixon was managing director of Alex Brown & Sons, Incorporated and a Vice President of Morgan Stanley. Mr. Dixon currently serves on the Board of Directors of Platinum Software Corporation, Unison Software, Inc., and several privately-owned corporations. Age 49.

James G. Jones.......  Mr. Jones has served as a member of the Board of
                       Directors of the Company since November 1996. He is presently Group Executive Vice President and head of Consumer Credit Administration for the Bank. Prior to joining the Bank in 1992, Mr. Jones served as executive vice president and head of Consumer Credit for nine years at Wells Fargo Bank. Age 48.

William E. Fisher....  Mr. Fisher has served as a member of the Board of
                       Directors of the Company since November 1996. He has been the President, Chief Executive Officer and Chairman of Transaction Systems Architects, Inc., where he has been employed since 1987. Age 49.

  The size of the Board of Directors is presently fixed at seven (with one vacancy). Two of the present members of the Board of Directors are independent of BankAmerica. The Company intends to increase the number of incumbent directors to seven, three of whom will be independent of BankAmerica, as soon as practicable after completion of the Offerings. The Board of Directors will establish a standing Audit Committee and Compensation Committee. The functions of the Audit Committee will include recommending to the Board of Directors the retention of independent auditors, reviewing the scope of the annual audit undertaken by the Company's independent auditors and the progress and results of their work, and reviewing the financial statements of the Company, its internal accounting and auditing procedures, as well as its corporate program to ensure compliance with all applicable laws. The functions of the Compensation Committee will include reviewing and approving executive compensation policies and practices, reviewing salaries and bonuses for certain officers of the Company, administering the Company's STIP and LTIP (as defined below) and considering such other matters as may from time to time be referred to the Compensation Committee by the Board.

                            EXECUTIVE COMPENSATION

COMPENSATION OF EXECUTIVE OFFICERS

  The following table sets forth certain summary information concerning compensation earned by the Company's Chief Executive Officer and the three other most highly compensated executive officers during 1995. None of the Company's other executive officers during 1995 had total annual salary and bonus that exceeded $100,000. The amounts shown represent payments made by the Company to such individuals pursuant to BankAmerica long-term compensation arrangements.

                          SUMMARY COMPENSATION TABLE

                                                              LONG TERM
                              ANNUAL COMPENSATION        COMPENSATION AWARDS
                        ------------------------------- ----------------------
                                                                    SECURITIES
                                              OTHER     RESTRICTED  UNDERLYING
       NAME AND                               ANNUAL      STOCK      OPTIONS/     ALL OTHER
  PRINCIPAL POSITION    SALARY(1)  BONUS   COMPENSATION AWARDS(2)      SARS    COMPENSATION(3)
  ------------------    --------- -------- ------------ ----------  ---------- ---------------
Sharif M. Bayyari
 President & Chief
 Executive Officer..... $168,750  $130,000     --           --        10,000       $8,350
Le Tran-Thi
 Senior Vice President
 and Director,
 Operations & Asia
 Merchant Services.....  100,721    40,000     --           --         4,000        5,932
Michael J. Sanders
 Senior Vice President
 and Director, Sales...   70,000    50,435     --         8,081(4)       --           292
Richard D. Gale
 Senior Vice President
 and Director, Account
 Management and
 Customer Services.....   74,926    35,000     --         8,081(4)       --         5,350

--------
(1) The amounts shown include amounts deferred under the BankAmerica 401(k) Investment Plan.
(2) Represents shares of BankAmerica common stock. The number of shares and their value (based on the closing price in the New York Stock Exchange Composite Transactions of BankAmerica common stock at December 31, 1995 of $64.75 per share) for each of the named officers was as follows:
    Mr. Bayyari, 500 shares, $32,375; Ms. Tran-Thi, 400 shares, $25,900; Mr. Sanders, 325 shares, $21,044; and Mr. Gale, 325 shares, $21,044. Dividends are paid on all shares of BankAmerica restricted stock on the same basis as BankAmerica common stock.
(3) The amounts shown consist of contributions made by BankAmerica to the BankAmerica 401(k) Investment Plan and Supplemental Retirement Plan.
(4) One fourth of the 150 shares of BankAmerica common stock awarded to each of Messrs. Sanders and Gale vest on each of the first, second, third and fourth anniversaries of the date of award.

  It is anticipated that following the completion of the Offerings, the Company's Chief Executive Officer and other executive officers and their respective annual salaries (excluding any bonuses) will be as follows: Mr. Bayyari, $220,000; Mr. Williams, $175,000; Ms. Tran-Thi, $130,000; Mr. Aviles,
$120,000; Mr. Gale, $120,000; and Mr. Sanders, $110,000. See "Management."

  The following table provides information on options to purchase BankAmerica common stock ("BankAmerica Common Stock") granted during 1995 to the named executive officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                 INDIVIDUAL GRANTS(1)
                   -------------------------------------------------
                   NUMBER OF
                   SECURITIES   % OF TOTAL
                   UNDERLYING OPTIONS GRANTED EXERCISE OR            GRANT DATE
                    OPTIONS   TO EMPLOYEES IN BASE PRICE  EXPIRATION  PRESENT
  NAME             GRANTED(1) FISCAL YEAR(2)  (PER SHARE)    DATE     VALUE(3)
  ----             ---------- --------------- ----------- ---------- ----------
Sharif M.
 Bayyari..........   10,000        .194%        $53.875     8/7/05    $116,500
Le Tran-Thi.......    4,000        .078%         53.875     8/7/05      46,600

--------
(1) One-third of the shares subject to each option become exercisable on each of the first, second and third anniversaries of the date of grant.
(2)  Percentage based on all options granted by BankAmerica during 1995.
(3) The estimated "grant date present values" of options granted in 1995 are based on a variation of the Black-Scholes option pricing model, a model that reflects certain arbitrary assumptions regarding variable factors such as interest rates, stock price volatility and dividend yield. Stock options have value only as a result of appreciation in the price of BankAmerica Common Stock. If, at the time of exercise, the price of BankAmerica Common Stock is the same as or lower than the option exercise price, there will be no gain to the option holder. For the purposes of establishing the "grant date present values" specified above, the model assumed: a return volatility of 33.6%, which reflects the monthly stock volatility for BankAmerica Common Stock and the 15 largest United States bank holding companies by asset size (the "Peer Group") for the five years prior to the grant date, and a dividend yield of 3.44%, which reflects historical yields for BankAmerica and the Peer Group. For all of the options, the expected option term calculation was based on the historical distribution of options exercised and canceled for grants from 1982 through 1986. Option values were computed for each term, using the zero coupon U.S. Treasury bond interest rate for that term, and a weighted option value was computed based on the historical proportion of options exercised and canceled for each term. For the options whose expected term was based upon the 1982 to 1986 grant experience a cancellation factor of 10.6% was then applied, which adjusts for the proportion of options canceled prior to being fully vested. There is no assurance that the value received by the executive officers will be at or near the grant date present value.

  The following table sets forth the BankAmerica stock options exercised by each of the named executive officers during 1995 and the December 31, 1995 value of all unexercised options to purchase BankAmerica Common Stock held by the named executive officers.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                    NUMBER OF
                                                   SECURITIES
                                                   UNDERLYING
                                                   UNEXERCISED  VALUE OF IN-THE-
                                                   OPTIONS AT   MONEY OPTIONS AT
                                                    12/31/95        12/31/95
                               SHARES             ------------- ----------------
                             ACQUIRED ON  VALUE   EXERCISABLE/    EXERCISABLE/
  NAME                       EXERCISE(1) REALIZED UNEXERCISABLE  UNEXERCISABLE
  ----                       ----------- -------- ------------- ----------------
Sharif M. Bayyari...........    2,400    $28,349  4,601/16,999  $86,156/$237,296
Le Tran-Thi.................      --         --        0/4,000        $0/$44,000

--------
(1) Based on the closing stock price in The New York Stock Exchange Composite Transactions of BankAmerica Common Stock at December 31, 1995 of $64.75 per share.

  Mr. Bayyari and Mr. Williams have received stock option grants and restricted stock grants under the BankAmerica Corporation 1992 Management Stock Plan. These employees may elect, prior to January 1, 1997, to exchange their unexercised options and unvested restricted stock awards for options and restricted stock grants under the Company's Long Term Incentive Plan. See "-- Compensation Pursuant to Employee Benefit Plans." In the event these employees were to exercise their election rights in full, the Company would incur compensation expense of approximately $3.8 million based on recent stock prices.

COMPENSATION PURSUANT TO EMPLOYEE BENEFIT PLANS

  Described below are certain employee benefit plans pursuant to which cash or noncash compensation is proposed to be paid or distributed to the Company's executive officers after the completion of the Offerings.

  SHORT-TERM INCENTIVE PLAN

  The Company has adopted the BA Merchant Services, Inc. Short-Term Incentive Plan (the "STIP") effective as of the completion of the Offerings to encourage superior performance of senior management through targeted annual incentive awards. The STIP contains a formula for calculating the maximum amount of annual incentive awards payable to members of senior management under the STIP. The formula establishes a fixed percentage of adjusted pre-tax income as the maximum aggregate amount available to be paid to the named executive officers and other executive officers as annual incentive awards under the STIP. The formula in the STIP also sets a maximum annual award payable to any one executive officer at $1,000,000. The Executive Personnel and Compensation Committee of the Board of Directors (the "Compensation Committee") has discretion to grant awards under the STIP which are less (on an aggregate or individual basis) than the amounts called for by the formula, based on qualitative and quantitative factors which the Compensation Committee determines are appropriate. To the extent the Company achieves superior performance, the benefits paid under this plan could significantly increase the compensation payable to participating members of senior management.

  The STIP may be modified, amended or terminated by the Board of Directors at any time.

  LONG-TERM INCENTIVE PLAN

  The Company has adopted the BA Merchant Services, Inc. Long-Term Incentive Plan (the "LTIP") effective as of the completion of the Offerings. The LTIP will be administered by the Compensation Committee. Officers and employees of the Company and its subsidiaries are eligible to participate in the LTIP. Directors who are not employees of the Company are not eligible.

  Stock-based compensation will typically be issued in consideration for the performance of services to the Company. The Compensation Committee may grant awards subject to satisfaction of specific performance goals.

  The LTIP provides for a number of forms of stock-based compensation. The Compensation Committee may award to eligible employees incentive and nonqualified stock options, stock appreciation rights, restricted stock, performance units, and performance shares. Up to 6,000,000 shares of the Company's Class A Common Stock are authorized for issuance through the LTIP.

  The Compensation Committee has discretion to award incentive stock options, which are intended to comply with Section 422 of the Internal Revenue Code, or nonqualified stock options ("NQSOs"), which are not intended to comply with
Section 422 of the Internal Revenue Code. Each option issued under the LTIP must be exercised within a period of ten years from the date of grant, and the exercise price of an option may not be less than the fair market value of the underlying shares of the Company's Class A Common Stock on the date of grant (except in the case of options granted to Mr. Bayyari or Mr. Williams in substitution for outstanding unexercised options granted under the BankAmerica Corporation 1992 Management Stock Plan). At the time of exercise, the full exercise price for a stock option must be paid in cash or, if the Compensation Committee so provides, in shares of the Company's Class A Common Stock. Subject to the specific terms of the LTIP, the Compensation Committee has discretion to set such additional limitations on option grants (including vesting and expiration or termination provisions) as it deems appropriate. The Company has adopted a program within the LTIP called Ownership Counts! pursuant to which certain employees of the Company (as defined in the LTIP and determined by the Compensation Committee) receive periodic stock option grants for not more than 400 shares of the Company's Class A Common Stock annually. The first of such grants will occur in connection with the Offerings.

  The Compensation Committee may also award stock appreciation rights ("SARs") upon such terms and conditions as it will establish. The grant price of a freestanding SAR (an SAR not granted in connection with a stock option) will equal the fair market value of a share of Class A Common Stock while the grant price of a tandem SAR issued in connection with a stock option will equal the exercise price of the related option.

  The Compensation Committee is also authorized to award shares of restricted Class A Common Stock upon such terms and conditions as it will establish. The participants may be required to pay a purchase price for each share of restricted stock granted equal to the par value of a share of the Company's Class A Common Stock. The award agreement will specify the period(s) of restriction, the number of shares of restricted Class A Common Stock granted, the restrictions applicable to the award (such as restrictions based upon achievement of specific performance objectives or continued employment with the Company) and such other provisions as the Compensation Committee shall determine. Although recipients will have the right to vote these shares from the date of grant, they will not have the right to sell or otherwise transfer the shares during the applicable period of restriction or until earlier satisfaction of other conditions imposed by the Compensation Committee in its sole discretion. Participants will receive dividends on their shares of restricted stock and the Compensation Committee, in its discretion, will determine how dividends on restricted shares are to be paid.

  The Compensation Committee may also award performance units and performance shares upon such terms and conditions as it will establish. Performance units will have an initial value as determined by the Compensation Committee, while performance shares will have an initial value equal to the fair market value of a share of Class A Common Stock. Performance units and shares will be paid upon the satisfaction of performance goals specified by the Compensation Committee at the time of grant.

  The performance measures upon which certain of the LTIP awards may be based are revenues, profits, economic profit, net income, operating expense reductions, share price, earnings per share, total stockholder return, return on assets, return on equity, return on gross sales, operating income, return on capital or investments or economic value added. Following the end of a performance period, the Compensation Committee will determine the value of the performance-based awards granted for the period based on the attainment of the preestablished objective performance goals. The Compensation Committee will also have discretion to reduce (but not to increase) the value of a performance-based award.

  Individual awards under the LTIP are subject to annual aggregate limits as follows: stock options, 500,000 shares; SARs, 500,000 shares; restricted stock, 250,000 shares; performance shares/units, 250,000 shares, in each case of Class A Common Stock.

  The LTIP provides for appropriate adjustments in the number of shares of the Company's Class A Common Stock subject to awards and available for future awards in the event of changes in outstanding Class A Common Stock by reason of a merger, stock split or certain other events.

  The LTIP may be modified, amended or terminated by the Board of Directors at any time. However, no such action will adversely affect any outstanding awards without the affected holder's consent. Stockholder approval of an amendment will be sought if necessary under Internal Revenue Service or Securities and Exchange Commission regulations, the rules of the NYSE or any applicable law.

  Subject to the right of the Board of Directors to modify, amend or terminate the LTIP, the LTIP will remain in effect until all options and rights granted thereunder have been exercised or expired in accordance with the terms of the plan. However, in no event will awards be granted under the LTIP after ten years from its effective date.

  PENSION PLANS

  The named executive officers of the Company received pension benefits for 1995 through the BankAmerica Pension Plan, a "cash balance" defined benefit pension plan, and the BankAmerica Supplemental Retirement Plan, which provides additional benefits equal to the employer-provided benefits that plan participants do not receive under the BankAmerica Pension Plan because of Internal Revenue Code limits. Effective January 1, 1996, participants in the plans accrue benefits equal to seven percent of qualified earnings in excess of one-half of the Social Security wage base each year. (Participants receive contributions to the BankAmerica 401(k) Investment Plan on qualified earnings up to one-half of the Social Security wage base each year.) Qualified earnings include salary and most cash incentive and bonus payments. Participants' benefits are adjusted each year by an interest factor. Employees who accrued benefits under final average pay defined benefit plans that were converted to the cash balance plan also receive transition benefits. Estimated annual retirement benefits under the BankAmerica Pension and Supplemental Retirement Plans for the named executive officers of the Company at age 65 are as follows:

                                                        YEAR REACHING AMOUNT OF
   NAME                                                    AGE 65      ANNUITY
   ----                                                 ------------- ----------
   Sharif M. Bayyari...................................     2010      $41,727.37
   Le Tran-Thi.........................................     2011       29,003.09
   Michael J. Sanders..................................     2014       39,029.28
   Richard D. Gale.....................................     2019       45,898.14

  The estimated annual retirement benefits shown assume bonuses equal to the average percentage bonus (as a percentage of year-end salary) received for the last three years, a 5% interest factor, retirement at age 65 and no increases in salary.

  The Company will be a participating employer in the BankAmerica Pension Plan and Supplemental Retirement Plan described above and the Company's executive officers will continue to accrue benefits under these plans.

AWARDS TO EXECUTIVE OFFICERS

  Effective upon completion of the Offerings, the Company has made one-time grants to the named executive officers in connection with the Offerings and also will make annual grants as part of their annual compensation. The grants will comprise (i) options to purchase Class A Common Stock, and (ii) Class A Common Stock subject to restrictions on transfer ("Restricted Stock").

  The Company has awarded, effective upon completion of the Offerings the following grants: (i) options to purchase 55,000 shares of Class A Common Stock and 25,000 shares of Restricted Stock to Mr. Bayyari; (ii) options to purchase 50,000 shares of Class A Common Stock and 21,000 shares of Restricted Stock to Mr. Williams; (iii) options to purchase 28,000 shares of Class A Common Stock and 12,000 shares of Restricted Stock to Ms. Tran-Thi; (iv) options to purchase 28,000 shares of Class A Common Stock and 12,000 shares of Restricted Stock to Mr. Aviles; (v) options to purchase 28,000 shares of Class A Common Stock and 12,000 shares of Restricted Stock to Mr. Sanders; and (vi) options to purchase 28,000 shares of Class A Common Stock and 12,000 shares of Restricted Stock to Mr. Gale.

EMPLOYMENT CONTRACTS

  None of the named executive officers has an employment or other agreement with the Company regarding compensation.

OTHER BENEFIT PLANS

  The Company also will be a participating employer in the other benefit programs sponsored by BankAmerica for its subsidiaries, including the BankAmerica 401(k) Investment Plan with matching employer contributions, group health, life, accident and disability coverage and preferred rates on certain loans and banking services. These programs will be made available to executive officers of the Company on terms not more favorable than those offered to other employees. The participation of the Company in BankAmerica-sponsored benefit programs is subject to the continued authorization of BankAmerica and election by the Company of such participation.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee will consist of two persons, neither of whom is an officer of the Company.

COMPENSATION OF DIRECTORS

  Directors of the Company who are not also employees of the Company or BankAmerica ("Nonemployee Directors") will receive an annual retainer to be paid in the form of stock options to be granted pursuant to the Nonemployee Director Stock Plan. The value of stock options paid as an annual retainer (determined using the Black-Scholes option pricing model) will be equal at issuance to $20,000. In addition, under the plan, each Nonemployee Director has been granted an option to purchase 5,000 shares of the Company's Class A Common Stock upon his or her election to the Board and also will be granted an option to purchase 2,500 shares of the Company's Class A Common

Stock on the day following each annual meeting of the Company's stockholders. These options will vest on the day before the day of the annual meeting of the Company's stockholders following the date of grant. These options will have a ten-year term and an exercise price equal to the fair market value of a share of the Company's Class A Common Stock on the date of grant.

  In addition, Nonemployee Directors will receive $1,000 for each board meeting attended and $1,000 for each committee meeting attended, whether or not held on the same day as a board meeting. Committee chairpersons will receive an additional $3,000 annual retainer. No other director will receive cash compensation for services as a director. All directors, however, will be reimbursed for the expenses of attending meetings.

          SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDER AND MANAGEMENT

OWNERSHIP OF COMPANY COMMON STOCK BY PRINCIPAL STOCKHOLDER

  As of the date of this Prospectus, no shares of Class A Common Stock are outstanding and 30,200,000 shares of Class B Common Stock are outstanding, all of which are owned by BankAmerica as described in the table below. After completion of the Offerings, the only shares of Class A Common Stock that will be outstanding are those that will be issued in the Offerings (including any shares issued if the Underwriters' over- allotment options are exercised) and those issued under the Company's employee and director plans. See "Executive Compensation." Upon completion of the Offerings, BankAmerica will own 100% of the Company's outstanding Class B Common Stock (30,200,000 shares), which will represent approximately 68.3% of the outstanding Common Stock of the Company (or 65.2% if the Underwriters exercise their over-allotment options in full). In addition, assuming consummation of the Asian Acquisitions, BankAmerica's ownership interest would increase to 30,900,000 shares of Class B Common Stock or 68.8% of the outstanding Common Stock of the Company (or 65.7% if the Underwriters exercise their over-allotment options in full).

  The following table sets forth information with respect to the beneficial ownership of the Company's Class B Common Stock as of the date of this Prospectus.

                                                        SHARES OF
                                                         CLASS B
                                                          COMMON
                                                          STOCK
                                                       BENEFICIALLY PERCENTAGE
NAME AND ADDRESS(1)                                       OWNED      OF CLASS
-------------------                                    ------------ ----------
Bank of America National Trust and Savings
 Association..........................................  25,670,000      85%
Bank of America NW, National Association..............   4,530,000      15

--------
(1) The address of Bank of America National Trust and Savings Association is:
    555 California Street, 6th Floor, San Francisco, California 94104,
    Attention: Secretary. The address of Bank of America NW, National Association is: 701 Fifth Avenue, Seattle, Washington 98124, Attention:
    Secretary. Seafirst is expected to merge into the Bank on January 1, 1997.

  For a description of certain transactions and arrangements between the Company and BankAmerica, see "Relationship with BankAmerica."

OWNERSHIP OF BANKAMERICA AND COMPANY COMMON STOCK BY MANAGEMENT

  The following table sets forth information with respect to the beneficial ownership of BankAmerica Common Stock as of November 30, 1996 by (i) directors of the Company; (ii) each of the named executive officers; and (iii) all of the Company's directors and executive officers as a group. Except as indicated in the footnotes below, the persons named in this table have sole voting and investment power with respect to all shares beneficially owned by them. None of such persons owned any shares of the Company's Class A Common Stock or Class B Common Stock as of such date. Options and restricted stock grants with respect to approximately 321,000 shares of Class A Common Stock of the Company have been awarded by the Company to its executive officers and nonemployee directors effective upon completion of the Offerings. See "Executive Compensation."

                                                          SHARES OF
                                                         BANKAMERICA
                                                            COMMON
                                                            STOCK
                                                         BENEFICIALLY PERCENTAGE
NAME AND ADDRESS(1)                                      OWNED(2)(3)   OF CLASS
-------------------                                      ------------ ----------
Sharif M. Bayyari
 President and
 Chief Executive Officer................................    13,213         *
Le Tran-Thi
 Senior Vice President
 and Director, Operations and
 Asian Merchant Services................................     2,297         *
Michael J. Sanders
 Senior Vice President
 and Director, Sales....................................       173         *
Richard D. Gale
 Senior Vice President
 and Director, Account Management
 and Customer Services..................................     1,903         *
Thomas E. Peterson
 Chairman of the Board..................................   192,001         *
Barbara J. Desoer
 Director...............................................     3,346         *
Donald R. Dixon
 Director...............................................         0         *
James G. Jones
 Director...............................................       966         *
William E. Fisher
 Director...............................................         0         *
Directors and executive officers
 as a group (9 persons).................................   213,899         *

--------
*  Less than 1% of outstanding shares.
(1) The address for the directors and named executive officers of the Company is: c/o BA Merchant Services, Inc., One South Van Ness Avenue, San Francisco, California 94103.
(2) Percentage ownership is based on the number of shares outstanding as of November 30, 1996. Share amounts are stated and the percentages calculated in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which requires that shares that may be acquired upon the exercise of stock options that will become exercisable within 60 days be considered beneficially owned.
(3) Includes 251,937 shares for which options are exercisable or will become exercisable within 60 days.

                         RELATIONSHIP WITH BANKAMERICA

GENERAL

  The Company is wholly owned by the Bank and Seafirst, which are wholly owned subsidiaries of BankAmerica, a registered bank holding company. BankAmerica provides retail and wholesale commercial banking and financial services throughout the United States and in selected international markets to consumers and business customers, including corporations, governments and other institutions.

  At September 30, 1996, BankAmerica operated 1,997 retail banking branches and a proprietary network of approximately 6,795 ATMs in the following states:
California, Oregon, Nevada, Arizona, Washington, Alaska, Idaho, Texas, New Mexico, Hawaii and Illinois. In California, BankAmerica's most significant market, BankAmerica is the largest provider of retail banking services, maintaining at September 30, 1996, approximately 1,007 branches and at least one banking relationship with approximately one-half of the households. At December 31, 1995, BankAmerica was the eighth largest issuer of credit cards in the United States with 8.9 million credit card holders and the largest issuer of on-line debit cards in the United States with 10.9 million debit card holders at such date. BankAmerica is a leader in providing banking services to small business and middle market merchants (with approximately 850,000 such customers at September 30, 1996). BankAmerica conducts its wholesale commercial banking businesses throughout the United States and abroad. A majority of the merchant customers of the Company currently have commercial banking relationships of various types with BankAmerica.

  As of September 30, 1996, BankAmerica had consolidated total assets of approximately $243.0 billion and total shareholders' equity of approximately $20.5 billion and was the third largest bank holding company in the United States, based on total assets. For the years ended December 31, 1994 and 1995 and for the nine months ended September 30, 1996, BankAmerica had consolidated total revenues of approximately $16.5 billion, $20.4 billion and $16.3 billion, respectively, and during such periods, BankAmerica had consolidated total net income of approximately $2.2 billion, $2.7 billion and $2.1 billion, respectively.

  The Bank has been a pioneer and leader in the bank credit and debit card industry. The Bank developed and distributed the first bank-issued, nationally licensed credit cards, known as BankAmericard(R), and established the first licensing arrangements that enabled other banks to issue and process bank credit card transactions. These arrangements evolved into the world-wide association known today as Visa U.S.A. Inc. and Visa International, Inc., of which the Bank was a founding member. The Bank's VERSATEL(R) Card was one of the first point-of-sale debit cards introduced to the payments industry.

  BankAmerica through its subsidiaries currently owns all of the outstanding capital stock of the Company. Upon completion of the Offerings, BankAmerica will own 100% of the Company's outstanding Class B Common Stock, which will represent approximately 68.3% of the Company's outstanding Common Stock (or 65.2% if the Underwriters' over-allotment options are exercised in full). Such economic ownership will represent approximately 95.6% of the combined voting power of the Company's outstanding Common Stock (94.9% if the Underwriters' over-allotment options are exercised in full).

  BankAmerica could decide to sell or otherwise dispose of all or a portion of its holdings of the Company's Class B Common Stock. Furthermore, there can be no assurance that, in any transfer by BankAmerica of a controlling interest in the Company, any holders of Class A Common Stock will be allowed to participate in such a transaction or will realize any premium with respect to their shares of Class A Common Stock. BankAmerica may also at some future time transfer some or all of its shares of Class B Common Stock from the Bank or Seafirst to other affiliates of the Company, including BankAmerica Corporation.

  The Company was incorporated in October 1996 to combine the domestic merchant processing businesses of the Bank and Seafirst. The Bank has transfered its domestic merchant processing business and Seafirst has transfered its merchant processing business (in each case other than drafts in transit) to the Company in exchange for an aggregate of 30,200,000 shares of Class B Common Stock of the Company. Prior thereto, such businesses were conducted as divisions of the Bank and Seafirst. The Bank and Seafirst are expected to merge on January 1, 1997.

  The Company and BankAmerica engage in various intercompany transactions and arrangements including the provision by BankAmerica of various services to the Company. Fees paid for these services were approximately $7.5 million, $7.5 million, $7.7 million, $4.3 million and $5.6 million for the years ended December 31, 1993, 1994 and 1995, and the nine months ended September 30, 1995 and 1996, respectively. As part of the intercompany arrangements, the Company, paid BankAmerica total rental expense of $2.3 million, $2.3 million, and $1.9 million, for the years ended December 31, 1993, 1994, and 1995, and $1.4 million and $1.3 million for the nine months ended September 30, 1995 and 1996, respectively. In addition, the Company paid BankAmerica $8.2 million, $13.3 million and $14.8 million for the years ended December 31, 1993, 1994 and 1995, and $10.9 million and $12.9 million for the nine months ended September 30, 1995 and 1996 under tax allocation arrangements. The Company expects that the Intercompany Agreements and the Corporate Opportunities Agreement described below will govern the relationship between the Company and BankAmerica, the provision of services and the payments therefor following the Offerings. Because these agreements have been entered into at a time when the Company was a wholly-owned subsidiary of BankAmerica, they are not the result of arm's length negotiations between the parties, and the Company has not been represented by separate counsel.

NON-COMPETITION AND CORPORATE OPPORTUNITIES ALLOCATION AGREEMENT

  Pursuant to the Corporate Opportunities Agreement, and in consideration of the transactions contemplated by the Intercompany Agreements and to preserve and enhance the goodwill of the assets and business being transferred to the Company, BankAmerica, will not compete with the Company in the United States (and the following countries upon the transfer of BankAmerica's Base Business (as defined below) in each such country to the Company: Taiwan, the Philippines, Thailand, South Korea, India, Indonesia, Vietnam and the People's Republic of China (each, an "Additional Asian Country")) with respect to payment processing for merchants to the extent that such payments arise in the use of credit or charge cards or debit cards for the purchase of goods and services and are authorized through an electronic medium originating at the point of sale (the "Base Business") for a term of five years, subject to earlier termination in the event BankAmerica owns shares representing less than a majority of the voting power of the outstanding Common Stock of the Company. Notwithstanding the foregoing, BankAmerica will not be precluded from
(i) subject to clauses (ii) and (iii) below, independently pursuing and acquiring a Base Business, (ii) engaging, after any direct or indirect acquisition thereof, in a Base Business the annual net revenue which is less than 10% of the Company's annual net revenue for the equivalent period; provided, however, that if such a Base Business shall experience net revenue growth such that its annual net revenue equals or exceeds 10% of the Company's annual net revenue in any year, then BankAmerica shall cause such business to be offered to the Company for purchase at fair market value, or (iii) engaging, after any direct or indirect acquisition thereof, in a Base Business where the Company has been offered by BankAmerica the right to acquire such business at fair market value and the independent outside directors of the Company shall not have determined that the Company shall so acquire such business. For purposes of clause (iii) of the preceding sentence, BankAmerica must have offered the right to so acquire such Base Business within six months after the acquisition thereof and the Company's independent outside directors must not have determined that the Company shall exercise such right to acquire such Base

Business during the three month period after being so offered such opportunity, and "fair market value" shall be the value determined as such by an independent firm mutually selected by BankAmerica and the Company's independent outside directors. BankAmerica has also agreed that it will not, during the term of the Corporate Opportunities Agreement, acquire any corporation, partnership or other business entity (or all or substantially all of the assets thereof) where the Base Business of such entity is conducted primarily in the United States or an Additional Asian Country and the Base Business of such entity, for the fiscal year of such entity most recently ended, generated more from 66 2/3% of the consolidated total revenue of such entity.

  The Corporate Opportunities Agreement further provides that BankAmerica will have the right, as to any future business opportunities outside the scope of the Base Business, to determine the allocation thereof based solely upon BankAmerica's evaluation of what is in the best interests of the BankAmerica stockholders under the circumstances. Under the agreement, the good faith determination of BankAmerica as to the scope of the Base Business, the applicability of any exceptions discussed above to its agreement not to compete, or the allocation of any corporate opportunities outside the scope of the Base Business, shall be conclusive and binding. The Corporate Opportunities Agreement has a term of five years subject to renewal by mutual agreement of the parties.

INTERCOMPANY AGREEMENTS AND ARRANGEMENTS

  As an operating division of BankAmerica prior to its incorporation, the Company received certain services from BankAmerica. Following the transfer of the merchant processing businesses of the Bank and Seafirst to the Company, BankAmerica, the Bank, Seafirst and other of their affiliates will provide to and receive from the Company various services pursuant to a Trademark License Agreement (the "License Agreement"), an Administrative Services and Support Agreement (the "Administrative Services Agreement"), a Marketing Agreement (the "Marketing Agreement"), a Sponsorship and Processing Agreement (the "Sponsorship Agreement") and various processing agreements (the "Processing Services Agreements"). The provision of these services will be priced on a mutually agreeable competitive market basis. The Company believes that the cost of the foregoing arrangements will not differ materially from its historical costs. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 9 of Notes to Combined Financial Statements.

  The License Agreement provides, among other things, for the grant to the Company by BankAmerica of a non-exclusive license to use the Bank of America name and Marks in connection with the Company's business. Under the License Agreement, BankAmerica has the right to revoke the license to use the Marks in a fashion contrary to the terms of the License Agreement. A revocation of the license to use the Marks could have a material adverse effect on the business, financial condition or results of operation of the Company. Under the terms of the License Agreement, the Company will indemnify BankAmerica and its affiliates against certain liabilities in respect of the use of the Marks and other activities relating to the business of the Company. The Company has also granted to BankAmerica a non-exclusive license to use the Company's trademarks and tradenames on terms similar to those granted by BankAmerica to the Company for the Marks. The License Agreement has a term of five years subject to renewal by mutual agreement of the parties.

  Under the Marketing Agreement, the Company, the Bank and Seafirst have agreed to cooperate and work together (a) to market, promote and sell the Company's merchant processing services to existing and prospective merchant services customers of the Bank and Seafirst and (b) to market, promote and sell the Bank's and Seafirst's products and services to prospective customers of the Company. The Marketing Agreement provides access, to the extent legally permissible, to the Company for purposes of distribution of its merchant processing products to the solicitation and distribution channels and resources, which include direct mail, statement inserts, telemarketing, Internet and other on-line media and cross-selling databases of the Bank and Seafirst. In connection therewith, the Company's products are included in a wide range of marketing programs conducted by the Bank and Seafirst. The Company will provide sales training and related support services for the Bank and Seafirst sales personnel. The Company will receive access, to the extent legally permissible, to all account and related information of the Bank and Seafirst customers including checking account balances and information needed for payment authorization services. The Company will maintain the confidentiality of all such information. The Marketing Agreement has a term of five years subject to renewal for successive one-year terms.

  Pursuant to the Administrative Services Agreement, the Bank will make available and provide certain administrative, support and consultation services to the Company, including purchasing, advertising, publicity, marketing, data processing (including procurement, maintenance and support), personnel and human resources (including hiring), training, legal services, regulatory and compliance services, payroll services, accounting, appraisal and audit services, treasury and tax services, insurance, corporate security, credit review and analysis, credit bureau services, and facilities (including lease administration). The Administrative Services Agreement has a term of five years subject to renewal for successive one-year terms. At any time during the term of the Administrative Services Agreement, the Company may elect to receive any or all of these services, accept additional or new services and terminate existing services.

  Pursuant to the Sponsorship Agreement, the Bank has appointed the Company as the Bank's sole agent for the purposes of providing electronic data authorization and capture, reporting, settlement and clearing services for merchants who participate in the Visa(R) and MasterCard(R) and other credit and charge card association programs and debit card networks such as Interlink(R) and to enter into contracts with merchants for the provision of merchant services. The Company, along with other nonbank transaction processors, may be required to be sponsored by a financial institution that is a member of the Visa(R) and MasterCard(R) and other credit card associations. The Company expects that the Bank, being a member of such associations, will be the Company's sole sponsor. Pursuant to the Sponsorship Agreement, the Company will provide credit, charge and debit card processing, cash advance processing and related services to merchant customers of the Bank. The Company utilizes the Bank's automated clearing house and wire transfer products to settle all of its processed transactions and uses the Bank's Customer On-Line Information Network to post adjustments and perform accounting inquiries.

  The Company will retain full responsibility for performance of merchant processing services, except for certain obligations or responsibilities that the Bank will assume pursuant to the Sponsorship Agreement. The Sponsorship Agreement provides that the Company will comply with (i) all Visa(R) and MasterCard(R) bylaws, manuals, operating regulations and other written materials as they may from time to time be amended which bind or apply to the Bank as a member of Visa(R) and MasterCard(R) with respect to merchant card services or to the Company as a third-party processor, (ii) any agreements between merchants and the Bank with respect to merchant card services and
(iii) all applicable federal or state laws and regulations. Under the Sponsorship Agreement, the Company will receive all fees, discounts and other amounts payable by merchants for merchant card services and will bear the expenses of maintaining facilities necessary to provide such services. In addition, the Company will be responsible for the payment of all interchange fees and penalties, association and network fees and related costs. The Sponsorship Agreement has a term of five years, subject to renewal for successive one-year terms. Certain indemnification provisions are also contained in the Sponsorship Agreement, under which the Company will indemnify the Bank against losses, claims and other amounts arising out of the Company's failure to perform in accordance with the terms of the Sponsorship Agreement.

  Pursuant to the Processing Services Agreements, the Company will provide merchant processing services to customers of the Bank and other banking subsidiaries of BankAmerica Corporation, including transaction authorization, data capture, funds collection, settlement and funds remittance, merchant implementation, customer service, management reporting, market/product development and processing of chargebacks. Each of the Processing Services Agreements is terminable upon 90 days' written notice. Certain indemnification provisions are also contained in the Processing Services Agreements, under which the Company will indemnify the Bank or banking subsidiary, as the case may be, against losses, claims and other amounts arising out of the Company's failure to perform in accordance with the terms of the Processing Services Agreements.

  All of the Intercompany Agreements may be terminated by BankAmerica if it beneficially owns shares representing less than a majority of the voting power of the outstanding Common Stock of the Company.

  For additional information concerning the relationship, and certain areas of competition or potential competition, between the Company and BankAmerica, see "Risk Factors," "Description of Capital Stock" and "Executive Compensation-- Compensation Pursuant to Employee Benefit Plans."

LEASE AGREEMENTS AND FACILITIES ARRANGEMENTS

  The Company is party to a lease agreement with the Bank for its facility in San Francisco, California, which serves as the Company's principal executive offices and one of its main processing facilities and comprises approximately 58,000 square feet. The term of this lease ends on December 3, 2001, and is automatically renewable at such time for an additional five years unless a notice not to extend has been provided at least six months prior to such termination. The Bank owns the property on which such facility of the Company is located.

  The Company also will lease space from BankAmerica for its locations in Los Angeles, Azusa and Foster City, California, and Bellevue, Seattle, and Spokane, Washington.

REGISTRATION RIGHTS AGREEMENT

  In connection with the Offerings, the Bank, Seafirst and the Company have entered into a Registration Rights Agreement (the "Registration Rights Agreement"). Pursuant to the Registration Rights Agreement, the Bank and Seafirst have the right to require the Company to use its best efforts to register under the Securities Act all or a portion of the shares of Class A Common Stock which would result upon the conversion of the shares of Class B Common Stock owned by the Bank and Seafirst or a transferee from the Bank or Seafirst (the "Registrable Shares"). Such demand rights are subject to the condition that the Company would not be required to effect more than two demand registrations. The Bank and Seafirst also have the right to participate, or "piggy-back," in equity offerings initiated by the Company, subject to reduction of the size of the offering on the advice of the managing underwriter. The Bank and Seafirst will pay all expenses relating to the performance of, or compliance with, demand registration requests under the Registration Rights Agreement, and the Company will pay all expenses relating to the performance of, or compliance with, "piggy-back" registrations under the Registration Rights Agreement. In either case, however, the Bank and Seafirst will be responsible for underwriters' discounts and selling commissions with respect to the Registrable Shares being sold and the fees and expenses of its counsel in connection with such registration. The Bank's and Seafirst's rights under the Registration Rights Agreement are fully assignable to affiliates of the Bank and Seafirst and to transferees of Registrable Shares.

TAX ALLOCATION AGREEMENT

  In connection with the Offerings, the Company has entered into a Tax Allocation Agreement with BankAmerica (the "Tax Allocation Agreement"), which will govern certain tax related matters affecting taxable periods ending prior to and subsequent to the Offerings, including preparation and filing of certain tax returns, payment of taxes and indemnification for tax liabilities. In general, under the Tax

Allocation Agreement, the Company will be responsible for filing tax returns and paying taxes of the Company, other than returns that are filed on a consolidated, combined or unitary basis with BankAmerica (in the event that the Company becomes required to file any such return in the future), in which case the Company will be responsible for its proportionate share of such taxes, determined as if the Company and its subsidiaries were a separate consolidated or combined group. The Tax Allocation Agreement provides that BankAmerica will retain control of audits affecting its consolidated, combined or unitary returns, which include the Company and its subsidiaries.

ASIAN ACQUISITION AGREEMENT

  The Company has entered into a definitive agreement with BankAmerica to acquire the merchant processing businesses presently conducted by the Bank in the Philippines and Thailand in consideration for the issuance by the Company of 550,000 and 150,000 additional shares, respectively, of Class B Common Stock. In the definitive agreement with respect to the Asian Acquisitions, the Company and BankAmerica have also agreed to evaluate the possibility of entering into an outsourcing or other arrangement that would permit the Company to participate meaningfully in the Bank's merchant processing business in Taiwan and work cooperatively during the term of the agreement to allow the Company to acquire from the Bank the Bank's merchant processing businesses in Taiwan, South Korea, India, the People's Republic China and Vietnam. Any such acquisitions will be subject to local regulatory approval in the subject countries. There is no assurance that any of such regulatory approvals will be obtained or as to the timing thereof or that any such other arrangement will ultimately prove practicable. The agreement will terminate on December 31, 1997 unless mutually extended. See "Risk Factors--Proposed Asian Acquisitions and Operations" and "Business--Asia."

                         DESCRIPTION OF CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

  The authorized capital stock of the Company consists of 200 million shares of Class A Common Stock, par value $.01 per share, 50 million shares of Class B Common Stock, par value $.01 per share, and 10 million shares of Preferred Stock, par value $.01 per share. None of the Class A Common Stock and Preferred Stock is outstanding as of the date hereof. Of the 200 million shares of Class A Common Stock authorized, 14,000,000 are being offered in the Offerings (16,100,000 shares if the Underwriters' over-allotment options are exercised in full), 30,900,000 shares will be reserved for issuance upon conversion of Class B Common Stock into Class A Common Stock and
7,000,000 shares have been reserved for issuance pursuant to certain employee and nonemployee director benefit and option plans. See "Executive Compensation." Of the 50 million shares of Class B Common Stock authorized, 30,200,000 shares, or 100% of the outstanding shares, are held by BankAmerica. 700,000 additional shares of Class B Common Stock are subject to issuance to BankAmerica upon consummation of the Asian Acquisitions. The following summary description of the capital stock of the Company is qualified in its entirety by reference to the form of Certificate of Incorporation of the Company and the Bylaws of the Company, a copy of each of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

  COMMON STOCK

  VOTING RIGHTS. The holders of Class A Common Stock and Class B Common Stock generally have identical rights except that holders of Class A Common Stock are entitled to one vote per share while holders of Class B Common Stock are entitled to ten votes per share on all matters to be voted on by stockholders. The holders of Common Stock are not entitled to cumulative voting rights. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of Class A Common Stock and Class B Common Stock present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any Preferred Stock. In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of Common Stock would be entitled to share ratably in all assets remaining after payment of liabilities subject to prior distribution rights and payment of any distributions owing to holders of shares of Preferred Stock then outstanding, if any. Holders of the shares of Common Stock have no preemptive rights, and the shares of Common Stock are not subject to further calls or assessment by the Company. There are no redemption or sinking fund provisions applicable to the shares of Common Stock.

  DIVIDENDS. Holders of Class A Common Stock and Class B Common Stock will share in an equal amount per share in any dividend declared by the Board of Directors, subject to any preferential rights of any outstanding Preferred Stock. Dividends consisting of shares of Class A Common Stock and Class B Common Stock may be paid only as follows: (i) shares of Class A Common Stock may be paid only to holders of Class A Common Stock and shares of Class B Common Stock may be paid only to holders of Class B Common Stock and (ii) shares shall be paid proportionally with respect to each outstanding share of Class A Common Stock and Class B Common Stock.

  CONVERSION. Prior to a Tax-Free Spin-Off (as hereinafter defined), each outstanding share of Class B Common Stock is convertible at the holder's option into one share of Class A Common Stock. Additionally, each share of Class B Common Stock shall automatically convert into one share of Class A Common Stock if at any time prior to a Tax-Free Spin-Off the number of outstanding shares of Class B Common Stock owned by BankAmerica or any of its subsidiaries (or a Class B Transferee or any of its subsidiaries) represents less than 30% of the economic ownership represented by the aggregate number of shares of Common Stock then outstanding. Following the occurrence of a Tax-Free Spin-Off, if any, shares of Class B Common Stock shall not be convertible into shares of Class A Common Stock at the option of the holder thereof.

  Except as provided below, any shares of Class B Common Stock transferred to a person other than BankAmerica or any of its subsidiaries shall automatically convert to shares of Class A Common Stock upon such disposition. Prior to a Tax-Free Spin-Off, shares of Class B Common Stock representing more than a 50% economic interest in the Company transferred in a single transaction to one unrelated person (a "Class B Transferee") or among such Class B Transferee and its subsidiaries shall not automatically convert to shares of Class A Common Stock upon such disposition. Any shares of Class B Common Stock retained by BankAmerica following any such transfer of shares of Class B Common Stock to a Class B Transferee shall automatically convert into shares of Class A Common Stock upon such transfer. Shares of Class B Common Stock transferred to stockholders of BankAmerica or of a Class B Transferee in a transaction intended to be on a tax-free basis (a "Tax-Free Spin-Off") under the Internal Revenue Code of 1986 shall not convert to shares of Class A Common Stock upon the occurrence of such Tax-Free Spin-Off.

  Following a Tax-Free Spin-Off, shares of Class B Common Stock shall be transferred as Class B Common Stock; provided, however, that shares of Class B Common Stock shall automatically convert into shares of Class A Common Stock on the fifth anniversary of the Tax-Free Spin-Off, unless prior to such Tax-Free Spin-Off, BankAmerica, or the Class B Transferee, as the case may be, delivers to the Company written advice of counsel reasonably satisfactory to the Company (which shall include BankAmerica's General Tax Counsel) to the effect that (i) such conversion could adversely affect the ability of BankAmerica or the Class B Transferee, as the case may be, to obtain a favorable ruling from the Internal Revenue Service that the distribution would be a Tax-Free Spin-Off or (ii) the Internal Revenue Service has adopted a general non-ruling policy on tax-free spinoffs and that such conversion could adversely affect the status of the transaction as a Tax-Free Spin-Off. If such written advice is received, approval of such conversion shall be submitted to a vote of the holders of the Common Stock as soon as practicable after the fifth anniversary of the Tax-Free Spin-Off, unless BankAmerica or the Class B Transferee, as the case may be, delivers to the Company written advice of counsel reasonably satisfactory to the Company (which shall include BankAmerica's General Tax Counsel) prior to such anniversary that such vote could adversely affect the status of the distribution as a Tax-Free Spin-Off, including the ability to obtain a favorable ruling from the Internal Revenue Service; if such written advice is delivered, such vote shall not be held. Approval of such conversion will require the affirmative vote of the holders of a majority of the shares of both Class A Common Stock and Class B Common Stock present and voting, voting together as a single class, with each share entitled to one vote for such purpose. No assurance can be given that such conversion would be consummated. The foregoing requirements are intended to ensure that tax-free treatment of the Tax-Free Spin-Off is preserved should the Internal Revenue Service challenge such automatic conversion as violating the 80% vote requirement currently required by the Code for a tax-free spin-off.

  OTHER RIGHTS. Upon consummation of the Offerings, all the outstanding shares of Class A Common Stock and Class B Common Stock will be legally issued, fully paid and nonassessable.

  PREFERRED STOCK

  The Board of Directors has the authority, without further action by the stockholders, to issue Preferred Stock in one or more series and to fix the rights, designation, preferences, privileges, limitations, and restrictions thereof, including dividend rights, conversion rights, terms and rights of redemption, liquidation preferences, and sinking fund terms (any or all of which may be greater than the rights of the Common Stock). The Board of Directors, without stockholder approval, can issue shares of Preferred Stock with conversion, voting and other rights which could adversely affect the rights of the holders of shares of Common Stock.

DELAWARE LAW AND CERTAIN CHARTER PROVISIONS

  Control of the Company by BankAmerica, as well as certain statutory provisions of Delaware law and the Company's Certificate of Incorporation and Bylaws, may have the effect of deterring hostile takeovers or delaying or preventing changes in control or changes in management of the Company, including transactions in which stockholders of the Company might otherwise receive a premium over the then current market price for their shares. These provisions include (i) the right of the Board of Directors to issue unissued and unreserved shares of Common Stock without stockholder approval, (ii) the right of the Board of Directors to issue shares of Preferred Stock in one or more series and to designate the number of shares of each such series and the relative rights and preferences of such series, including voting rights (in addition to the voting rights provided by law), whether such shares shall be redeemable and, if so, the terms of redemption without further stockholder approval, and (iii) provisions restricting the ability of stockholders to call a special meeting except upon the request of stockholders representing a majority of the voting power of the entire capital stock of the Company issued and outstanding and entitled to vote at such meeting.

  The Company's Bylaws also contain provisions requiring advance notice to the Company of (i) nominations of candidates for election to the Board of Directors who are not nominated by the Board of Directors and (ii) business to be conducted at the Company's annual meeting of stockholders (other than such business as may be brought by or at the direction of the Board of Directors). Without compliance with these provisions, any such nominations or business may not be considered by the stockholders.

  Further, unless otherwise provided in the certification of incorporation,
Section 203 of the Delaware General Corporation Law ("Section 203") regulates certain transactions incident to or following large accumulations of shares of a Delaware corporation, including those made by tender offers. Section 203 may have the effect of significantly delaying a purchaser's ability to acquire the entire interest sought if such acquisition is not approved by the corporation's board of directors. Pursuant to Section 203, the Company's Certificate of Incorporation contains a provision making such section inapplicable to the Company.

DIRECTOR AND OFFICER LIABILITY AND INDEMNIFICATION

  The Company's Certificate of Incorporation provides that directors of the Company will not be liable for monetary damages in connection with any breach of their fiduciary duties (with certain exceptions).

  Under certain circumstances provided in the Bylaws, the Company will indemnify any director or officer or any former director or officer of the Company or any other corporation or enterprise (if serving at the request of the Company) against expenses, liability and loss (including attorney fees, judgments, fines, ERISA excise taxes or penalties and amounts to be paid in settlement) reasonably incurred or suffered by such person by reason of the fact that he or she is or was such director or officer in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

NEW YORK STOCK EXCHANGE LISTING

  Prior to the date of this Prospectus, there has been no established public trading market for the Common Stock. The Class A Common Stock has been approved for listing on the New York Stock Exchange under the symbol "BPI."

TRANSFER AGENT AND REGISTRAR

  The Company presently intends to use ChaseMellon Shareholder Services, L.L.C. as the Transfer Agent and Registrar for the Class A Common Stock.

                       SHARES AVAILABLE FOR FUTURE SALE

  Upon completion of the Offerings, the Company will have 14,000,000 shares of Class A Common Stock outstanding (16,100,000 shares if the Underwriters' over-allotment options are exercised in full). The 14,000,000 shares sold in the Offerings (16,100,000 shares if the Underwriters' over-allotment options are exercised in full) will be freely tradable without restriction or further registration under the Securities Act, except for any such shares acquired by a Restricted Person. Options and restricted stock grants with respect to approximately 321,000 shares of Class A Common Stock have been awarded by the Company to its executive officers and nonemployee directors effective upon completion of the Offerings. See "Executive Compensation."

  The 30,200,000 shares of Class B Common Stock which are owned indirectly by BankAmerica though its subsidiaries and the 700,000 shares of Class B Common Stock that may be issued in the Asian Acquisitions are subject to a "lock-up" agreement under which BankAmerica has agreed, subject to certain exceptions, not to offer, sell, contract to sell, or otherwise dispose of any shares of Common Stock without the prior written consent of Goldman, Sachs & Co. for a period of 180 days after the date of this Prospectus. See "Underwriting." Shares of Common Stock held by Restricted Persons who are executive officers or directors of the Company are subject to a similar "lock-up" agreement for a period of 180 days after the date of this Prospectus. Following such times, BankAmerica and any such Restricted Person who is an "affiliate," of the Company as such term is defined in Rule 144 under the Securities Act ("Rule 144"), may sell such shares only pursuant to the requirements of Rule 144 or pursuant to an effective registration statement under the Securities Act. Furthermore, the shares held by BankAmerica are "restricted securities" within the meaning of Rule 144.

  In general, under Rule 144, a person (or group of persons whose shares are aggregated) who has beneficially owned for at least two years shares of Common Stock which are treated as "restricted securities," including persons who may be deemed affiliates of the Company, would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock or the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the company. A person who is not deemed to be an affiliate and who has beneficially owned restricted shares for at least two years is entitled to sell such shares to the public without regard to such limitations of Rule 144. Under Rule 144, a Restricted Person who is deemed an affiliate is entitled to sell shares purchased in the Offering subject to the volume, manner of sale and other requirements described above.

  Since no shares of Common Stock were issued prior to October 1996, none of the currently outstanding shares of Common Stock will have been held for two years, or be available for sale under Rule 144, at the date of this Prospectus. However, the Company and BankAmerica have entered into a registration rights agreement which requires the Company to effect a registration statement covering some of all of the shares of Class A Common Stock owned indirectly by BankAmerica, subject to certain terms and conditions. See "Relationship with BankAmerica--Registration Rights Agreement." BankAmerica has informed the Company that it does not currently intend to dispose of any shares of Common Stock held by it. However, sales of substantial amounts of shares in the public market, or the perception that such sales may occur through a registration statement or Rule 144, could adversely affect prevailing market prices for the Class A Common Stock or the Company's ability to raise equity in the future.

                       VALIDITY OF CLASS A COMMON STOCK

  The validity of the Class A Common Stock offered hereby will be passed upon for the Company by Pillsbury Madison & Sutro LLP, San Francisco, California and for the Underwriters by Sullivan & Cromwell, Los Angeles, California.

                                    EXPERTS

  The combined financial statements of BA Merchant Services (predecessor to the Company) at December 31, 1995 and 1994, and for each of the three years ended December 31, 1995, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement (which term shall encompass any amendment thereto) on Form S-1 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are omitted from the Prospectus as permitted by the rules and regulations promulgated by the Commission. For further information with respect to the Company and the Common Stock offered in the Offerings, reference is hereby made to the Registration Statement and the exhibits thereto. Statements made in this Prospectus as to the provisions of any contract, agreement or other document referred to are not necessarily complete. With respect to each such statement as to a contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

  After consummation of the Offerings, the Company will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith will file reports and other information with the Commission. The Registration Statement and the exhibits thereto, as well as any such reports and other information to be filed by the Company with the Commission, may be inspected and copied at the public reference facilities of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

  The Company intends to furnish its stockholders with annual reports containing audited consolidated financial statements and quarterly reports containing unaudited consolidated financial information for the first three quarters of its fiscal year.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
BA MERCHANT SERVICES, INC.
Report of Ernst & Young LLP, Independent Auditors........................  F-2
Combined Balance Sheet as of December 31, 1994 and 1995 and September 30,
 1995 and 1996 (unaudited)...............................................  F-3
Combined Statement of Operations for the three years ended December 31,
 1995, and for the nine months ended September 30, 1995 and 1996
 (unaudited).............................................................  F-4
Combined Statement of Changes in BankAmerica's Equity Interest for the
 three years ended December 31, 1995, and for the nine months ended
 September 30, 1995 and 1996 (unaudited).................................  F-5
Combined Statement of Cash Flows for the three years ended December 31,
 1995, and for the nine months ended September 30, 1995 and 1996
 (unaudited).............................................................  F-6
Notes to Combined Financial Statements...................................  F-7

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors
BA Merchant Services, Inc.

  We have audited the accompanying combined balance sheets as of December 31, 1994 and 1995, of the merchant processing businesses of BankAmerica Corporation (BA Merchant Services, as predecessor to BA Merchant Services, Inc.) as described in Note 1, and the related combined statements of operations, changes in BankAmerica's equity interest, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of BA Merchant Services, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position at December 31, 1994 and 1995, of BA Merchant Services, and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

San Francisco, California
October 11, 1996

                              BA MERCHANT SERVICES

                             COMBINED BALANCE SHEET

                                              DECEMBER 31,      SEPTEMBER 30,
                                            ----------------- -----------------
                                              1994     1995     1995     1996
                                            -------- -------- -------- --------
                                                                 (UNAUDITED)
                                                      (IN THOUSANDS)
                  ASSETS
Current assets:
  Cash..................................... $    906 $    345 $     -- $      1
  Drafts in transit........................   63,722   71,368   65,261   82,667
  Accounts receivable......................   20,593   24,565   22,443   28,967
                                            -------- -------- -------- --------
    Total current assets...................   85,221   96,278   87,704  111,635
Property and equipment, net................   11,346   14,478   13,844   17,066
Other assets...............................    8,677    5,247    6,488    7,141
                                            -------- -------- -------- --------
    Total assets........................... $105,244 $116,003 $108,036 $135,842
                                            ======== ======== ======== ========
   LIABILITIES AND BANKAMERICA'S EQUITY
                  INTEREST
Current liabilities:
  Accounts payable......................... $  1,003 $    134 $     -- $     --
  Merchants payable........................    5,363    5,906    4,616   15,312
                                            -------- -------- -------- --------
    Total current liabilities..............    6,366    6,040    4,616   15,312
Accrued liabilities........................    4,589    4,019    4,060    3,639
Accrued credit card association and
 interchange fees..........................    3,724    3,884    4,463    5,824
Other liabilities..........................    6,535    2,892    6,389    7,995
                                            -------- -------- -------- --------
    Total liabilities......................   21,214   16,835   19,528   32,770
BankAmerica's equity interest..............   84,030   99,168   88,508  103,072
                                            -------- -------- -------- --------
    Total liabilities and BankAmerica's
     equity interest....................... $105,244 $116,003 $108,036 $135,842
                                            ======== ======== ======== ========


                       See notes to financial statements.

                              BA MERCHANT SERVICES

                        COMBINED STATEMENT OF OPERATIONS

                                                                NINE MONTHS
                                   YEAR ENDED DECEMBER 31,  ENDED SEPTEMBER 30,
                                   ------------------------ -------------------
                                    1993    1994     1995     1995      1996
                                   ------- ------- -------- --------- ---------
                                                                (UNAUDITED)
                                                  (IN THOUSANDS)
Net revenue....................... $88,919 $98,143 $109,928 $  80,634 $  92,289
Operating expense (Note 9):
  Salaries and employee benefits..  18,974  20,517   22,338    16,365    18,587
  Data processing and
   communications.................  27,994  24,570   27,815    19,587    20,454
  Depreciation....................   3,652   4,444    6,327     4,564     6,224
  Amortization of intangibles.....   1,493   1,280    1,201       908       820
  Occupancy.......................   2,313   2,270    1,923     1,440     1,413
  General and administrative......   9,809  10,598   12,319    10,077    11,092
  Other...........................   5,267   2,915    2,776     1,727     2,054
                                   ------- ------- -------- --------- ---------
    Total operating expense.......  69,502  66,594   74,699    54,668    60,644
Income from operations............  19,417  31,549   35,229    25,966    31,645
Provision for income taxes........   7,953  13,016   14,573    10,740    13,070
                                   ------- ------- -------- --------- ---------
Net income........................ $11,464 $18,533 $ 20,656 $  15,226 $  18,575
                                   ======= ======= ======== ========= =========




                       See notes to financial statements.

                              BA MERCHANT SERVICES

         COMBINED STATEMENT OF CHANGES IN BANKAMERICA'S EQUITY INTEREST

                                                             NINE MONTHS
                              YEAR ENDED DECEMBER 31,    ENDED SEPTEMBER 30,
                              -------------------------  ---------------------
                               1993     1994     1995      1995        1996
                              -------  -------  -------  ---------  ----------
                                                             (UNAUDITED)
                                             (IN THOUSANDS)
Balance, beginning of
 period...................... $71,898  $70,992  $84,030  $  84,030  $   99,168
  BankAmerica's change in
   funding................... (12,370)  (5,495)  (5,518)   (10,748)    (14,671)
  Net income.................  11,464   18,533   20,656     15,226      18,575
                              -------  -------  -------  ---------  ----------
Balance, end of period....... $70,992  $84,030  $99,168  $  88,508  $  103,072
                              =======  =======  =======  =========  ==========





                       See notes to financial statements.

                              BA MERCHANT SERVICES

                        COMBINED STATEMENT OF CASH FLOWS

                                                              NINE MONTHS
                              YEAR ENDED DECEMBER 31,     ENDED SEPTEMBER 30,
                             ---------------------------  --------------------
                               1993      1994     1995      1995       1996
                             --------  --------  -------  ---------  ---------
                                                              (UNAUDITED)
                                            (IN THOUSANDS)
CASH FLOWS FROM OPERATING
 ACTIVITIES
Net income.................  $ 11,464  $ 18,533  $20,656  $  15,226  $  18,575
Adjustments to net income
 to arrive at cash provided
 by operating activities:
 Depreciation..............     3,652     4,444    6,327      4,564      6,224
 Amortization of
  intangibles..............     1,493     1,280    1,201        908        820
 Provision for (benefit
  from) deferred income
  taxes....................      (205)     (332)    (268)      (197)       173
 Changes in operating
  assets and liabilities:
   (Increase) in drafts in
    transit................    (1,236)  (12,969)  (7,646)    (1,539)   (11,299)
   (Increase) decrease in
    accounts receivable....     4,748    (4,340)  (3,972)    (1,850)    (4,402)
   Increase (decrease) in
    accounts payable.......       --        867     (869)    (1,003)      (134)
   Increase (decrease) in
    merchants payable......       652     2,701      543       (747)     9,406
   Increase (decrease) in
    accrued liabilities....     1,974       193     (570)      (529)      (380)
   Increase (decrease) in
    accrued
    credit card association
    and
    interchange fees.......     1,232       (42)     160        739      1,940
   Other, net..............    (5,476)    2,466   (1,146)     1,332      2,216
                             --------  --------  -------  ---------  ---------
 Net cash provided by
  operating activities.....    18,298    12,801   14,416     16,904     23,139
CASH FLOWS FROM INVESTING
 ACTIVITIES
Purchases of property and
 equipment.................    (5,944)   (7,741)  (9,459)    (7,062)    (8,812)
                             --------  --------  -------  ---------  ---------
 Net cash used by investing
  activities...............    (5,944)   (7,741)  (9,459)    (7,062)    (8,812)
CASH FLOWS FROM FINANCING
 ACTIVITIES
BankAmerica's change in
 funding...................   (12,370)   (5,495)  (5,518)   (10,748)   (14,671)
                             --------  --------  -------  ---------  ---------
 Net cash provided by (used
  for) financing
  activities...............   (12,370)   (5,495)  (5,518)   (10,748)   (14,671)
Increase (decrease) in
 cash......................       (16)     (435)    (561)      (906)      (344)
Cash at beginning of
 period....................     1,357     1,341      906        906        345
                             --------  --------  -------  ---------  ---------
CASH AT END OF PERIOD......  $  1,341  $    906  $   345  $       0  $       1
                             ========  ========  =======  =========  =========
Supplemental disclosure:
 Cash paid to BankAmerica
  for income taxes.........  $  8,158  $ 13,348  $14,841  $  10,937  $  12,897
                             ========  ========  =======  =========  =========

                       See notes to financial statements.

                             BA MERCHANT SERVICES

                    NOTES TO COMBINED FINANCIAL STATEMENTS

(INFORMATION RELATING TO SEPTEMBER 30, 1995 AND 1996 AND THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED)

1. BACKGROUND AND BASIS OF PRESENTATION

  The combined financial statements include the operations and associated assets and liabilities of the United States merchant processing businesses of Bank of America National Trust and Savings Association (the "Bank") and the Seafirst Bank Division of Bank of America NW, National Association ("Seafirst") as if the processing businesses were a separate entity (herein referred to as BA Merchant Services or "BAMS"). The Bank and Seafirst are wholly owned subsidiaries of BankAmerica Corporation ("BankAmerica"). Subject to the approval of various banking regulatory agencies and prior to a proposed initial public offering of shares of Class A Common Stock of BA Merchant Services, Inc. (the "Company"), the Bank and Seafirst will transfer certain assets and liabilities of the United States merchant processing businesses to the Company in consideration for shares of Class B Common Stock. The Company, prior to the public offering, will be a wholly owned subsidiary of the Bank and Seafirst. Prior to October 11, 1996 the Company had no separate legal status or existence.

  References in the Notes to the combined financial statements to BankAmerica shall be deemed to be references to BankAmerica Corporation and its subsidiaries and affiliates, including the Bank and Seafirst, unless the context requires otherwise. The financial statements refer to BankAmerica instead of the Bank or Seafirst as the parent and ultimate owner of the Company.

  The combined financial statements were prepared using BankAmerica's historical basis in assets and liabilities and the historical results of operations. Changes in BankAmerica's equity interest represent the net income of BAMS adjusted for net cash transfers to and from BankAmerica. Additionally, the financial statements include allocations of certain assets (including primarily property and equipment) and expenses relating to the merchant processing businesses to be transferred from BankAmerica. Management believes these allocations are reasonable. Certain of the expenses transferred to BAMS are not necessarily indicative of the costs that would have been incurred if BAMS had performed these functions as a stand-alone entity. Subsequent to the transfer, the Company will perform these functions using its own resources or purchased services (from BankAmerica or other companies) and will be responsible for the costs and expenses associated with the management of a public corporation.

  The combined financial statements included herein may not necessarily reflect the combined results of operations, financial position, changes in BankAmerica's equity interest and cash flows of BAMS in the future or what they would have been as a separate, stand-alone entity during the periods presented. The interim financial information at September 30, 1995 and 1996 and for the nine months ended September 30, 1995 and 1996 is unaudited but, in the opinion of management, includes all adjustments, consisting only of normal recurring accruals, which BAMS considers necessary for a fair presentation of the financial position and results of operations for the interim period. The results of operations for the nine months ended September 30, 1996 are not necessarily indicative of results for the full year.

  NATURE OF OPERATIONS. BAMS provides an array of payment processing and related information products and services to merchants who accept credit, charge and debit cards as payment for goods and services throughout the United States. BAMS is one of the largest processors of merchant credit card transactions and the largest processor of debit card transactions in the United States. BAMS' products and services include the processing of a wide variety of credit, charge and debit card transactions and the provision to merchants of other related information, services and product support.

                             BA MERCHANT SERVICES

         (INFORMATION RELATING TO SEPTEMBER 30, 1995 AND 1996 AND THE
          NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED)

  BAMS provides its products and services to a merchant customer base in a wide variety of industries, including general retailers, restaurants and supermarkets. BAMS' customers are large multi- regional chains, middle market merchants and small merchants that collectively operate from more than 126,000 locations. BAMS' sales force markets its products and services to merchants directly and through the BankAmerica branch network and product distribution system. In addition, BAMS uses agent banks and independent sales organizations ("ISOs") that obtain customers on behalf of BAMS.

  At December 31, 1995, approximately 61% of the merchant locations served by BAMS were located in the State of California and BAMS estimates that approximately 40% of its charge volume processed for the year ended December 31, 1995 was derived from merchant locations in California.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  DRAFTS IN TRANSIT. Drafts in Transit represent those transactions for which merchants have been paid by BAMS, but for which payment has not yet been received from the credit card associations or debit card network. Payment from those entities is generally received within one to three days.

  ACCOUNTS RECEIVABLE. Receivables primarily represent fee income earned under processing agreements with merchants, agent banks, and ISOs.

  PROPERTY AND EQUIPMENT. Property and equipment are carried at cost, net of accumulated depreciation. Depreciation is provided on a straight-line basis over periods ranging from two to seven years for furniture and equipment and three to five years for point of sale terminals.

  MERCHANTS PAYABLE. Merchants payable represents those transactions for which BAMS has been paid, but for which amounts have not yet been remitted to merchants.

  MERCHANT DEPOSITS. Merchant deposits are restricted deposit accounts held at BankAmerica branches whose balances may be used by BAMS to satisfy chargebacks and other disputes. When a credit card is used to initiate a transaction which is disputed by the cardholder, it is the responsibility of the card-accepting processor to see that the merchant resolves the dispute. If the merchant is unable or unwilling to do so, the processor may have to refund the cardholder the purchase price of the disputed transaction. As protection against such liability, BAMS requires certain merchants to maintain restricted deposit accounts in which BAMS has a security interest. Because these deposits are assets and legal liabilities of the respective BankAmerica branches, such deposits do not appear on the balance sheet of BAMS. At September 30, 1996, merchant deposits were approximately $8.7 million.

  NET REVENUE. Net revenue is primarily fees received from merchants related to the processing of transactions (including merchant discount fees), offset by interchange fees payable to credit card issuers and fees payable to credit card associations and debit card networks, and is recorded as services are performed. Net revenue also includes fees earned from the deployment of point of sale terminals.

  PROVISION FOR INCOME TAXES. Historically, BAMS has been included in the consolidated federal, and in certain combined state and local returns filed by BankAmerica. BAMS settled its consolidated and combined tax liabilities by making payments to BankAmerica.

                             BA MERCHANT SERVICES

         (INFORMATION RELATING TO SEPTEMBER 30, 1995 AND 1996 AND THE
          NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED)

  Prospectively, the Company will file a separate federal and certain state and local tax returns according to the taxable activity of its operations. The Company will be included in certain state consolidated and combined tax returns filed by BankAmerica.

  In accordance with BankAmerica's tax allocation policy, income tax provision and related tax liabilities and assets for BAMS have been, and, for the Company, will continue to be determined as though BAMS (or, prospectively, the Company) had filed separate tax returns. If BAMS (or, prospectively, the Company) cannot fully recognize all of its deferred tax assets on a separate return basis, BAMS (or, prospectively, the Company) will recognize additional deferred tax assets to the extent they are expected to be realized by the consolidated or combined group. Tax payments related to excess losses or tax credits will be received by BAMS (or, prospectively, the Company) if these deductions and credits are utilized in the consolidated and combined returns.

  BAMS adopted SFAS No. 109, "Accounting for Income Taxes" on January 1, 1993. SFAS No. 109 mandates the use of the liability method of accounting for income taxes. Under the liability method, deferred tax assets and liabilities are recognized for the expected future tax consequences of existing differences between financial reporting and tax reporting bases of assets and liabilities, as well as for operating losses and tax credit carryforwards, using enacted tax laws and rates. Deferred tax expense represents the net change in the deferred tax asset or liability balance during the year. This amount, together with income taxes currently payable or refundable for the current year, represents the total income tax expense for the year.

  CONCENTRATION OF CREDIT RISK. Financial instruments that potentially subject BAMS to concentrations of credit risk consist primarily of drafts in transit and accounts receivable.

  IDENTIFIABLE INTANGIBLE ASSETS. Included in other assets are certain identifiable intangible assets related to customer base acquisitions and a 1992 buyout of a noncompete agreement. These assets are being amortized on a straight-line basis over a five to eight year period corresponding to the life of the buyout agreement and the estimated period of benefit related to the customer bases acquired.

  USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS. The preparation of the combined financial statements of BAMS requires management to make estimates and assumptions that affect reported amounts. These estimates are based on information available as of the date of the financial statements. Therefore, actual results could differ from those estimates.

  EARNINGS PER COMMON SHARE. Historical earnings per share have not been presented because they would not be meaningful. BAMS had no common stock outstanding as of September 30, 1995 and 1996 and December 31, 1993, 1994 or 1995.

3. IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

  IMPAIRMENT OF LONG-LIVED ASSETS. Effective January 1, 1996, BAMS adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." This standard requires that long-lived assets and certain identifiable intangibles held and used by an

                             BA MERCHANT SERVICES

         (INFORMATION RELATING TO SEPTEMBER 30, 1995 AND 1996 AND THE
          NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED)

entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The adoption of the standard did not materially impact BAMS' combined results of operations, financial condition or cash flows because this was essentially the method BAMS used in the past to measure and record asset impairments.

  STOCK-BASED COMPENSATION. In 1995, the Financial Accounting Standards Board released SFAS No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). This standard provides an alternative to APB Opinion No. 25 and is effective for fiscal years beginning after December 15, 1995. BAMS expects to account for its employee stock plans in accordance with the provisions of APB Opinion No. 25, and follow the pro forma net income and earnings per share disclosure requirements set forth in SFAS 123. Accordingly, SFAS 123 is not expected to have a material impact on BAMS' combined financial position, results of operations or cash flows.

4. PROPERTY AND EQUIPMENT

  The following is a summary of property and equipment:

                                                 DECEMBER 31,    SEPTEMBER 30,
                                                --------------- ---------------
                                                 1994    1995    1995    1996
                                                ------- ------- ------- -------
                                                                  (UNAUDITED)
                                                        (IN THOUSANDS)
Furniture and equipment........................ $ 2,892 $ 3,180 $ 3,078 $ 3,656
Payment processing terminals...................  25,570  34,174  32,202  41,759
                                                ------- ------- ------- -------
                                                 28,462  37,354  35,280  45,415
Less: Accumulated depreciation.................  17,116  22,876  21,436  28,349
                                                ------- ------- ------- -------
                                                $11,346 $14,478 $13,844 $17,066
                                                ======= ======= ======= =======

5. INCOME TAXES

  The significant components of the provision for (benefit from) income taxes are as follows:

                                                               NINE MONTHS
                               YEAR ENDED DECEMBER 31,     ENDED SEPTEMBER 30,
                              ---------------------------  --------------------
                               1993      1994      1995      1995       1996
                              -------  --------  --------  ---------  ---------
                                                               (UNAUDITED)
                                             (IN THOUSANDS)
Current:
  Federal.................... $ 6,325  $ 10,376  $ 11,431  $   8,424  $   9,879
  State and local............   1,833     2,972     3,410      2,513      3,018
                              -------  --------  --------  ---------  ---------
                                8,158    13,348    14,841     10,937     12,897
Deferred:
  Federal....................    (190)     (345)     (240)      (177)       164
  State and local............     (15)       13       (28)       (20)         9
                              -------  --------  --------  ---------  ---------
                                 (205)     (332)     (268)      (197)       173
                              -------  --------  --------  ---------  ---------
Total........................ $ 7,953  $ 13,016  $ 14,573  $  10,740  $  13,070
                              =======  ========  ========  =========  =========
Effective tax rate...........    41.0%     41.3%     41.4%      41.4%      41.3%
                              =======  ========  ========  =========  =========

                             BA MERCHANT SERVICES

         (INFORMATION RELATING TO SEPTEMBER 30, 1995 AND 1996 AND THE
          NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED)


  BAMS' provision for income taxes differs from amounts computed by applying the federal statutory tax rate of 35% due to state income taxes.

  The significant components of BAMS' deferred income tax assets and liabilities are shown below:

                                                 DECEMBER 31,    SEPTEMBER 30,
                                                 --------------  --------------
                                                  1994    1995    1995    1996
                                                 ------  ------  ------  ------
                                                                  (UNAUDITED)
                                                       (IN THOUSANDS)
Deferred income tax assets:
  Accrued expenses.............................. $1,624  $1,217  $1,325  $  805
  State taxes...................................  1,012   1,155   1,118   1,021
                                                 ------  ------  ------  ------
Total deferred income tax assets................  2,636   2,372   2,443   1,826
Deferred income tax liabilities:
  Identifiable intangible assets................ (1,243)   (711)   (852)   (338)
                                                 ------  ------  ------  ------
Total deferred income tax liabilities........... (1,243)   (711)   (852)   (338)
                                                 ------  ------  ------  ------
Net deferred income tax assets.................. $1,393  $1,661  $1,591  $1,488
                                                 ======  ======  ======  ======

  Management believes that BAMS will fully realize its total deferred income tax assets based upon its total deferred income tax liabilities and its current level of operating income. Accordingly, no valuation allowance was established for any reporting period presented.

6. EMPLOYEE BENEFIT PLANS

  BAMS has participated in defined benefit pension plans, defined contribution plans, welfare benefit plans, and post-retirement and post-employment plans sponsored by BankAmerica which cover substantially all salaried employees of BAMS. BAMS receives a monthly allocated charge from BankAmerica for its share of pension costs in an amount equivalent to the employer expense of the employee benefit plans, health and dental insurance plans, workers' compensation insurance, and other compensation-related expenses for its employees participating in the plan. Employee benefits costs incurred by BAMS are calculated by applying a benefit factor percentage, as determined by BankAmerica, against employee base salaries for the defined benefit pension plan and defined contribution plans and as a per employee charge for welfare benefits. For the years ended December 31, 1993, 1994, and 1995, and the nine months ended September 30, 1995 and 1996, BAMS incurred a total expense of $2,423,000, $2,598,000, $2,846,000, $2,083,000, and $2,831,000, respectively, for its share of retirement and welfare plan expenses.

  DEFINED BENEFIT PLANS. Eligible salaried employees of BAMS are covered under the BankAmeraccount Plan, which is a defined benefit cash balance plan. Prior to January 1, 1996, certain BAMS employees were covered by the Seafirst Corporation Retirement Plan, a final average pay defined benefit plan. Effective December 31, 1995, the Seafirst Plan was merged into the BankAmeraccount Plan; however, the Seafirst plan benefit formula continued to apply to employees covered by that plan until April 1, 1996.

                             BA MERCHANT SERVICES

         (INFORMATION RELATING TO SEPTEMBER 30, 1995 AND 1996 AND THE
          NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED)


  Benefits are based on the employees' length of service, level of compensation and, in the case of the BankAmeraccount Plan, a specified interest rate (7.25%, 8.5% and 6.5% for the years ending December 31, 1993, 1994 and 1995, respectively). Contributions are made by BAMS to BankAmerica based on actuarial computations of the amount sufficient to fund the current service cost plus amortization of the unfunded actuarial accrued liability. Contributions are determined in accordance with Internal Revenue Service funding requirements and are invested in diversified portfolios, including fixed income and equity investments.

  The statement of operations includes $155,000, $269,000, $261,000, $192,000 and $613,000 for contributions to the plans for the years ended December 31, 1993, 1994, and 1995, and the nine months ended September 30, 1995, and 1996, respectively.

  DEFINED CONTRIBUTION PLANS. The majority of salaried employees of BAMS participate in the BankAmerishare Plan. This defined contribution plan provides tax-deferred investment opportunities to salaried employees who have completed the required length of service. Employees may contribute to the plan up to certain limits prescribed by the Internal Revenue Service. A portion of these contributions is matched by BAMS. Contributions are invested at the direction of the participant. Prior to April 1, 1996, certain BAMS employees participated in the Seafirst Corporation Employee Matched Savings Plan, also a defined contribution plan with matching employer contributions. Effective April 1, 1996, the Seafirst plan was merged into and replaced by the BankAmerishare Plan.

  The statement of operations includes contributions to the plans of $451,000, $470,000, $581,000, $429,000 and $485,000 for the years ended December 31,
1993, 1994 and 1995, and the nine months ended September 30, 1995 and 1996, respectively.

  AMENDMENTS TO THE BANKAMERACCOUNT PLAN AND THE BANKAMERISHARE
PLAN. Effective January 1, 1996, the BankAmeraccount Plan and the BankAmerishare Plan were amended to provide an enhanced level of benefits to employees. Management estimates that these amendments could increase BAMS' benefit expense in future periods by approximately $290,000 to $360,000 per year. Also effective January 1, 1996, the name of the BankAmeraccount Plan was changed to BankAmerica Pension Plan while the name of the BankAmerishare Plan was changed to BankAmerica 401(k) Investment Plan.

  POST-RETIREMENT HEALTH CARE AND LIFE INSURANCE BENEFITS. Currently, BAMS provides certain defined health care and life insurance benefits under plans for certain retired employees sponsored by BankAmerica. Retiree health care benefits are offered under self-insured arrangements, as well as through various health maintenance organizations. Retiree life insurance benefits are provided through an insurance company. BankAmerica allocates the cost of post-retirement benefits to BAMS as part of a per employee charge for welfare benefits. That charge is periodically reviewed and evaluated. The retiree's share is the remainder of the cost for the given coverage. BankAmerica's policy is to fund the cost of medical benefits in amounts determined at the discretion of management. Employer contributions are invested in diversified portfolios, including fixed income and equity investments.

  The statement of operations includes contributions to the plans of $398,000, $411,000, $426,000, $314,000 and $309,000 for the years ended December 31,
1993, 1994 and 1995, and the nine months ended September 30, 1995 and 1996, respectively.

                             BA MERCHANT SERVICES

         (INFORMATION RELATING TO SEPTEMBER 30, 1995 AND 1996 AND THE
          NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED)


  MANAGEMENT STOCK PLANS. Certain employees of BAMS have received restricted stock and stock options under BankAmerica's management stock plans. Those employees may elect to exchange their BankAmerica stock options for the Company's options at a future date. If such an exchange occurs, the Company will incur compensation expense estimated to be approximately $2.6 million based on stock prices at September 30, 1996. Company employees will not be included in future grants under the BankAmerica management stock plans. The Company will offer shares of its Class A Common Stock to certain key employees under the Company's Long-Term Incentive Plan. The Company also intends to develop stock plans for participation by other employees.

7. COMMITMENTS

  BAMS has contractual agreements with third parties to receive merchant data processing services and data processing and card transactions services. Included in these contracts is a third party providing the primary processing service to BAMS and with whom BAMS has a long-term contract which expires in 2001. Future commitments under this contract are unknown as payment amounts vary with volumes processed.

8. LEGAL CONTINGENCIES

  Due to the nature of its business, BAMS is subject to various threatened or filed legal actions. Although the amount of the ultimate exposure, if any, cannot be determined at this time, BAMS, based upon the advice of counsel, does not expect the final outcome of threatened or filed suits to have a material adverse effect on its financial position or results of operations.

9. RELATED PARTIES

  BAMS and BankAmerica engage in various intercompany transactions and arrangements including the provision by BankAmerica of various services to BAMS. Such services are currently provided pursuant to various intercompany arrangements which, among other things, grant to BAMS a license to use the Bank of America name and certain trademarks and services marks in connection with BAMS' business.

  Other services provided under the intercompany arrangements are certain product distribution services, direct access processing services, direct access marketing services, system support services, association and network sponsorship and representation in the Visa(R) and MasterCard(R) associations, telecommunications services, tax and treasury services, regulatory and corporate, legal, accounting and audit services and other miscellaneous support and administrative services. Fees paid for these services were approximately $7.5 million, $7.5 million, $7.7 million, $4.3 million and $5.6 million, for the years ended December 31, 1993, 1994, and 1995, and the nine months ended September 30, 1995 and 1996, respectively.

  As part of the intercompany arrangements, BAMS paid BankAmerica total rental expense of approximately $2.3 million, $2.3 million, and $1.9 million, for the years ended December 31, 1993, 1994, and 1995, and $1.4 million and $1.3 million for the nine months ended September 30, 1995 and 1996, respectively. In addition, BAMS paid BankAmerica $8.2 million, $13.3 million and $14.8 million for the years ended December 31, 1993, 1994 and 1995, and $10.9 million and $12.9 million for the nine months ended September 30, 1995 and 1996 under the tax allocation arrangements.

                             BA MERCHANT SERVICES

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONCLUDED)

         (INFORMATION RELATING TO SEPTEMBER 30, 1995 AND 1996 AND THE
          NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED)


  BAMS believes that the cost of services provided under the intercompany arrangements are not materially different from the costs that would have been incurred if BAMS was unaffiliated with BankAmerica. In connection with the initial public offering, the Company intends to enter into certain intercompany agreements with BankAmerica for the provision of services previously described. BAMS believes the cost of these services under the intercompany agreements will not result in materially different costs from those that were incurred historically.

10. POTENTIAL SALE OF COMMON STOCK

  At October 11, 1996, the authorized capital stock of the Company consists of 200 million shares of Class A Common Stock, 50 million shares of Class B Common Stock and 10 million shares of Preferred Stock, each of which has a par value of $.01 per share. None of the Class A Common Stock and Preferred Stock is outstanding at October 11, 1996.

  The Company has announced that it intends to offer for sale up to
16.1 million shares of its Class A Common Stock in an underwritten public offering.

                                 UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement, the Company has agreed to sell to each of the U.S. Underwriters named below, and each of such U.S. Underwriters, for whom Goldman, Sachs & Co., Montgomery Securities and Salomon Brothers Inc are acting as representatives, has severally agreed to purchase from the Company, the respective number of shares of Class A Common Stock set forth opposite its name below:

                                                                   NUMBER OF
                                                               SHARES OF CLASS A
      UNDERWRITER                                                COMMON STOCK
      -----------                                              -----------------
   Goldman, Sachs & Co. ......................................     2,728,334
   Montgomery Securities......................................     2,728,333
   Salomon Brothers Inc ......................................     2,728,333
   Robert W. Baird & Co. Incorporated.........................       115,000
   Sanford C. Bernstein & Co., Inc. ..........................       220,000
   Alex, Brown & Sons Incorporated............................       220,000
   Chase Securities Inc. .....................................       220,000
   Cowen & Company............................................       115,000
   Dain Bosworth Incorporated.................................       115,000
   Dean Witter Reynolds Inc. .................................       220,000
   A.G. Edwards & Sons, Inc. .................................       220,000
   Furman Selz LLC............................................       115,000
   Gerard Klauer Mattison & Co., LLC..........................       115,000
   Janney Montgomery Scott Inc. ..............................       115,000
   Edward D. Jones & Co., L.P. ...............................       115,000
   Legg Mason Wood Walker Incorporated........................       115,000
   J.P. Morgan Securities Inc. ...............................       220,000
   Morgan Stanley & Co. Incorporated..........................       220,000
   Robertson, Stephens & Company LLC..........................       220,000
   Wasserstein Perella Securities, Inc. ......................       220,000
   Wheat First Butcher Singer.................................       115,000
                                                                  ----------
     Total....................................................    11,200,000
                                                                  ==========

  Under the terms and conditions of the Underwriting Agreement, the U.S. Underwriters are committed to take and pay for all of the shares offered hereby, if any are taken.

  The U.S. Underwriters propose to offer the shares of Class A Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus and in part to certain securities dealers at such price less a concession of $0.53 per share. The U.S. Underwriters may allow, and such dealers may reallow, a concession not in excess of $0.10 per share to certain brokers and dealers. After the shares of Class A Common Stock are released for sale to the public, the offering price and other selling terms may from time to time be varied by the representatives.

  The Company and BankAmerica have entered into an underwriting agreement (the "International Underwriting Agreement") with the underwriters of the International Offering (the "International Underwriters") providing for the concurrent offer and sale of 2,800,000 shares of Class A Common Stock in an international offering outside the United States. The initial public offering price and underwriting discount per share are identical for both Offerings. The closing of the offering made hereby is a condition to the closing of the International Offering, and vice versa. The managers of the International Underwriters are Goldman Sachs International, Montgomery Securities and Salomon Brothers International Limited.

  Pursuant to an Agreement between the U.S. and International Underwriting Syndicates (the "Agreement Between") relating to the two Offerings, each of the U.S. Underwriters named herein has agreed that, as a part of the U.S. Offering and subject to certain exceptions, it will offer, sell or deliver the shares of Class A Common Stock, directly or indirectly, only in the United States and to U.S. persons. Each of the International Underwriters has agreed pursuant to the Agreement Between that, as a part of the distribution of the shares offered hereby and subject to certain exceptions, it will (i) not, directly or indirectly, offer, sell or deliver shares of Class A Common Stock
(a) in the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction (the "United States") or to any U.S. persons, which term shall mean, for purposes of this paragraph; (x) any individual who is a resident of the United States or (y) any corporation, partnership or other entity organized in or under the laws of the United States of any political subdivision thereof and whose office most directly involved with the purchase is located in the United States, or (b) to any person whom it believes intends to reoffer, resell or deliver the shares in the United States or to any U.S. persons, and (ii) cause any dealer to whom it may sell such shares at any concession to agree to observe a similar restriction.

  Pursuant to the Agreement Between, sales may be made between the U.S. Underwriters and the International Underwriters of such number of shares of Class A Common Stock as may be mutually agreed. The price of any shares so sold shall be the initial public offering price, less than an amount not greater than the selling concession.

  The Company has granted the U.S. Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase up to an aggregate of 1,680,000 additional shares of Class A Common Stock solely to cover over-allotments, if any. If the U.S. Underwriters exercise their over-allotment option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of them, as shown in the foregoing table, bears to the 11,200,000 shares of Class A Common Stock offered. The Company has granted the International Underwriters a similar option to purchase up to an aggregate of 420,000 additional shares of Class A Common Stock.

  The Company, BankAmerica and certain officers and directors of the Company have agreed that, during the period beginning from the date of this Prospectus and continuing to and including the date 180 days after the date of this Prospectus, they will not offer, sell, contract to sell or otherwise dispose of any securities of the Company (other than pursuant to employee or director stock option or benefit plans existing, or on the conversion or exchange of convertible or exchangeable securities outstanding, on the date of this Prospectus or pursuant to one or more business combinations where the aggregate value of the securities issued does not exceed $20 million) which are substantially similar to the shares of Common Stock or which are convertible or exchangeable into securities which are substantially similar to the shares of the Common Stock without the prior written consent of Goldman, Sachs & Co., except for the shares of Class A Common Stock offered in connection with the Offerings.

  The representatives of the Underwriters have informed the Company that they do not expect sales to accounts over which the Underwriters exercise discretionary authority to exceed five percent of the total number of shares of Class A Common Stock offered by them.

  Prior to the Offerings, there has been no public market for the shares of Class A Common Stock. The initial public offering price was negotiated among the Company and the representatives. Among the factors considered in determining the initial public offering price of the Common Stock, in addition to prevailing market conditions, were the Company's historical performance, estimates of the business potential and earnings prospects of the Company, an assessment of the Company's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

  The Class A Common Stock has been approved for listing on the New York Stock Exchange under the symbol "BPI." In order to meet one of the requirements for listing the Class A Common Stock on the New York Stock Exchange, the Underwriters have undertaken to sell lots of 100 or more shares to a minimum of 2,000 beneficial holders.

  This Prospectus may be used by underwriters and dealers in connection with offers and sales of the Class A Common Stock, including shares initially sold in the International Offering, to persons located in the United States.

  The Company and BankAmerica have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

                         [RECYCLE LOGO APPEARS HERE]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                ----------------
                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................  10
Use of Proceeds..........................................................  16
Dividend Policy..........................................................  16
Dilution.................................................................  17
Capitalization...........................................................  18
Pro Forma Combined Balance Sheet.........................................  19
Selected Combined Financial and Other Data...............................  20
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  21
Business.................................................................  28
Management...............................................................  54
Executive Compensation...................................................  56
Security Ownership of Principal Stockholder and Management...............  63
Relationship with BankAmerica............................................  65
Description of Capital Stock.............................................  71
Shares Available for Future Sale.........................................  74
Validity of Class A Common Stock.........................................  75
Experts..................................................................  75
Additional Information...................................................  75
Index to Financial Statements............................................ F-1
Underwriting............................................................. U-1

                                ----------------

 THROUGH AND INCLUDING JANUARY 12, 1997 (THE 25TH DAY AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

--------------------------------------------------------------------------------
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--------------------------------------------------------------------------------
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                               14,000,000 SHARES


                [BA MERCHANT SERVICES, INC. LOGO APPEARS HERE]


                              CLASS A COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)

                                ----------------

                                   PROSPECTUS

                                ----------------

                              GOLDMAN, SACHS & CO.

                             MONTGOMERY SECURITIES

                              SALOMON BROTHERS INC

                      REPRESENTATIVES OF THE UNDERWRITERS

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